    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 31, 1997


                                                      REGISTRATION NO. 333-17769
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ---------------------

                                AMENDMENT NO. 3

                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             ---------------------
                              ILEX ONCOLOGY, INC.
             (Exact name of registrant as specified in its charter)

             DELAWARE                              8071                             74-2699185
 (State or other jurisdiction of       (Primary Standard Industrial              (I.R.S. Employer
  incorporation or organization)       Classification Code Number)             Identification No.)
                                                                        RICHARD L. LOVE
                                                             PRESIDENT AND CHIEF EXECUTIVE OFFICER
            11550 IH-10 WEST, SUITE 300                               ILEX ONCOLOGY, INC.
              SAN ANTONIO, TEXAS 78230                            11550 IH-10 WEST, SUITE 300
                   (210) 949-8200                                   SAN ANTONIO, TEXAS 78230
(Address, including zip code, and telephone number,                      (210) 949-8200
    including area code, of registrant's principal    (Name and address, including zip code, and telephone
                 executive offices)                    number, including area code, of agent for service)

                             ---------------------

                                   Copies to:

              PHILLIP M. RENFRO, ESQ.                             GEORGE W. BILICIC, JR., ESQ.
            FULBRIGHT & JAWORSKI L.L.P.                             CRAVATH, SWAINE & MOORE
           300 CONVENT STREET, SUITE 2200                              825 EIGHTH AVENUE
              SAN ANTONIO, TEXAS 78205                              NEW YORK, NEW YORK 10019
                   (210) 224-5575                                        (212) 474-1000

                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              ILEX ONCOLOGY, INC.

                             CROSS REFERENCE SHEET

             FORM S-1 ITEM NUMBER AND CAPTION                      LOCATION IN PROSPECTUS
             --------------------------------                      ----------------------
 1.  Forepart of the Registration Statement and
       Outside Front Cover Page of Prospectus.........  Cover Page of Registration Statement;
                                                          Cross-Reference Sheet; Outside Front Cover
                                                          Page of Prospectus
 2.  Inside Front and Outside Back Cover Pages of
       Prospectus.....................................  Inside Front and Outside Back Cover Pages of
                                                          Prospectus
 3.  Summary Information, Risk Factors and Ratio of
       Earnings to Fixed Charges......................  Prospectus Summary; Risk Factors; Selected
                                                          Financial Data
 4.  Use of Proceeds..................................  Use of Proceeds
 5.  Determination of Offering Price..................  Outside Front Cover Page of Prospectus;
                                                          Underwriting
 6.  Dilution.........................................  Risk Factors; Dilution
 7.  Selling Security Holders.........................  *
 8.  Plan of Distribution.............................  Outside Front Cover Page of Prospectus;
                                                          Underwriting
 9.  Description of Securities to be Registered.......  Outside Front Cover Page of Prospectus;
                                                          Dividend Policy; Description of Capital
                                                          Stock
10.  Interest of Named Experts and Counsel............  Legal Matters; Experts
11.  Information with Respect to the Registrant.......  Prospectus Summary; Risk Factors; Dividend
                                                          Policy; Capitalization; Selected Financial
                                                          Data; Management's Discussion and Analysis
                                                          of Financial Condition and Results of
                                                          Operations; Business; Management; Principal
                                                          Stockholders; Description of Capital Stock;
                                                          Certain Transactions; Shares Eligible for
                                                          Future Sale; Financial Statements
12.  Disclosure of Commission Position on
       Indemnification for Securities Act
       Liabilities....................................  Management

---------------

* Not applicable.

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                             SUBJECT TO COMPLETION

                                JANUARY 31, 1997


PROSPECTUS

2,500,000 SHARES

ILEX ONCOLOGY, INC.
                                                                            LOGO
COMMON STOCK
($.01 PAR VALUE)

All of the 2,500,000 shares of Common Stock, $.01 par value (the "Common Stock"), being offered hereby (the "Shares") are being issued and sold by ILEX Oncology, Inc. ("ILEX" or the "Company"). It is anticipated that the initial public offering price will be between $11.00 and $13.00 per share. Prior to this offering, there has been no public market for the Common Stock of the Company. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price.

The Company's Common Stock has been approved for listing on the Nasdaq National Market under the trading symbol "ILXO."

SEE "RISK FACTORS" COMMENCING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------

                                               PRICE TO               UNDERWRITING           PROCEEDS TO
                                               PUBLIC                 DISCOUNT               COMPANY(1)
Per Share....................................  $                      $                      $
Total(2).....................................  $                      $                      $
-------------------------------------------------------------------------------------------------------------------

(1) Before deducting expenses of the offering payable by the Company estimated at $600,000.
(2) The Company has granted the Underwriters a 30-day option to purchase up to an aggregate of 375,000 additional shares of Common Stock at the Price to Public, less the Underwriting Discount, solely to cover over-allotments, if any. If the Underwriters exercise such option in full, the total Price to
    Public, Underwriting Discount and Proceeds to Company will be $        ,
    $        and $        , respectively. See "Underwriting."

The Shares are offered subject to receipt and acceptance by the Underwriters, to prior sale and to the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Shares will be made at the office of Salomon Brothers
Inc, Seven World Trade Center, New York, New York, or through the facilities of The Depository Trust
Company, on or about             , 1997.

SALOMON BROTHERS INC
                              COWEN & COMPANY
                                                     SMITH BARNEY INC.

The date of this Prospectus is             , 1997.

     ILEX Oncology, Inc. is a drug development company focused on the development, manufacture and regulatory approval of oncology drugs.


      [Picture of a physician and child]                [Picture of two individuals]


The American Cancer Society estimates one in    The best way to cure cancer is not to get it
three Americans will be diagnosed with          in the first place.
  cancer in their lifetime.


                                   Treatment

                                  ILEX Prevention

                           Contract Research Services

                   ILEX's Full Range of Development Services
                            [Table showing services]

          Preclinical Pharmacology                        Phase I Clinical Trials
                Formulation                               Phase II Clinical Trials
          Synthesis/Sale-up (GMP)                             NDA Preparation
                 Toxicology                                     FDA Approval
              IND Preparation


MOST OF THE COMPANY'S COMPOUNDS ARE CURRENTLY UNDERGOING CLINICAL TRIALS WHILE OTHERS ARE IN PRECLINICAL DEVELOPMENT. TO DATE, THE COMPANY HAS NOT COMPLETED THE DEVELOPMENT, OR GENERATED REVENUES FROM SALES, OF ANY PRODUCTS, AND FDA APPROVAL WILL BE REQUIRED BEFORE SUCH PRODUCTS CAN BECOME COMMERCIALLY AVAILABLE.


IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE OVER-THE-COUNTER MARKET (INCLUDING THE NASDAQ NATIONAL MARKET) OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

ILEX(TM) IS A TRADEMARK OF THE COMPANY. TRADEMARKS OF OTHERS ARE ALSO REFERRED TO IN THIS PROSPECTUS.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements including the notes thereto contained elsewhere in this Prospectus. Investors should carefully consider the information set forth under the heading "Risk Factors." In this Prospectus, the term "Company" or "ILEX" refers to ILEX Oncology, Inc. Except as otherwise indicated, all information in this Prospectus (i) assumes the conversion of all outstanding shares of convertible preferred stock of the Company ("Convertible Preferred Stock") into Common Stock upon consummation of this offering, (ii) reflects an approximate 1-for-1.752 reverse stock split (the "Reverse Stock Split") of the outstanding Common Stock effective immediately prior to the effective date of the Registration Statement of which this Prospectus is a part and (iii) assumes no exercise of the Underwriters' over-allotment option. See "Capitalization," "Description of Capital Stock" and "Underwriting."

                                  THE COMPANY

     ILEX is a drug development company focused exclusively on oncology. The Company uses its expertise in the identification, development, manufacturing and regulatory approval process of oncology drugs to (i) develop cancer treatment products, (ii) develop products for the prevention of cancer ("chemoprevention") and (iii) provide contract research services to pharmaceutical and biotechnology companies. ILEX's objective is to be a leading worldwide oncology drug development company. The Company has nine cancer treatment compounds under development, including five in Phase II or Phase III clinical trials. In October 1996, ILEX submitted a New Drug Application ("NDA") to the Food and Drug Administration ("FDA") seeking accelerated marketing approval for mitoguazone ("MGBG") as a treatment for patients with AIDS-related non-Hodgkin's lymphoma who have failed an initial treatment regimen ("second-line treatment"). Additionally, ILEX has two chemoprevention compounds under development. Consistent with its strategy, the Company has established worldwide development and marketing collaborations ("collaborative arrangements") with Sanofi S.A. ("Sanofi"), Janssen Pharmaceutica N.V., a subsidiary of Johnson & Johnson ("Janssen"), and MGI Pharma, Inc. ("MGI Pharma") for certain of its compounds. In addition to its proprietary product development programs, the Company offers contract research organization ("CRO") services to both the pharmaceutical and biotechnology industries. ILEX believes it is currently the only full-service provider of contract research services focused exclusively on oncology.

     Oncology represents a significant market opportunity. The American Cancer Society estimates that over 1.3 million new cases of cancer will be diagnosed and approximately 550,000 cancer deaths, representing approximately 25% of all projected deaths, will occur in the United States in 1996. Cancer is the second leading cause of death in the United States and over 10 million people alive today have a history of cancer. The worldwide oncology drug market was estimated at approximately $5.6 billion in 1995 and is projected to total approximately $9 billion by the year 2000. While recent data suggests that overall cancer death rates have declined since 1990, primarily due to an overall reduction in lung cancer deaths, the death rates resulting from several cancers are still rising, including non-Hodgkin's lymphoma, pancreatic cancer, multiple myeloma and chronic leukemia. Moreover, the incidence of cancer increases dramatically with age, with approximately 80% of cancers diagnosed in the United States occurring in people the age of 55 and over. Specifically, people over the age of 65 have, on average, a ten times greater risk of dying from cancer than those in the under-65 population. Therefore, since the over-65 population is one of the fastest growing age groups in the United States, it is expected that there will be an increased need for oncology products. Additionally, due to the life-threatening nature of cancer, the FDA has announced procedures for accelerating the approval of oncology agents, thereby reducing the amount of time required to bring such agents to market. The Company believes that the increasing demand for oncology products and the acceleration of the oncology product approval process by the FDA creates a unique opportunity for the Company to use its expertise in oncology drug development.

     ILEX was formed by The Cancer Therapy and Research Foundation of South Texas ("CTRC") in December 1993 for the purpose of conducting certain advanced drug development programs and pursuing commercial opportunities which were not within the scope of CTRC's tax-exempt purpose. CTRC is a non-profit organization, which, in conjunction with the University of Texas Health Science Center at San Antonio ("UTHSCSA"), is a National Cancer Institute ("NCI") designated Comprehen-sive Cancer Center and one of the leading organizations in the United States conducting clinical testing of oncology drugs. CTRC and its research subsidiary, CTRC Research Foundation ("CTRC Research") and certain related entities have had some level of participation in the clinical development of a majority of the oncology drugs approved for marketing over the past 10 years. The Company contracts with CTRC Research for laboratory studies, clinical research and advisory services. Because of the Company's established relationship with, and geographical proximity to, CTRC Research, ILEX is able to obtain prompt feedback regarding the safety and efficacy of its compounds. Pharmaceutical companies seeking assistance from CTRC Research often find it cost-effective to engage ILEX to monitor studies conducted at CTRC Research. In addition, ILEX has an option to license certain drug discoveries arising from research programs conducted at CTRC Research. Although CTRC Research currently owns approximately 30.3% of the outstanding shares of capital stock of the Company and will own approximately 23.8% upon the closing of this offering, CTRC Research is an independent entity that neither ILEX nor its management controls. See
"Business -- Relationship with CTRC."


     ILEX's objective is to be a leading worldwide oncology drug development company. The Company believes that its approach of developing proprietary products for cancer treatment and chemoprevention combined with providing contract research services to pharmaceutical and biotechnology companies will generate revenues in the near term and diversify risk, while developing a portfolio of proprietary products with significant long-term potential. The Company's strategy consists of the following elements: (i) focusing on the expanding cancer market; (ii) using its expertise to identify and license from others ("in-license") compounds in later stages of development; (iii) developing chemoprevention products; (iv) forming strategic collaborations with corporate partners ("collaborative partners"); and (v) offering a full range of oncology product development and manufacturing services.


     ILEX has submitted an NDA to the FDA seeking accelerated marketing approval for MGBG as a second-line treatment for patients with AIDS-related non-Hodgkin's lymphoma. The Company, in collaboration with Sanofi, plans to expand the potential uses of MGBG by conducting clinical trials in patients with other non-Hodgkin's lymphomas, Hodgkin's disease and pancreatic cancer. There can be no assurance, however, that MGBG will receive FDA approval on a timely basis, if at all, be commercially viable or achieve market acceptance. ILEX has established a worldwide development and marketing collaboration with Sanofi for MGBG. In addition, the Company has established a worldwide development and marketing collaboration with Janssen for crisnatol mesylate ("Crisnatol"), which is in Phase III clinical trials for treatment of patients with glioblastoma, a type of brain tumor. ILEX is also pursuing the development of difluoromethyl ornithine ("DFMO") for brain tumors, carcinoid syndrome and breast cancer, and expects to initiate a pivotal Phase II trial in 1997 for breast cancer. The Company, through a joint venture with MPI Enterprises, L.L.C. ("MPI"), is developing Piritrexim as a treatment for patients with Kaposi's sarcoma, an AIDS related cancer, and advanced bladder cancer, and is currently conducting a Phase III trial in patients with Kaposi's sarcoma.

     ILEX is also developing chemoprevention compounds. Physicians are increasingly able to identify people at risk of developing cancer. For example, tests are currently available to detect precancerous conditions, such as lesions of the cervix and recurrent colon polyps. In the future, it is expected that genetic based tests will also be used to identify high-risk individuals. The Company is attempting to develop oral, non-toxic drugs which, when taken on a regular basis ("chronically"), may prevent a progression to cancer. ILEX believes that clinical development strategies aimed at obtaining marketing approval based upon achieving intermediate endpoints (such as elimination of premalignant lesions) will be necessary to the timely development of such drugs. Currently, the Company has two chemoprevention compounds under development. Based on the potential market opportunity, the Company plans to devote a significant portion of its resources to develop chemoprevention products.

     In addition to its proprietary product development programs, ILEX offers CRO services to the pharmaceutical and biotechnology industries. The Company believes it is currently the only full-service provider of contract research services focused exclusively on oncology. The Company offers its contract research clients, among other things, expertise in the design of cancer clinical studies ("protocols"), preparation of regulatory submissions, toxicology services, organization and monitoring of clinical trials and state-of-the-art manufacturing capabilities. As a result of such capabilities, ILEX believes that it may be able to reduce the time normally required by pharmaceutical and biotechnology companies and broad-based CROs to develop oncology products and increase the probability of obtaining regulatory approval.

                                  THE OFFERING

Common Stock offered........................  2,500,000 shares
Common Stock to be outstanding after the
  offering..................................  11,679,594 shares(1)
Use of proceeds.............................  For research and development activities, working capital and general corporate purposes, which may
                                              include capital expenditures and acquisitions
Nasdaq National Market symbol...............  ILXO

---------------

(1) Based on the number of shares outstanding at December 31, 1996 as if the conversion of the outstanding Convertible Preferred Stock into shares of Common Stock had occurred on that date. Excludes (i) 1,141,647 shares of Common Stock issuable upon exercise of outstanding options and warrants as of December 31, 1996, at a weighted average exercise price of approximately $4.21 and $7.63, respectively, and (ii) 624,398 additional shares of Common Stock reserved for issuance pursuant to the Company's 1995 Stock Option Plan and 1996 Non-Employee Director Plan as of December 31, 1996. See
    "Management -- Stock Option Plans" and "Description of Capital
    Stock -- Warrants."

                                  RISK FACTORS

     See "Risk Factors" commencing on page 7 for a discussion of certain factors that should be considered by prospective purchasers of the Shares.

                             SUMMARY FINANCIAL DATA

     The summary financial information below has been taken or derived from the audited financial statements and other records of the Company. The summary financial information should be read in conjunction with the Company's financial statements including the notes thereto, and the other financial data contained elsewhere in this Prospectus. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                                          INCEPTION
                                                      (OCTOBER 1, 1994)      YEARS ENDED
                                                           THROUGH           DECEMBER 31,
                                                        DECEMBER 31,      ------------------
                                                            1994           1995        1996
                                                      -----------------   ------      ------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
SUMMARY OF OPERATING STATEMENT DATA:
  Revenue:
     Product development............................       $1,065         $3,551      $3,581
     Contract research services.....................          188            658       1,537
     Licensing fees.................................           --             --       3,025
                                                         --------         ------      ------
          Total revenue.............................        1,253          4,209       8,143
                                                         --------         ------      ------
  Operating expenses:
     Research and development costs.................          945          3,213       3,637
     General and administrative.....................          156          1,312       2,886
     Costs of contract research services............           78            330       1,446
     Subcontractor costs............................          119            199         723
                                                         --------         ------      ------
          Total operating expenses..................        1,298          5,054       8,692
                                                         --------         ------      ------
  Operating loss....................................          (45)          (845)       (549)
  Equity in loss in joint venture...................           --             --        (750)
  Interest income (expense), net....................           (1)           133         684
                                                         --------         ------      ------
  Net loss..........................................       $  (46)        $ (712)     $ (615)
                                                         ========         ======      ======
  Net loss per share................................       $ (.01)        $ (.09)     $ (.07)
                                                         ========         ======      ======
  Weighted average number of shares of common stock
     and common stock equivalents outstanding(1)....        7,555          7,747       8,744
                                                         ========         ======      ======



                                                                  DECEMBER 31, 1996
                                                               ------------------------
                                                               ACTUAL    AS ADJUSTED(2)
                                                               -------   --------------
                                                                    (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash, cash equivalents and investments in marketable
     securities.............................................   $22,984      $50,284
  Working capital...........................................    11,682       38,982
  Total assets..............................................    27,374       54,674
  Accumulated deficit.......................................    (1,373)      (1,373)
  Total stockholders' equity................................    24,826       52,126


---------------


(1) See Note 2 of Notes to Financial Statements for information concerning the computation of net loss per share.



(2) As adjusted to reflect the net proceeds to the Company from the sale of 2,500,000 shares of common stock at an initial public offering price of $12.00 per share and the application of the net proceeds therefrom and the assumed conversion of all convertible preferred stock to common stock. See "Use of Proceeds" and "Capitalization".

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements contained in "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," including statements regarding the anticipated development and expansion of the Company's business, the products which the Company expects to offer, anticipated research and development expenditures and regulatory reform, the intent, belief or current expectations of the Company, its directors or its officers, primarily with respect to the future operating performance of the Company and other statements contained herein regarding matters that are not historical facts, are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the factors set forth in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

                                  RISK FACTORS

     Prospective investors should consider carefully the following risk factors in addition to the other information presented in this Prospectus before purchasing any shares of Common Stock being offered hereby.

ABSENCE OF DEVELOPED PRODUCTS; EARLY STAGE OF PRODUCT DEVELOPMENT; UNCERTAINTY OF PRODUCT DEVELOPMENT AND CLINICAL DEVELOPMENT

     The Company has no products available for sale and does not expect to have any products available to be marketed in the near future. The Company's proposed products are primarily in the development stage and will require extensive clinical testing prior to submission of any regulatory application for commercial use. These potential products are subject to the risks of failure inherent in the development of pharmaceutical products. Some of the Company's potential products may be found to be unsafe or ineffective or otherwise fail to receive necessary regulatory clearances, and some have been found to have adverse side effects in previous clinical trials. A finding that these products have undesirable or unintended side effects or other characteristics that prevent or limit their commercial use could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that any products will be developed successfully by the Company or its partners, prove to be safe and efficacious, receive required governmental regulatory approvals, be capable of being manufactured on a large scale or at acceptable costs, be economical to market or achieve market acceptance. There can also be no assurance that third parties will not market superior products or that reimbursement to the consumer from government and private insurance plans and other third-party payors ("third-party payors") will be sufficient or available.

     Although the Company has submitted an NDA to the FDA seeking marketing approval for MGBG under the accelerated procedures promulgated by the FDA for drugs to be used to treat life-threatening diseases, there can be no assurance that MGBG will receive such approval on a timely basis, if at all, be commercially viable or achieve market acceptance. The failure to obtain FDA approval of the NDA for MGBG could have a material adverse effect on the Company's business, financial condition and results of operations. The Company has filed only one NDA to date, and does not expect to file another in the near future. There can be no assurance that the Company will file an NDA for any other compound or that the Company will receive approvals for such compounds. The failure to obtain FDA approval for the Company's other compounds could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company's area of focus, oncology, is not thoroughly understood and there can be no assurance that the drugs the Company is seeking to develop will prove to be safe and effective in treating or preventing cancer. The development of such drugs will require the commitment of substantial resources to conduct the preclinical development and clinical trials necessary to bring such compounds to market. Drug research and development by its nature is uncertain. For example, to date, no drug for the prevention of cancer (i.e. chemoprevention drug) has been approved by the FDA, and there can be no assurance that the Company will be able to develop successfully a safe and efficacious chemoprevention drug, that such drug will be commercially viable or will achieve market acceptance. There is a risk of delay or failure at any stage, and the time required and cost involved in successfully accomplishing the Company's objectives cannot be predicted. For example, actual drug research and development costs could exceed budgeted amounts, which could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON COLLABORATIVE RELATIONSHIPS; DEPENDENCE ON LICENSEES


     The Company's strategy for the development, clinical testing, manufacture and commercialization of certain of its proposed products depends upon the Company's entering into various collaborations with corporate partners, licensors, licensees and others, and is contingent upon the subsequent success of these third parties in performing their responsibilities. To date, the Company has entered into corporate collaborations with Sanofi, Janssen, MGI Pharma and MPI. The amount and timing of capital and resources to be devoted to these activities by its strategic partners and any future collaborators are not within the control of the Company. There can be no assurance that such partners will perform their obligations as expected or that the Company will derive any additional revenue from such arrangements. There can be no assurance that these strategic partners or any other future collaborators will not pursue their existing or alternative products in preference to those being developed in collaboration with the Company. In addition, there can be no assurance that these collaborations will be maintained, that these strategic partners or any of the Company's future collaborators will pay any additional fees to the Company or that they will market any products pursuant to agreements with the Company. Furthermore, there can be no assurance that the Company will be able to negotiate additional collaborative arrangements in the future, or that such collaborative arrangements will be maintained or be successful. To the extent that the Company chooses not to, or is unable to, establish and maintain (or avoid termination of) such arrangements, it would require substantially greater capital to undertake development and marketing of its proposed products at its own expense. In addition, the Company may encounter significant delays in introducing its proposed products into certain markets or find that the sale of its proposed products in such markets is adversely affected by the absence of such collaborative agreements. The Company does not have sales, marketing or distribution capability. To market any of its products directly, the Company must develop a marketing and sales force with both technical expertise and supporting distribution capability. There can be no assurance that the Company will be able to establish in-house sales and distribution capabilities or marketing relationships with third parties, that such marketing relationships will be successful or that the Company will be otherwise successful in gaining market acceptance for its products. Failure to market or otherwise develop its products successfully through corporate partners or directly would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Strategic Alliances and Collaborations."


LIMITED OPERATING HISTORY; HISTORY OF OPERATING LOSSES; EXPECTED FUTURE LOSSES

     The Company commenced operations in October 1994 and has only a limited operating history upon which potential investors may base an evaluation of its performance. Potential investors, therefore, have limited historical financial information upon which to base an evaluation of the Company's performance and an investment in shares of Common Stock. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of operations.


     To date, the Company has incurred substantial net losses. Net loss for the period from inception (October 1, 1994) to December 31, 1994, and for the years ended December 31, 1995 and 1996 was $46,000, $712,000 and $615,000,
respectively. The Company has not generated any revenues from product sales to date, and there can be no assurance that revenues from product sales will be achieved. ILEX has not generated significant contract research revenue or revenue sufficient to cover direct and overhead costs associated with these activities and there can be no assurance that contract research revenue will be significantly increased. Moreover, even if the Company does achieve revenues from product sales or increased contract research services, the Company expects to incur significant operating losses over the next several years. The Company's ability to achieve a profitable level of operations in the future will depend in large part on its completing development of its compounds, obtaining regulatory approvals for such compounds, commercializing these potential products through marketing agreements with other companies or, if the Company chooses, marketing such compounds independently, successfully manufacturing such compounds, achieving market acceptance of such compounds and expanding its contract research services business. There can be no assurance that the Company will ever be successful in developing such compounds, obtaining such approvals, bringing such compounds to market, developing sales, marketing or distribution capabilities, manufacturing such products, generating market acceptance or expanding its contract services business. The likelihood of the long-term success of the Company must be considered in light of the expenses, difficulties and delays frequently encountered in the development and commercialization of new pharmaceutical products, competitive factors in the marketplace as well as the comprehensive and uncertain regulatory environment in which the Company operates. There can be no assurance that the Company will ever achieve significant revenues or profitable operations. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING

     The Company will require substantial additional funds to conduct research and development, to develop further its potential pharmaceutical products, to manufacture and market any pharmaceutical products that may be developed and to expand its contract research services business. The Company expects its capital and operating expenditures to increase substantially over the next several years. The Company has no current sources of funding beyond the proceeds from this offering, its collaborative agreements with its strategic partners, its drug development service operations, existing cash and cash equivalents and investments in marketable securities. The Company believes that the estimated net proceeds of this offering, its collaborative agreements with strategic partners, its contract research services, existing cash and cash equivalents and investments in marketable securities will satisfy its currently budgeted cash requirements through 1999 based upon the Company's current operating plan and conditions, but there can be no assurance that the Company will not require, or choose to raise, additional funds prior to such date. The Company may seek such additional funding through public or private equity or debt financings, collaborative or other arrangements with third parties or from other sources. There can be no assurance, however, that additional funds will be available on acceptable terms, if at all. If additional funds are raised by issuing equity securities, further substantial dilution to existing stockholders, including purchasers of the Common Stock offered hereby, may result. If adequate funds are not available, the Company may be required to delay, scale back or eliminate one or more of its development programs, or to obtain funds by entering into arrangements with collaborative partners or others that may require the Company to relinquish rights to certain of its products or technologies that the Company would not otherwise relinquish and which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Use of Proceeds."


DEPENDENCE ON KEY INDIVIDUALS; UNCERTAINTY OF IDENTIFICATION AND ACQUISITION OF NEW PRODUCT CANDIDATES; NEED FOR ADDITIONAL PERSONNEL


     The success of the Company depends upon its ability to identify and obtain rights to commercially viable oncology compounds and to negotiate favorable relationships with owners of oncology-related technology. There can be no assurance that the Company will be successful in identifying commercially viable oncology compounds, in-licensing the rights to such compounds or negotiating other favorable relationships. See "Business -- In-Licensing Agreements." Due to the technical expertise and knowl-edge required by ILEX to identify potential compounds or technology acquisition targets, it has made a strategic decision to rely heavily upon Dr. Daniel Von Hoff, a founder of the Company and Co-Chairman of the Company's Scientific Advisory Board. Dr. Von Hoff does not have an employment contract with the Company, and the consulting contract between the Company and Dr. Von Hoff does not obligate Dr. Von Hoff to devote any specified level of time or resources to the development of potential products for ILEX. Dr. Von Hoff has substantial other professional time commitments, including serving on the scientific advisory boards of other companies, and there can be no assurance that he will provide the Company with any product targets in the future. In addition, Dr. Von Hoff is prohibited under the terms of his consulting agreement from making recommendations about, or actively participating in decisions regarding the acquisitions of compounds or technologies (i) owned or discovered by or licensed to certain entities related to CTRC, or (ii) for which Dr. Von Hoff was the principal investigator, supervised the principal investigator or provided the leadership for the clinical or preclinical studies for such compounds or technologies, when such actions would give the appearance of a conflict. Dr. Von Hoff is also prohibited from acting as the principal investigator for or supervising the principal investigator for studies conducted by the Company. There can be no assurance that the Company, through Dr. Von Hoff or otherwise, will be successful in selecting product candidates or developing commercial pharmaceutical products that are safe and efficacious. Discontinuation of the Company's relationship with Dr. Von Hoff could have a significant adverse effect on the Company's business, financial condition and results of operation. See "Management -- Employment and Consulting Agreements."

     Because of the specialized scientific nature of the Company's business, the Company's success is highly dependent upon its ability to attract and retain qualified scientific and technical personnel. Loss of the services of Mr. Richard Love or Dr. Von Hoff would be significantly detrimental to the Company's product development and manufacturing programs and the Company's ability to identify and obtain rights to commercially viable oncology compounds. Mr. Love's employment agreement with the Company provides that it is terminable without cause by either party upon 30 days' notice, and Dr. Von Hoff's consulting agreement with the Company is terminable without cause by either party upon 60 days' notice. The Company is also highly dependent on the other principal members of its scientific and management staff, and the loss of the services of such personnel could have a material adverse effect on the Company's business, financial condition and results of operations. The Company only maintains key-man life insurance policies on each of Mr. Love and Dr. Von Hoff, in each case in the amount of $3 million. See "Business -- Relationship with CTRC" and "Management."

     To expand its research and development programs, pursue its product development plans and expand its CRO business, the Company will be required to hire additional qualified scientific and technical personnel, as well as personnel with expertise in clinical testing and government regulation. There is intense competition for qualified personnel in the areas of the Company's activities, and there can be no assurance that the Company will be able to attract and retain the qualified personnel necessary for the development of its business. The Company faces competition for qualified individuals from numerous pharmaceutical and biotechnology companies, universities and research institutions. The failure to attract and retain key scientific and technical personnel would have a material adverse effect on the Company's business, financial condition and results of operations.


POSSIBLE LOSS OF KEY EMPLOYEES AND OTHER ADVERSE EFFECTS UPON ADVERSE IRS TAX RULING



     CTRC Research is attempting to obtain a private letter ruling from the United States Internal Revenue Service ("IRS") to confirm certain tax implications to CTRC Research associated with the formation of the Company by CTRC. CTRC Research's tax counsel has reported to the Company, based on its conversations with IRS staff reviewers, that preliminary indications are that CTRC Research will receive the favorable ruling it is seeking from the IRS. However, there can be no assurance when, if ever, such a favorable ruling will be issued. As part of the formation of the Company, shares of Common Stock were purchased by Mr. Love, Dr. Weis, Dr. Coltman and Dr. Von Hoff (the "Founders"). A provision in the stock purchase agreements, employment agreements and consulting agreements entered into between ILEX and each of the Founders requires the Company and the Founders to attempt to reach an

"equitable adjustment" of the terms of such agreements in the event CTRC Research is unable to obtain a favorable private letter ruling from the IRS. If the Company and the Founders are unable to reach or agree upon an "equitable adjustment" within a specified period after an adverse IRS tax ruling, the Founders' stock purchases would be rescinded and the Company would be required to repurchase the Common Stock purchased by the Founders at the purchase price, approximately $210,000, paid upon formation and the employment and consulting agreements would automatically terminate. "Equitable adjustment" is not defined in any of the stock purchase agreements, employment agreements or consulting agreements, and what constitutes an "equitable adjustment" could, in addition to considerations in respect of the Founders and the Company, be determined based on the actions necessary to be taken to minimize any adverse tax consequences to CTRC Research associated with an adverse IRS tax ruling.



     It is the current intention of ILEX to take such actions as are necessary to maintain the services of the Founders. However, the successful conclusion of renegotiated agreements satisfactory to the Founders may not be possible both if it is determined that any transfer to the Founders to replace lost value would result in adverse tax consequences to CTRC Research and if CTRC Research has a contract right under the stock purchase agreements, employment agreements or consulting agreements to preserve its tax-exempt status. Under those circumstances, the only renegotiated agreement possible between the Company and the Founders would be one in which the Founders forego a portion of the value represented by their original stock purchases sufficient to prevent the adverse consequences to CTRC Research's tax-exempt status. There can be no assurance that the Founders would agree to such an arrangement.



     Any renegotiated agreement with the Founders may include, without limitation, the issuance of shares of Common Stock or options to purchase shares of Common Stock to the Founders or cash payments to the Founders. The issuance of shares of Common Stock or options to purchase shares of Common Stock or cash payments made by the Company to retain the services of the Founders could be material, and such issuances or payments could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, such issuances could have a substantial dilutive effect on the value of outstanding shares of Common Stock. There can be no assurance that any negotiations with the Founders would be successfully consummated, and the services of one or more of the Founders may be lost. See
"Management -- Employment and Consulting Agreements." Furthermore, conflicts between the Company's interest in maintaining the services of the Founders and the interest of CTRC Research and related entities in maintaining its tax-exempt status could materially and adversely affect the relationship, or result in litigation, between the Company and CTRC Research which, in each case, could have a material adverse effect on the Company's business, financial condition and results of operations. See "-- Dependence on Certain Industries and Clients; Loss or Delay of CRO Contracts; Dependence on CTRC Research and its Related Entities."


DEPENDENCE ON CERTAIN INDUSTRIES AND CLIENTS; LOSS OR DELAY OF CRO CONTRACTS; DEPENDENCE ON CTRC RESEARCH AND ITS RELATED ENTITIES

     Most of the Company's CRO contracts are terminable upon 60 to 90 days' notice by the client. Clients terminate or delay service contracts for a variety of reasons, including, among others, the failure of a compound being tested to satisfy safety requirements, unexpected or undesired clinical results of the compound, the client's decision to forego a particular study, insufficient patient enrollment or investigator recruitment or production problems resulting in shortages of the compound. The loss or delay of a large contract or the loss or delay of multiple contracts could have a material adverse effect on the business, financial condition and results of operations of the Company. The Company's contract services revenues are highly dependent on research and development expenditures by the pharmaceutical and biotechnology industries. The Company's business, financial condition and results of operations could be materially and adversely affected by general downturns in, or adverse trends or factors impacting, the pharmaceutical or biotechnology industries, the impact of the current trend toward consolidation in these industries or any decrease in research and development expenditures. The Company has an option to license certain drug discoveries arising from research programs of CTRC Research. However, the Company has no written agreement to acquire drugs or technology from CTRC Research other than the Subordinated Option Agreement (as hereinafter defined), and there can be no assurance that such a relationship will continue. If ILEX and CTRC Research and its related entities are unable to maintain a mutually beneficial relationship, including access by the Company to CTRC Research's and its related entities' patients and investigators and potential contract research clients, the business, financial condition and results of operations of the Company could be materially and adversely affected. See "Business -- Contract Research and Development Services" and "Business -- Relationship with CTRC."

INTENSE COMPETITION; RAPID TECHNOLOGICAL CHANGE

     Competition in the area of pharmaceutical products is intense. There are many companies, both public and private, including pharmaceutical and biotechnology companies, that are engaged in the development of products for certain of the applications being pursued by the Company. Moreover, products currently exist in the market that will compete directly with the products that the Company is seeking to develop. Most of these companies have substantially greater financial, research and development, manufacturing and marketing experience and resources than the Company and represent substantial long-term competition for the Company. Smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large pharmaceutical and established biotechnology companies. Academic institutions, governmental agencies and other public and private research organizations also conduct clinical development, seek patent protection and establish collaborative arrangements for the development of oncology products. There can be no assurance that the Company's competitors will not (i) develop more safe and effective products; (ii) obtain patent protection or intellectual property rights that limit the Company's or its collaborative partners' ability to commercialize products that may be developed; or (iii) commercialize products earlier than the Company. The industry in which the Company competes is characterized by extensive research and development efforts and rapid technological progress. New developments occur and are expected to continue to occur at a rapid pace, and there can be no assurance that discoveries or commercial developments by the Company's competitors will not render some or all of the Company's potential products obsolete or non-competitive, which would have a material adverse effect on the Company's business, financial condition and results of operations. In its contract research services, the Company primarily competes against in-house departments of pharmaceutical companies, CROs and, to a lesser extent, universities and teaching hospitals. Many of these competitors have substantially greater capital, technical and other resources than the Company and represent significant long-term competition for the Company. There can be no assurance that the Company will be able to compete favorably in its contract research services. See "Business -- Competition."

UNCERTAINTY REGARDING PATENTS AND PROPRIETARY POSITION; RIGHTS TO TECHNOLOGY DEPENDENT UPON COMPLIANCE WITH LICENSES AND AGREEMENTS

     The Company's success depends in part on its ability to obtain patents, maintain trade secrets and operate without infringing on the proprietary rights of others. To date, the Company has no patents issued in its name. There can be no assurance that the Company's patent position will provide it with significant protection against competitors or that patents issued to or licensed by the Company will not be infringed or will not be challenged, invalidated or circumvented. The patent positions of biotechnology and pharmaceutical companies can be highly uncertain and often involve complex legal and factual questions, and therefore, the breadth of claims allowed in biotechnology and pharmaceutical patents cannot be predicted. There can also be no assurance that the Company will develop additional technologies, drugs or processes that are patentable, license new technology, that patents will issue from any patent application or that claims allowed will be sufficient to protect the Company's products and technologies. Competitors may have filed applications, may have been issued patents or may obtain additional patents and proprietary rights relating to technologies, drugs and processes that compete with those of the Company. The failure by the Company to protect adequately its technologies, drugs and processes covered by issued patents or to obtain patents could have a material adverse effect on the Company's business, financial condition and results of operations.

     The patents and patent applications in-licensed by the Company have not been independently investigated by the Company, and there can be no assurance that any such patents or patent applications will not be challenged or will provide protection for the Company's compounds. The patent and license applicable to DHAC recently expired and, as a result, the DHAC technology is currently available for general public use. In addition, Oxypurinol and Aminopterin do not have patent protection and United States patents on ILEX's other current products which expire in the next 10 years include: MGBG (2002); Crisnatol (2004, 2005); DFMO (2000); and Piritrexim (2007). See "Business -- Patents, Trademarks and Trade Secrets." The Company's rights to its proprietary compounds are dependent upon compliance with certain licenses and agreements which require, among other things, certain royalty and other payments, the Company's reasonable use of the underlying technology of the applicable patents, as well as the filing of certain regulatory submissions. In addition, the terms of the Company's license and development agreements with Sanofi require the parties to agree on a decrease in the royalties and payments to be received by ILEX under certain limited circumstances. Failure to comply with such licenses and agreements, which could result in loss of the Company's underlying rights to one or more of these potential products or a decrease in the payments to ILEX under the Sanofi agreements, could have a material adverse effect on the Company's business, financial condition and results of operations. See
"Business -- In-Licensing Agreements."

     Trade secrets are difficult to protect. There can be no assurance that the Company will be able to meaningfully protect its rights in unpatented proprietary technology or that others will not independently develop substantially equivalent proprietary information and techniques, circumvent the Company's attempts to protect its proprietary technology, or otherwise gain access to the Company's trade secrets, that such trade secrets will not be disclosed or that the Company can effectively protect its rights to unpatented trade secrets.

     Litigation, which could result in substantial costs to the Company, could be necessary to protect the Company's Orphan Drug Designations or patent position or to determine the scope and validity of third-party proprietary rights, and there can be no assurance that the Company will have the required resources to pursue such litigation or otherwise to protect its patent rights. An adverse outcome in litigation with respect to the validity of any Company patents could subject the Company to significant liabilities to third parties, require disputed rights to be licensed from third parties or require the Company to cease using such product or technology, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

     There can be no assurance that claims against the Company will not be raised successfully in the future based on patents or other intellectual property rights held by others. Such other persons could bring legal actions against the Company claiming damages and seeking to enjoin clinical testing, manufacturing and marketing of the affected product. If any actions are successful, in addition to any potential liability for damages, the Company could be required to obtain a license in order to continue to manufacture or market the affected product. There can be no assurance that the Company would prevail in any such action or that any license required under any such patent would be made available on acceptable terms, if at all. There has been, and the Company believes that there will continue to be, significant litigation in the pharmaceutical industry regarding patent and other intellectual property rights. If the Company becomes involved in any litigation, it could consume a substantial portion of the Company's resources and capital regardless of the outcome of such litigation.

LACK OF OPERATING EXPERIENCE; MANAGEMENT OF GROWTH

     The Company has no experience in manufacturing or procuring products in commercial quantities or selling pharmaceutical products and has only limited experience in negotiating, establishing and maintaining strategic relationships, conducting clinical trials and other later-stage phases of the regulatory approval process. To date, the Company has engaged exclusively in acquiring and developing pharmaceutical compounds and providing clinical research, development and manufacturing services. The Company's ability to manage its growth, if any, will require it to continue to improve and expand its management, operational and financial systems and controls. If the Company's management is unable to manage growth effectively, the Company's business, financial condition and results of operations will be adversely affected. In addition, if rapid growth occurs, it may strain the Company's operational, managerial and financial resources. In the normal course of business, the Company evaluates potential acquisitions of patents, compounds, technologies and businesses that could complement or expand the Company's business. In the event the Company were to identify an appropriate acquisition candidate, there is no assurance that the Company would be able to successfully negotiate, finance or integrate such acquired patents, compounds, technologies or businesses. Furthermore, such an acquisition could cause a diversion of management time and resources. There can be no assurance that a given acquisition would not materially adversely affect the Company's business, financial condition and results of operations.

EXTENSIVE GOVERNMENT REGULATION; NO ASSURANCE OF NECESSARY FDA AND OTHER REGULATORY APPROVALS

     The design, development, research, testing, manufacture, labeling, distribution, marketing and advertising of products such as the Company's proposed products are subject to extensive regulation by governmental regulatory authorities in the United States and other countries. The drug approval process is generally lengthy, expensive and subject to unanticipated delays. Satisfaction of such regulatory requirements, which includes demonstrating to the satisfaction of the FDA that the relevant product is both safe and effective, typically takes several years or more depending upon the type, complexity and novelty of the product and requires the expenditure of substantial resources. There can be no assurance that the Company will not encounter problems in clinical trials which would cause the Company or the FDA to delay or suspend clinical trials. Any such delay or suspension could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Government Regulation."

     The Company cannot predict with certainty when, if ever, it might submit for regulatory review additional compounds currently under development. Once the Company submits its potential products for review, there can be no assurance that FDA or other regulatory approvals for any pharmaceutical products developed by the Company will be granted on a timely basis, if at all. There also can be no assurance that delays or rejections will not be encountered or that changes will not be made in FDA policy during the period of product development and FDA regulatory review of each submitted NDA. A delay in obtaining or failure to obtain such approvals would have a material adverse effect on the Company's business, financial condition and results of operations. Even if such regulatory approval is obtained, it is limited as to the indicated uses for which the product may be promoted or marketed. A marketed product, its manufacturer and the facilities in which it is manufactured are subject to continual review and periodic inspections. Failure to comply with regulatory requirements and other factors could subject the Company to regulatory or judicial enforcement actions. Sales of the Company's products outside the United States will be subject to foreign regulatory requirements governing clinical trials and marketing approval which could delay introduction of the Company's products in certain countries. See "Business -- Government Regulation."

     One element of the Company's strategy is to develop chemoprevention compounds that when taken chronically may prevent the progression to cancer. To date, the FDA has not approved any chemoprevention compounds and there can be no assurance that the FDA will approve such compounds in the future. Because there are currently no chemoprevention drugs which have obtained marketing approval, the clinical development path is uncertain. There can be no assurance that ILEX will be able to successfully develop a safe and efficacious chemoprevention product, that such product will be commercially viable or will achieve market acceptance.

POTENTIAL LIMITATIONS ON THIRD-PARTY REIMBURSEMENT RELATED MATTERS AND HEALTH CARE REFORM

     The levels of revenues and profitability of pharmaceutical companies may be affected by the continuing efforts of governmental and third-party payors to contain or reduce the costs of health care. The Company cannot predict the effect that private sector or governmental health care reforms may have on its business, and there can be no assurance that any such reforms will not have a material adverse effect on the Company's business, financial condition and results of operations. In addition, in both the United States and elsewhere, sales of prescription drugs are dependent in part on the availability of reimbursement to the consumer from third-party payors, such as government and private insurance plans. Third-party payors and others are increasingly challenging the prices charged for medical products and services. If the Company succeeds in bringing one or more products to the market, there can be no assurance that these products will be considered cost effective or that reimbursement to the consumer will be available or will be sufficient to allow the Company to sell its products on a competitive basis. In addition, because no chemoprevention drug has been approved by the FDA to date, there can be no assurance that any chemoprevention drug developed by the Company, if any, would be eligible for reimbursement to the consumer. See "Business -- Government Regulation."

CONTROL BY EXISTING STOCKHOLDERS; ANTI-TAKEOVER PROVISIONS

     Upon the closing of the offering, CTRC Research will beneficially own approximately 23.8% of the Company's outstanding shares of Common Stock, and the Company's executive officers and directors, as a group, will beneficially own approximately 27.9% of the Company's outstanding shares of Common Stock. Accordingly, together with CTRC Research, the present directors and executive officers will have the ability to exercise substantial influence over the outcome of most stockholders' actions. Moreover, the Company's certificate of incorporation does not provide for cumulative voting with respect to the election of directors. Consequently, the present directors and executive officers, together with CTRC Research, will be able to exercise substantial influence over the election of the members of the Board of Directors. Such concentration of ownership could have an adverse effect on the price of the Common Stock or have the effect of delaying or preventing a change in control of the Company. In addition, certain provisions of Delaware law and the Company's Certificate of Incorporation could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. These provisions of Delaware law and the Company's Certificate of Incorporation may also have the effect of discouraging or preventing certain types of transactions involving an actual or threatened change of control of the Company (including unsolicited takeover attempts), even though such a transaction may offer the Company's stockholders the opportunity to sell their stock at a price above the prevailing market price. Certain of these provisions allow the Company to issue Preferred Stock without any vote or further action by the stockholders and prevent or eliminate cumulative voting in the election of directors. These provisions may make it more difficult for stockholders to take certain corporate actions and could have the effect of delaying or preventing a change in control of the Company. In addition, certain of the Company's corporate partners have the right to terminate their respective agreements with the Company upon certain changes in control of the Company, which may discourage acquisitions or other changes in control (including those in which stockholders of the Company might otherwise receive a premium for their shares over then-current market prices). See "Business -- Strategic Alliances and Collaborations," "Management," "Principal Stockholders," "Description of Capital Stock -- Preferred Stock" and "-- Certain Anti-Takeover Effects of Provisions of the Certificate of Incorporation, Bylaws and Delaware Law."

RIGHTS OF LICENSORS

     Through licenses and other agreements, the Company has various rights to certain products. The terms of these licenses and agreements generally survive for a specified period of years; however, the licensor also has the ability to terminate the license, or render it nonexclusive, if the Company fails to perform its obligations pursuant to the agreements, or in the case of any compound acquired from a public health service, including MGBG, if public health and safety needs require such actions. In certain of these agreements the licensor has reserved royalty-free licenses for research and other purposes. If any of these licenses were terminated or rendered nonexclusive, the business, financial condition and results of operations of the Company could be materially and adversely affected. See "Business -- In-Licensing Agreements."

LACK OF COMMERCIAL MANUFACTURING EXPERIENCE; HANDLING OF HAZARDOUS MATERIALS; ENVIRONMENTAL MATTERS

     ILEX is currently responsible for manufacturing bulk drug product for preclinical and clinical trials of MGBG, Crisnatol and oncology drugs on behalf of third parties; however, other than MGBG, the compounds being developed by the Company have never been manufactured on a commercial scale and the Company has no experience in manufacturing these compounds in commercial quantities. There can be no assurance that such compounds can be manufactured at a cost, or in quantities, necessary to make them commercially viable. All facilities and manufacturing techniques used in the manufacture of compounds for clinical use or for sale in the United States must be operated in conformity with current Good Manufacturing Practices ("cGMP") regulations, FDA regulations and guidelines governing the development and production of pharmaceutical compounds. The Company's facilities are subject to scheduled periodic regulatory inspections to ensure compliance with cGMP requirements. Failure on the part of the Company to comply with applicable requirements could result in the termination of ongoing research or the disqualification of data for submission to regulatory authorities. A finding that the Company had materially violated cGMP requirements could result in additional regulatory sanctions and, in severe cases, could result in a mandated closing of the Company's facilities, which would materially and adversely affect the Company's business, financial condition and results of operations. If the Company proves to be unsuccessful in supplying compounds on acceptable terms, fails to satisfy regulatory requirements or if it should encounter delays or difficulties in its third-party relationships, the Company's clinical testing schedule would be delayed, resulting in delay in the submission of compounds for regulatory approval or the market introduction and subsequent sales of such products, which could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company's development and preclinical supply contract manufacturing programs involve or could involve in the future the controlled use of hazardous materials, chemicals and various radioactive compounds. The Company is subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of hazardous materials and certain waste products. Although the Company believes that its safety procedures for handling and disposing of such materials will comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company. The Company may incur substantial costs to comply with environmental regulations if and when the Company develops commercial scale manufacturing capacity.

POTENTIAL LIABILITY; POSSIBLE INSUFFICIENCY OF INSURANCE

     Clinical research involves the testing of new drugs on human volunteers pursuant to a research plan, and such testing involves a risk of liability for personal injury or death to patients due to, among other reasons, possible unforeseen adverse side effects or improper administration of the new drug. Many of these patients are already seriously ill and are at risk of further illness or death. The Company could be materially and adversely affected if it were required to pay damages or incur defense costs (i) in connection with a claim outside the scope of indemnity or insurance coverage, (ii) if the indemnity, although applicable, is not performed in accordance with the terms of the relevant contract or (iii) if the Company's liability exceeds the amount of applicable insurance. In addition, there can be no assurance that such insurance will continue to be available on terms acceptable to the Company, if at all, or that, if obtained, the insurance coverage will be sufficient to cover any potential claims or liabilities. Similar risks would exist upon the commercialization or marketing of any products by the Company or its partners. See "Business -- Product Liability and Insurance."

NO PRIOR PUBLIC TRADING MARKET; VOLATILITY OF STOCK PRICE; VARIATION IN QUARTERLY OPERATING RESULTS

     The stock market has experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of many pharmaceutical, biotechnology and developmental stage companies and that are often unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the market price of the Common Stock. In addition, the market price of the Common Stock is likely to be highly volatile. Factors such as fluctuations in the Company's operating results, announcements of technological innovations or new products by the Company or its competitors, announcements of new collaborations or changes in existing collaborations by the Company or its competitors, the loss, or prospect of loss, of a significant contract with one or more of the Company's contract research clients, FDA and international regulatory actions, actions with respect to reimbursement matters, developments with respect to patents or proprietary rights, public concern as to the safety of products developed by the Company or others, changes in health care policy in the United States and internationally, rumors relating to the Company or its competitors, changes in stock market analyst recommendations regarding the Company, other pharmaceutical companies or the pharmaceutical industry generally and general market conditions may have a significant effect on the market price of the Common Stock. Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop or, if one does develop, that it will continue. The initial public offering price, which will be established by negotiations between the Company and the Underwriters, may not be indicative of prices that will prevail in the market after this offering. See "Underwriting" for a discussion of the factors relevant to the determination of the initial public offering price.

     The Company's results of operations historically have fluctuated on a quarterly basis and can be expected to continue to be subject to quarterly fluctuations, and quarterly comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indication of future performance. In addition, fluctuations in quarterly results could affect the market price of the Common Stock in a manner unrelated to the longer term operating prospects of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

ADVERSE EFFECT ON MARKET PRICE OF SHARES ELIGIBLE FOR FUTURE SALE OR POSSIBLE FUTURE ISSUANCES OF SHARES; REGISTRATION RIGHTS

     Sales of substantial amounts of Common Stock in the public market following this offering, or the prospect of such sales, could have an adverse effect on the price of the Company's Common Stock. Upon completion of this offering, the Company will have outstanding 11,679,594 shares of Common Stock (which amount does not include shares of Common Stock issuable upon the exercise of outstanding options). The 2,500,000 shares being offered hereby (except for shares that may be acquired by affiliates of the Company) will be freely tradeable in the public market without restriction or limitation under the Securities Act of 1933, as amended (the "Securities Act"). Beginning 180 days after the effective date of the Registration Statement (the "Effective Date"), upon the expiration of certain agreements not to sell such shares, an additional approximately 4,179,012 shares of Common Stock will become eligible for sale subject to compliance with Rule 144 of the Securities Act. In addition, the holders of approximately 671,565 shares of Common Stock are entitled to certain piggy-back registration rights with respect to such shares. If the Company is required to include in a Company-initiated registration shares held by such holders pursuant to the exercise of their piggy-back registration rights, sales made by such holders may have an adverse effect on the Company's ability to raise needed capital and on the price of the Common Stock. In addition, certain stockholders hold demand registration rights which permit them to request the Company to register the shares of Common Stock held by them. If such parties, by exercising their demand registration rights, cause a large number of shares to be registered and sold in the public market, such sales may have an adverse effect on the market price for the Common Stock. In addition, shares of Common Stock that are issued by the Company to fund its operations or in connection with an acquisition could also have an adverse effect on the market price for the Common Stock. See "Description of Capital Stock -- Registration Rights" and "Shares Eligible for Future Sale."

     The Company is engaged in the preliminary stages of negotiations relating to a potential long-term contract with a provider of site administration services, which would include a joint marketing or cooperative alliance between such provider and the Company's CRO services business. The transaction, as currently being discussed, could result in the issuance by the Company of up to approximately 2.5 million shares of Common Stock, some of which would be subject to performance criteria and achievement of various financial goals. Any such issuance would result in substantial dilution, including in terms of earnings per share, to stockholders of the Company and purchasers in this offering. No assurance can be given that such negotiations will lead to a final transaction or that any such transaction will achieve satisfactory results.

DILUTION


     Purchasers of the Common Stock in this offering will experience an immediate and substantial dilution in net tangible book value per share of $7.54 per share of Common Stock from the initial public offering price (assuming an initial public offering price of $12.00 per share). See "Dilution."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 2,500,000 shares of Common Stock offered hereby are estimated to be approximately $27,300,000 ($31,485,000 if the Underwriters' over-allotment option is exercised in full), based on an assumed initial public offering price of $12.00 per share and after deducting underwriting discounts and the estimated expenses of this offering payable by the Company.

     The Company is undertaking this offering, and expects to use a majority of the net proceeds therefrom, to fund its research and development activities, which may include the formation of joint ventures and other collaborative relationships. The amount and timing of the net proceeds allocated to specific research and development activities will depend upon numerous factors, such as the progress of the Company's drug development programs, the receipt of necessary regulatory approvals, the cost of preparing, filing, prosecuting, maintaining, defending and enforcing patent claims and other intellectual property rights, the status of competitive products and technologies and the timing and availability of alternative methods of financing for the Company, including existing or future strategic alliances and joint ventures with third parties. The Company's research and development expenditures will vary as product candidates, if any, are added or abandoned or as additional collaborations are established. In addition, the Company intends to use some of the proceeds of this offering to expand its CRO services through internal growth, including acquisition of information technology and expansion of existing facilities, the acquisitions of other businesses and the formation of contract research service joint ventures and other strategic collaborations. The Company intends to use the remainder of the proceeds of this offering for working capital and general corporate purposes. The Company has not determined the amount it plans to spend for each purpose or the timing of such expenditures. Pending such uses, the Company intends to invest the net proceeds from this offering in United States government securities and investment-grade, interest-bearing instruments. The Company expects to continue to be able to avoid the registration requirements of the Investment Company Act of 1940 (the "1940 Act"). If the Company were required to register as an investment company under the 1940 Act, it would become subject to substantial regulations with respect to its capital structure, management, operations, transactions with affiliates (as defined in the 1940 Act), and other matters. Application of the provisions of the 1940 Act would have a material adverse effect on the Company.

     In the ordinary course of its business, the Company investigates, evaluates and discusses with others the potential creation of strategic collaborations and the acquisition of businesses, technologies and compounds which complement the Company's business. Although the Company currently has no definitive understandings or agreements with respect to any such strategic collaboration or acquisition, the Company is actively engaged in discussions with several parties which may either singly or in the aggregate materially impact the Company's business, financial condition and results of operations, and the net proceeds from this offering may be used for such purpose. No assurance can be given, however, that any such strategic collaboration or acquisition will be made or, if made, that it will prove to be successful.

     The Company believes that the estimated net proceeds of this offering, its collaborative agreements with strategic partners, its contract research services and existing cash, cash equivalents and investments and marketable securities will satisfy its cash requirements through 1999 based on the Company's current operating plan and conditions, but there can be no assurance that the Company will not require, or choose to raise, additional funds prior to such date.

                                DIVIDEND POLICY

     The Company has never declared nor paid dividends on its capital stock. The Company currently intends to retain any future earnings for funding growth and, therefore, does not intend to pay any cash dividends in the foreseeable future.

                                 CAPITALIZATION


     The following table sets forth (i) as of December 31, 1996, the actual capitalization of the Company, and (ii) the capitalization as of such date, as adjusted, after giving effect to the sale of the 2,500,000 shares of Common Stock offered hereby at an assumed initial public offering price of $12.00 per share, less offering expenses and underwriting discounts and the application of the estimated net proceeds therefrom and the effect of the assumed conversion of all the outstanding Convertible Preferred Stock into shares of Common Stock. See "Use of Proceeds" and Note 14 to the Financial Statements. This table should be read in conjunction with the Company's Financial Statements and the Notes thereto, and the other financial data included elsewhere in this Prospectus.



                                                                 DECEMBER 31, 1996
                                                              ------------------------
                                                              ACTUAL(1)    AS ADJUSTED
                                                              ---------    -----------
                                                                   (IN THOUSANDS)
Stockholders' equity:
  Convertible Preferred Stock, $0.01 par value; 20,000,000
     shares authorized, 7,992,055 shares issued and
     outstanding, actual; none issued and outstanding, as
     adjusted...............................................   $    80       $    --
  Common Stock, $0.01 par value; 40,000,000 shares
     authorized, 1,187,539 shares issued and outstanding,
     actual; 11,679,594 shares issued and outstanding, as
     adjusted(1)............................................        12           117
  Additional paid-in capital................................    26,218        53,493
  Receivables on sale of common stock.......................      (111)         (111)
  Accumulated deficit.......................................    (1,373)       (1,373)
                                                               -------       -------
     Total stockholders' equity.............................    24,826        52,126
                                                               -------       -------
          Total capitalization..............................   $24,826       $52,126
                                                               =======       =======


---------------


(1) Excludes, as of December 31, 1996, (i) 1,141,647 shares of Common Stock issuable upon exercise of outstanding options and warrants at a weighted average exercise price of approximately $4.21 and $7.63, respectively, and
    (ii) 624,398 additional shares reserved for issuance pursuant to the Company's 1995 Stock Option Plan and 1996 Non-Employee Director Plan. See "Management -- Stock Option Plans" and "Description of Capital
    Stock -- Warrants."

                                    DILUTION


     At December 31, 1996, the Company had net tangible book value of approximately $24.8 million or $2.70 per share of outstanding Common Stock, assuming the conversion of all outstanding shares of Convertible Preferred Stock into shares of Common Stock. Net tangible book value per share is determined by dividing the net tangible book value (tangible assets less liabilities) of the Company by the number of shares of Common Stock outstanding. After giving effect to the issuance and sale of the 2,500,000 shares of Common Stock offered hereby (assuming an initial public offering price of $12.00 per share) and the application of the estimated net proceeds therefrom as set forth in "Use of Proceeds," the as adjusted, net tangible book value of the Company at December 31, 1996, would have been $52.1 million or $4.46 per share. This represents an immediate increase in net tangible book value of approximately $1.76 per share to the existing stockholders and an immediate dilution of $7.54 per share to new investors purchasing shares at the initial offering price. The following table illustrates this dilution per share:



Assumed initial public offering price per share.............           $12.00
  Net tangible book value per share as of
     December 31, 1996......................................  $2.70
  Increase in net tangible book value per share attributable to new investors.......................................  $1.76
                                                              -----
  As adjusted, net tangible book value per share after this
     offering...............................................           $ 4.46
                                                                       ------
Dilution per share to new investors.........................           $ 7.54
                                                                       ======



     The following table sets forth, as of December 31, 1996, the differences between the existing stockholders and the new investors with respect to the number of shares purchased from the Company, the total consideration paid and the average price per share paid:



                          SHARES PURCHASED        TOTAL CONSIDERATION
                        ---------------------    ----------------------    AVERAGE PRICE
                          NUMBER      PERCENT      AMOUNT       PERCENT      PER SHARE
                        ----------    -------    -----------    -------    -------------
Existing
  stockholders........   9,179,594      78.6%    $26,961,000      47.3%       $ 2.94
New investors.........   2,500,000      21.4%    $30,000,000      52.7%       $12.00
                        ----------     -----     -----------     -----
          Total.......  11,679,594     100.0%    $56,961,000     100.0%
                        ==========     =====     ===========     =====



     The foregoing computations assume no exercise of stock options or warrants outstanding at December 31, 1996. At December 31, 1996, there were outstanding stock options to purchase 688,680 shares of Common Stock at a weighted average exercise price of approximately $4.21 per share and options to purchase an additional 21,411 shares of Common Stock were granted after December 31, 1996 at a weighted average exercise price of approximately $7.01 per share. In addition, at December 31, 1996, 452,967 shares of Common Stock were issuable upon exercise of outstanding warrants at a weighted average exercise price of approximately $7.63 per share. Assuming the exercise of all outstanding options and warrants, the total dilution in net tangible book value per share to new investors would be $7.43. See "Management -- Executive Compensation," "Certain Transactions" and "Description of Capital Stock."

                            SELECTED FINANCIAL DATA


     The following selected financial information relating to the Company has been taken or derived from the audited financial statements, and notes related thereto, and other records of the Company. The statements of operations and balance sheets for the period from inception (October 1, 1994) to December 31, 1994, and for the years ended December 31, 1995 and 1996 have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report on those statements. The selected financial information should be read in conjunction with the Company's financial statements, including the notes thereto, and the other financial data contained elsewhere in this Prospectus. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations."



                                                               INCEPTION
                                                           (OCTOBER 1, 1994)      YEARS ENDED
                                                                THROUGH          DECEMBER 31,
                                                             DECEMBER 31,      -----------------
                                                                 1994           1995      1996
                                                           -----------------   -------   -------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
SUMMARY OF OPERATING STATEMENT DATA:
  Revenue:
     Product development..................................      $1,065         $ 3,551   $ 3,581
     Contract research services...........................         188             658     1,537
     Licensing fees.......................................          --              --     3,025
                                                                ------         -------   -------
          Total revenue...................................       1,253           4,209     8,143
                                                                ------         -------   -------
  Operating expenses:
     Research and development costs.......................         945           3,213     3,637
     General and administrative...........................         156           1,312     2,886
     Costs of contract research services..................          78             330     1,446
     Subcontractor costs..................................         119             199       723
                                                                ------         -------   -------
          Total operating expenses........................       1,298           5,054     8,692
                                                                ------         -------   -------
  Operating loss..........................................         (45)           (845)     (549)
  Other income:
     Equity in loss in joint venture......................          --              --      (750)
     Interest income......................................          --             159       688
     Interest expense.....................................          (1)            (26)       (4)
                                                                ------         -------   -------
  Net loss................................................      $  (46)        $  (712)  $  (615)
                                                                ======         =======   =======
  Net loss per share......................................      $ (.01)        $  (.09)  $  (.07)
                                                                ======         =======   =======
  Weighted average number of shares of common stock and
     common stock equivalents outstanding(1)..............       7,555           7,747     8,744
                                                                ======         =======   =======
BALANCE SHEET DATA:
  Cash, cash equivalents and investments in marketable
     securities...........................................      $   79         $ 9,636   $22,984
  Working capital.........................................        (122)          9,004    11,682
  Total assets............................................       1,166          11,257    27,374
  Accumulated deficit.....................................         (46)           (758)   (1,373)
  Total stockholders' equity..............................         (57)          9,511    24,826


---------------


(1) See Note 2 of Notes to Financial Statements for information concerning the computation of net loss per share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors," "Business" and under this heading.

OVERVIEW


     ILEX is a drug development company engaged in the business of (i) acquiring rights to (generally in exchange for the payment of licensing fees and future royalty payments), and developing for commercialization, drugs for the treatment of patients with cancer and for the prevention of cancer and (ii) providing clinical research, development and manufacturing services on a contract basis to pharmaceutical and biotechnology companies engaged in the development of oncology products. By using its expertise in the identification, development, manufacturing and regulatory approval process of oncology drugs, the Company believes it can develop products for cancer treatment, develop chemoprevention products and provide contract research services to pharmaceutical and biotechnology companies. ILEX was formed in December 1993 for the purpose of conducting certain advanced drug development programs and pursuing commercial opportunities of CTRC Research, but did not commence operations until October 1994.



     The Company has financed its operations primarily through the sale of Convertible Preferred Stock, through development funding provided by its collaborative partners under its collaborative agreements, through licensing fees and milestone payments and, to a lesser extent, through fee-for-service revenues pursuant to contracts with its CRO clients. See "Business -- Strategic Alliances and Collaborations." The development funding received by the Company pursuant to collaborative agreements often includes payments for research to support the development of specific compounds, recorded as development revenue, and licensing fees and milestone payments recorded as licensing fees. ILEX's collaborative agreements are generally conducted on a best efforts basis and payments for research are recognized based on the time incurred on the related studies. The Company is reimbursed for investigator costs based on actual costs incurred or at predetermined rates plus out-of-pocket costs incurred during the performance of the study. Revenues related to milestone payments are recognized upon the achievement of the related milestone and when collection is probable.


     ILEX also derives revenue from performing CRO services for companies within the pharmaceutical and biotechnology industries. In general, the Company provides CRO services to a client based on a pre-specified contract cost that may be adjusted during the term of the project. The terms of the Company's engagements vary, ranging from less than one month to several years, and generally may be terminated upon notice of 30 days or less by the client. The Company recognizes revenue with respect to its CRO services on a percentage of completion basis as work is performed.

     Research and development costs are expensed as incurred and include costs associated with collaborative agreements. These costs consist of direct and indirect costs related to specific projects as well as fees paid to other entities which conduct certain research activities on behalf of the Company.


     ILEX has no products available for sale and, with the exception of MGBG, does not expect to have any products resulting from its drug development efforts, including its collaborations with others, commercially available for several years, if at all. The Company has incurred losses and expects to incur increasing losses for the foreseeable future as the Company's research and development expenditures increase. The Company's revenue for the foreseeable future will be limited to development funding under its collaborative relationships, fee-for-service revenues pursuant to contracts with its CRO clients, interest income and other miscellaneous income.

     During the period from inception through December 31, 1994, and the years ended December 31, 1995 and 1996, the Company had one collaborative research agreement that accounted for 85%, 84% and 40% of total revenue, respectively.


RESULTS OF OPERATIONS

     ILEX expects that results of operations in the future will fluctuate significantly from period to period. Such fluctuations may result from numerous factors, including the amount and timing of revenues earned under existing or future collaborative relationships or joint ventures, if any, technological advances and determinations as to the commercial potential of compounds, the progress of the Company's drug development programs, the receipt of regulatory approvals, acquisitions, the timing of start-up expenses for new facilities, changes in the Company's mix of services, the cost of preparing, filing, prosecuting, maintaining, defending and enforcing patent claims and other intellectual property rights, the status of competing products and technologies and the timing and availability of financing for the Company, including existing or future strategic alliances and joint ventures with third parties. In addition, with respect to the Company's contract research services revenues, fluctuations may result due to a number of factors, including the commencement, completion or cancellation of large contracts and progress of ongoing contracts. ILEX believes that comparisons of its quarterly and annual historical results may not be meaningful and should not be relied upon as an indication of future performance.

     To date, the majority of the Company's expenditures have been for research and development activities. With the exception of MGBG, ILEX's most clinically advanced compound, the Company does not expect to receive royalties or other revenues based upon net sales of drugs that may be developed for a significant number of years, if at all. ILEX expects research and development expenses to increase significantly over the next several years as its development programs progress. In addition, general and administrative expenses necessary to support such expanded programs are also expected to increase over the next several years.


COMPARISON OF YEARS ENDED DECEMBER 31, 1995 AND 1996



     Total revenue increased from approximately $4.2 million in the year ended December 31, 1995 to $8.1 million in 1996. The increase of $3.9 million, or 93%, was due to an additional $3.0 million of licensing fee revenue, $30,000 of product development revenue, and $880,000 of contract research services revenue. The licensing fee revenue was received pursuant to collaborations with Janssen, MGI Pharma and the MPI joint venture, as well as from a milestone payment from Sanofi. See "Business -- Strategic Alliances and Collaborations." The incremental product development revenues were attributable to increased revenues received by the Company under its product development agreements with Sanofi and Janssen. The increase in contract research services revenues was a result of an increased number of contracts.



     Total operating expenses increased from approximately $5.1 million in the year ended December 31, 1995 to $8.7 million in 1996. This increase of $3.6 million, or 74%, was primarily a result of increases in costs of contract research services of $1.1 million associated with the start-up of the Company's manufacturing facilities, which commenced operations in early 1996, subcontractor costs of $520,000 relating to increases in expenditures required to support the Company's contract research services operations and research and development costs of approximately $430,000, primarily due to costs associated with MGBG. In addition, operating expenses increased by approximately $1.6 million due to increases in general and administrative expenses associated with increased compensation primarily as a result of the increased number of personnel and, to a lesser extent, business development costs. ILEX anticipates that general and administrative expenses will substantially increase as the Company increases the number of products in development, product in-licenses and collaborations. ILEX believes that research and development costs will increase substantially in future periods as the Company expands its preclinical and clinical trials associated with developing additional compounds.

     Net interest income increased from approximately $133,000 in year ended December 31, 1995 to income of $684,000 in 1996. This increase of $551,000 is attributable to an increase in interest income resulting from higher average balances of cash, cash equivalents and investments in marketable securities from proceeds received from sales of Convertible Preferred Stock completed in 1995 and 1996.


COMPARISON OF PERIOD FROM INCEPTION THROUGH DECEMBER 31, 1994 AND YEAR ENDED DECEMBER 31, 1995


     Total revenue increased from approximately $1.3 million in the period from inception through December 31, 1994 to $4.2 million in the year ended December 31, 1995. This increase of $3.0 million, or 236%, was primarily a result of an increase in product development revenues of $2.5 million, from $1.1 million to $3.6 million, or 233%, over the same period, which increase was attributable to a full year of MGBG development activity. Contract research services revenues increased by $470,000, or 250%, from $190,000 to $660,000, over the same period due to an increased volume of services rendered.



     Total operating expenses increased from approximately $1.3 million in the period from inception through December 31, 1994 to $5.1 million in the year ended December 31, 1995. This increase of $3.8 million, or 289%, was primarily a result of a $2.3 million increase, or 240%, in research and development costs, which increased from $950,000 to $3.2 million. Research and development costs increased primarily because there was a full year of associated expenses. General and administrative expenses increased by $1.2 million, from $160,000 to $1.3 million, for the same reason. Costs of contract research services and subcontractor costs increased by $250,000 and $80,000, respectively, due to an increased volume of contracts.


     Net interest income increased from a loss of approximately $1,000 for the period from inception through December 31, 1994 to income of $133,000 in the year ended December 31, 1995. This increase of $134,000 is attributable to the investment of the proceeds from sales of Convertible Preferred Stock completed in 1995.

INCOME TAXES


     As of December 31, 1996, the Company estimates that it had approximately $1.1 million and approximately $380,000 of net operating loss and tax credit carryforwards, respectively, which expire at various dates between fiscal 2009 and 2011. The Tax Reform Act of 1986 (the "Tax Act") contains certain provisions that may limit the Company's ability to utilize net operating loss and tax credit carryforwards in any given year if certain events occur, including cumulative changes in ownership interests in excess of 50% over a three-year period. ILEX experienced a change in ownership interest in excess of 50% as defined under the Tax Act upon the consummation of its offering of Series B Convertible Preferred Stock. The Company does not believe that this change in ownership significantly impacts the Company's ability to utilize its net operating loss and tax credit carryforwards as of December 31, 1996 because the amount of the annual limitation under the Internal Revenue Code of such carryforwards is in excess of the total amount of net operating loss and tax credit carryforwards. There can be no assurance that ownership changes in future periods will not significantly limit the Company's use of its existing net operating loss and tax credit carryforwards.


LIQUIDITY AND CAPITAL RESOURCES


     ILEX has financed its operations primarily through the sale of Convertible Preferred Stock, through development and licensing fee revenues provided by its collaborative partners under its collaborative agreements and, to a lesser extent, through fee-for-service or participatory revenues pursuant to contracts with its CRO clients along with a $500,000 line of credit received in 1994 (which was repaid in full in February 1996). Since its inception, the Company has received approximately $26.1 million in net proceeds from the sale of Convertible Preferred Stock to investors and collaborative partners, $8.2 million in development funding and $3.0 million in licensing or milestone payments from its collaborative partners and $2.4 million through fee-for-service revenues pursuant to contracts with its CRO clients. Approximately 86% of the aggregate amount of the Company's development funding to date has been provided pursuant to its relationship with Sanofi, with Sanofi providing $220,000, $3.8 million and $3.0 million in development funding during the years ended December 31, 1994, 1995 and 1996, respectively. The Company is entitled to receive additional payments under collaborative agreements in the form of development funding, milestone payments, if milestones are achieved, and royalties, if products are commercialized.



     In the period from the time the Company commenced operations to December 31, 1996, the Company used a total of $1.2 million to fund its operations. During the years ended December 31, 1994, 1995 and 1996, the Company had cash provided by (used in) operations of $(40,000), $(410,000) and $(740,000), respectively. The changes in cash used in operations were the result of costs associated with increased research and development activities and increased general and administrative expenses necessary to support increased operations. The Company's expenditures for equipment and leasehold improvements for the period from the time the Company commenced operations to December 31, 1996 were approximately $1.0 million. As of December 31, 1996, the Company had cash, cash equivalents and investments in marketable securities of approximately $23.0 million and working capital of approximately $11.7 million.



     As of December 31, 1996, the Company did not have any material commitments for capital expenditures. On December 11, 1996, the Company entered into an agreement with MPI for an equally owned joint venture. Under the agreement, the Company and MPI have each provided the joint venture with $1.0 million in initial funding. The funding was provided by the Company's current capital resources. Although under no obligation to do so, ILEX anticipates providing funding to its joint venture with MPI from time to time as it deems appropriate. See "Business -- Strategic Alliances and Collaborations."


     ILEX's future expenditures and capital requirements will depend on numerous factors, including without limitation, the progress of its research and development programs, the progress of its preclinical and clinical testing, the magnitude and scope of these activities, the time and costs involved in obtaining regulatory approvals, the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights, competing technological and market developments, changes in or terminations of existing collaborative arrangements, the ability of the Company to establish, maintain and avoid termination of collaborative arrangements, the development of commercialization activities, the growth of the CRO business and the purchase of capital equipment and acquisitions of compounds, technologies or businesses. The Company's cash requirements are expected to continue to increase significantly each year as it expands its activities and operations. There can be no assurance that the Company will ever be able to generate product revenue or achieve or sustain profitability.

     The Company has no current sources of funding beyond the proceeds from this offering, its collaborative agreements with its strategic partners, its drug development service operations, existing cash and cash equivalents and investments in marketable securities. The Company believes that the estimated net proceeds of this offering, its collaborative agreements with strategic partners, its contract research services, existing cash and cash equivalents and investments in marketable securities will satisfy its currently budgeted cash requirements through 1999 based upon the Company's current operating plan and conditions, but there can be no assurance that the Company will not require additional funds prior to such date. However, if the Company experiences unanticipated cash requirements resulting from, among other things, delays in its research and development programs, changes in or terminations of existing collaborative arrangements or contract research agreements and additional compound development opportunities, the Company could require additional capital to fund operations, continue research and development programs, continue pre-clinical and clinical testing of its proprietary products and commercialize any products that may be developed. The Company may seek such additional funding through future public or private equity or debt financings, collaborative or other arrangements with third parties or from other sources. There can be no assurance, however, that additional funds will be available on acceptable terms, if at all.

INFLATION

     The Company does not believe that inflation has had a significant effect on the Company's operations to date.

ACCOUNTING MATTERS

     The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," in June 1996. This statement provides accounting and reporting standards for, among other things, the transfer and servicing of financial assets, such as factoring receivables with recourse. This statement is effective for transfers and servicing of financial assets occurring after December 31, 1996, and is to be applied prospectively. Earlier or retroactive application is not permitted. The Company believes the adoption of this statement will not have an impact on the financial condition or results of operations of the Company.

                                    BUSINESS

SUMMARY


     ILEX is a drug development company focused exclusively on oncology. The Company uses its expertise in the identification, development, manufacturing and regulatory approval process of oncology drugs to (i) develop cancer treatment products, (ii) develop products for the prevention of cancer and (iii) provide contract research services to pharmaceutical and biotechnology companies. ILEX's objective is to be a leading worldwide oncology drug development company. The Company has nine cancer treatment compounds under development, including five in Phase II or Phase III clinical trials. In October 1996, ILEX submitted a NDA to the FDA seeking accelerated marketing approval for MGBG as a second-line treatment for patients with AIDS-related non-Hodgkin's lymphoma. Additionally, ILEX has two chemoprevention compounds under development. Consistent with its strategy, the Company has established worldwide development and marketing collaborations with Sanofi, Janssen and MGI Pharma for certain of its compounds. In addition to its proprietary product development programs, the Company offers CRO services to both the pharmaceutical and biotechnology industries. ILEX believes it is currently the only full-service provider of contract research services focused exclusively on oncology. ILEX was formed by CTRC in December 1993 for the purpose of conducting certain advanced drug development programs and pursuing commercial opportunities which were not within the scope of CTRC's tax-exempt purpose. See "-- Relationship with CTRC."



     ILEX's objective is to be a leading worldwide oncology drug development company. The Company believes that its approach of developing proprietary products for cancer treatment and chemoprevention combined with providing contract research services to pharmaceutical and biotechnology companies will generate revenues in the near term and diversify risk, while developing a portfolio of proprietary products with significant long-term potential. The Company's strategy consists of the following elements: (i) focusing on the expanding cancer market; (ii) using its expertise to identify and in-license compounds in later stages of development; (iii) developing chemoprevention products; (iv) forming strategic collaborations with corporate partners; and (v) offering a full range of oncology product development and manufacturing services.


     ILEX has submitted an NDA to the FDA seeking accelerated marketing approval for MGBG as a second-line treatment for patients with AIDS-related non-Hodgkin's lymphoma. The Company, in collaboration with Sanofi, plans to expand the potential uses of MGBG by conducting clinical trials in patients with other non-Hodgkin's lymphomas, Hodgkin's disease and pancreatic cancer. There can be no assurance, however, that MGBG will receive FDA approval on a timely basis, if at all, be commercially viable or achieve market acceptance. ILEX has established a worldwide development and marketing collaboration with Sanofi for MGBG. In addition, the Company has established a worldwide development and marketing collaboration with Janssen for Crisnatol, which is in Phase III clinical trials for treatment of patients with glioblastoma, a type of brain tumor. ILEX is also pursuing the development of DFMO for brain tumors, carcinoid syndrome and breast cancer, and expects to initiate a pivotal Phase II trial in 1997 for breast cancer. The Company, through a joint venture with MPI, is developing Piritrexim as a treatment for patients with Kaposi's sarcoma and advanced bladder cancer, and is currently conducting a Phase III trial in patients with Kaposi's sarcoma.

     ILEX is also developing chemoprevention compounds. Physicians are increasingly able to identify people at risk of developing cancer. For example, tests are currently available to detect precancerous conditions, such as lesions of the cervix and recurrent colon polyps. In the future, it is expected that genetic markers will also be used to identify high-risk individuals. The Company is attempting to develop oral, non-toxic drugs which, when taken chronically, may prevent a progression to cancer. ILEX believes that clinical development strategies aimed at obtaining marketing approval based upon achieving intermediate endpoints will be necessary to the timely development of such drugs. Currently, the Company has two chemoprevention compounds under development. Based on the potential market opportunity, the Company plans to devote a significant portion of its resources to develop chemoprevention products.

     In addition to its proprietary product development programs, ILEX offers CRO services to the pharmaceutical and biotechnology industries. The Company believes it is currently the only full-service provider of contract research services focused exclusively on oncology. The Company offers its contract research clients, among other things, expertise in the design of cancer clinical protocols, preparation of regulatory submissions, toxicology services, organization and monitoring of clinical trials and state-of-the-art manufacturing capabilities. As a result of such capabilities, ILEX believes that it may be able to reduce the time normally required by pharmaceutical and biotechnology companies and broad-based CROs to develop oncology products and increase the probability of obtaining regulatory approval.

     The Company was incorporated in Delaware in 1993. The Company's executive offices are located at 11550 IH-10 West, Suite 300, San Antonio, Texas 78230. The Company's phone number is (210) 949-8200.

STRATEGY

     ILEX's objective is to be a leading worldwide oncology drug development company. By using its expertise in the identification, development, manufacturing and regulatory approval process of oncology drugs, the Company believes it can develop cancer treatment products, develop chemoprevention products and provide contract research services to pharmaceutical and biotechnology companies. ILEX believes that this approach will, in the near term, generate licensing fees, research and development funding, milestone payments, and fee-for-service or participatory revenues pursuant to contracts with its contract research clients, and in the longer term, generate royalty payments from its corporate partners for its cancer treatment drugs and allow the Company to generate revenue from its chemoprevention drugs. The Company believes that this strategy allows the Company to generate revenues in the near term and diversify risk, while building a portfolio of proprietary products with significant long-term potential. ILEX's strategy consists of the following elements:


     Focus on the Expanding Cancer Market. The American Cancer Society estimates that over 1.3 million new cases of cancer will be diagnosed and approximately 550,000 cancer deaths, representing approximately 25% of all projected deaths, will occur in the United States in 1996. Cancer is currently the second leading cause of death in the United States, and over 10 million people alive today have a history of cancer. The worldwide oncology drug market was approximately $5.6 billion in 1995 and is projected to total approximately $9.0 billion by the year 2000. It is expected that there will be an increased need for oncology products because incidence of cancer increases dramatically with age and the over-65 population is one of the fastest growing age groups in the United States. Moreover, due to the life threatening nature of cancer, the FDA has announced procedures for accelerating the approval of oncology agents, thereby reducing the amount of time required to bring such agents to market. ILEX believes that the increasing demand for oncology products and the acceleration of the oncology product approval process by the FDA creates a unique opportunity for the Company to use its expertise in oncology drug development.


     Use its Expertise to Identify and In-License Compounds in Later Stages of Development. The Company will continue to use the expertise of its management team and Scientific Advisory Board, as well as its established relationship with CTRC Research and its related entities, to identify and in-license oncology compounds for development. ILEX focuses its development activities on cancer treatment compounds in the later stages of development in order to reduce the risk associated with drug discovery and early stage development. The Company concentrates on those compounds that have demonstrated preliminary safety and efficacy in human and/or animal studies, and that are protected by, among other things, patents or orphan drug status. There are over 200 oncology drugs currently in development in the United States. The Company believes that many of these oncology drugs will become available for in-licensing or equity participation by ILEX or other market participants because (i) industry consolidation has caused pharmaceutical and biotechnology companies to prioritize research and development programs, resulting in numerous licensing opportunities, (ii) evaluation of a compound's market potential based on its initial use may lead to an underestimation of the market potential of certain oncology products and (iii) the market potential of certain of these compounds may be considered too small to be attractive to large drug companies.

     Develop Chemoprevention Products. Physicians are increasingly able to identify people at risk of developing cancer. The Company is attempting to develop non-toxic, oral drugs which when taken chronically, may prevent the onset of cancer. The Company believes that chemoprevention drugs may have utility for individuals diagnosed with precancerous conditions, such as precancerous lesions of the cervix or recurrent colon polyps and, in the longer term, may have utility for individuals diagnosed as predisposed to cancer, based on emerging genetic based tests. Based on the potential market opportunity, the Company plans to devote a significant portion of its resources to develop chemoprevention products.

     Form Strategic Collaborations with Corporate Partners. ILEX seeks to form corporate partnerships with pharmaceutical and biotechnology companies to obtain financial and marketing support for certain of its product development activities. The Company believes that its product development strategy (i) minimizes the substantial financial investment otherwise required by ILEX to develop its oncology drugs, (ii) provides the Company with access to international markets, (iii) enables the Company to carry an increased number of products in its oncology drug portfolio and (iv) limits the Company's dependence on the success of any single product.

     Offer Full-Range of Oncology Product Development and Manufacturing Services. The Company believes it is currently the only full-service provider of CRO services focused exclusively on oncology. The Company offers its contract research clients, among other things, expertise in the design of cancer clinical protocols, preparation of regulatory submissions, toxicology services, organization and monitoring of clinical trials and state-of-the-art manufacturing capabilities. As a result of such expertise, the Company believes that it may be able to reduce the time normally required by other pharmaceutical and biotechnology companies and broad-based CROs to develop oncology products and increase the probability of obtaining regulatory approval.

OVERVIEW OF CANCER

     Cancer is characterized by uncontrolled cell division resulting in the growth of a mass of cells commonly known as a tumor. Cancer cells, if not eradicated, can spread ("metastasize") throughout the body. Cancerous tumors can arise in almost any tissue or organ within the human body. Cancer is believed to occur as a result of a number of factors, including genetic predisposition, environmental agents and irradiation. These factors may result in genetic changes affecting the ability of cells to regulate normally their growth and division.

     There are currently more than 200 investigational agents being developed in the United States for treating patients with cancer, more than at any time in United States history. Most of these agents are being developed for treatment of advanced disease. Due to the life-threatening nature of cancer, the FDA has announced procedures for accelerating the approval of oncology agents, thereby reducing the amount of time required to bring such agents to market. Under these procedures, an oncology drug can be approved if it is shown to shrink tumors in Phase II studies and if the developing company commits to performing and completing Phase III trials after marketing approval.

     Treatment of Cancer. The three most prevalent methods of treating patients with cancer are surgery, radiation therapy and chemotherapy. A cancer patient often receives a combination of two or all three of these treatment methods. Surgery and radiation therapy are particularly effective in patients in which the disease has not yet spread to other tissues or organs. Chemotherapy is the principal treatment for tumors that have metastasized. The purpose of chemotherapy is to interfere with the molecular and cellular processes that control the development, growth and survival of malignant tumor cells. Chemotherapy involves the administration of drugs designed to kill cancer cells ("cytotoxic drugs") or the administration of hormone analogues to either reduce the production of, or block the action of, certain hormones, such as estrogens and androgens, which affect the growth of tumors. In many cases, chemotherapy consists of the administration of several different drugs in combination. Because chemotherapeutic agents generally attack rapidly dividing cells indiscriminately, damaging normal as well as cancerous cells, use of such agents often has adverse effects.

     Although several types of tumors can now be treated effectively with drugs, survival rates for the most common tumors have only begun to improve slightly. In recent years, however, there have been significant advances in molecular biology, immunology and other related fields of biotechnology which have led to a better understanding of the processes that regulate the proliferation and metastasis of malignant cells and by which malfunctioning genes can result in the formation of tumors.

     Prevention of Cancer. There are a number of conditions which can currently be diagnosed and which predispose an individual to developing cancer. For example, high-grade cervical dysplasia, if left unattended, often progresses to invasive cervical cancer. Recurrent colon polyps can lead to colon cancer; actinic keratosis, a type of sun induced skin lesion, can progress to skin cancers; and individuals who have had a local tumor removed are at high risk for having a second tumor. In the near future, physicians will increasingly be able to use relatively simple genetic-based tests to identify individuals at risk for developing cancer. The Company believes there is a significant need for non-toxic, oral drugs which can be prescribed for chronic use to prevent the onset of cancer in these situations. To date, no drug for the prevention of cancer (i.e. chemoprevention drugs) has been approved by the FDA, and there can be no assurance that the Company will be able to develop successfully a safe and efficacious chemoprevention drug, that such drug will be commercially viable or will achieve market acceptance.

PRODUCTS UNDER DEVELOPMENT

     ILEX is developing compounds for treating patients with cancer as well as chemoprevention compounds. The following table summarizes the drugs under development by the Company and is qualified in its entirety by the more detailed information following the table and elsewhere in this Prospectus:

                           PRODUCTS UNDER DEVELOPMENT

                                                                                 WORLDWIDE
                                                                                 MARKETING
    COMPOUNDS                INDICATION              DEVELOPMENT STATUS(1)        RIGHTS
    ---------                ----------              ---------------------       ---------
CANCER TREATMENT
MGBG                 - AIDS-related, non-         NDA submitted October 1996      Sanofi
                       Hodgkin's lymphoma
                     - CNS lymphoma               Phase II ongoing
                     - Other non-Hodgkin's        Phase I/II ongoing
                       lymphoma
                     - Hodgkin's disease          Initiate Phase II in 1997
                     - Pancreatic cancer          Initiate Phase I in 1997

DFMO                 - Brain tumors               Phase III ongoing(2)             ILEX
                     - Carcinoid syndrome         Initiate Phase II in
                                                  1997(2)
                     - Breast cancer              Initiate Pivotal Phase II
                                                  in 1997

Piritrexim           - Kaposi's sarcoma           Phase III ongoing             ILEX/MPI(3)
                     - Advanced bladder cancer    Initiate Pivotal Phase II
                                                  in 1997

Crisnatol            - Glioblastoma               Phase III ongoing            Janssen (J&J)
                     - Brain metastasis           Phase I ongoing

DHAC                 - Mesothelioma               Phase II completed(2)         MGI Pharma
                     - Myelodysplastic syndrome   Initiate Phase II in 1997
                       (MDS)

Intoplicine          - Various solid tumors       Initiate Phase I in 1997        ILEX(4)

Aminopterin          - Acute lymphocytic          Phase I/II ongoing(5)            ILEX
                       leukemia

Oxypurinol           - Hyperuricemia(6)           Compassionate distribution    MGI Pharma

Farnesyl             - Various solid tumors       Preclinical                      ILEX
  Transferase
  Inhibitors
CHEMOPREVENTION
DFMO                 - High-grade cervical        Initiate Phase III in 1997       ILEX
                       intraepithelial neoplasia
                     - Prevention of certain      Multiple Phase I and II
                       cancers in high-risk       studies ongoing(2)
                       patients

IL23-7553            - Prevention of certain      Preclinical                      ILEX
  (Vitamin D3          cancers in high-risk
  Analogue)            patients

---------------

(1) Trials indicated are conducted or planned to be initiated by ILEX, except as otherwise indicated.

(2) Trials conducted or planned to be initiated by NCI.

(3) The Company has formed a joint venture with MPI Enterprises, L.L.C. to jointly develop Piritrexim.

(4) Rhone-Poulenc Rorer Inc. has retained an option to market Intoplicine in North America.

(5) Investigator IND.

(6) A condition which results from chemotherapy treatment in some cancer patients or in patients with gouty arthritis.

CANCER TREATMENT COMPOUNDS

  MGBG (mitoguazone)

     Overview. MGBG is the first of a new class of cancer treatment drugs which inhibit polyamines (substances which are used by dividing cells to stabilize
DNA). MGBG is being developed for the treatment of patients with non-Hodgkin's lymphoma ("NHL"), Hodgkin's disease and pancreatic cancer. The Company submitted an NDA to the FDA in October 1996 pursuant to the accelerated procedures promulgated by the FDA for drugs which may be used to treat life-threatening diseases, seeking marketing approval for MGBG as a second-line treatment for patients with AIDS-related NHL. The Company has licensed worldwide marketing rights to MGBG to Sanofi. MGBG is expected to be marketed under the trade name Zyrkamine. The use of MGBG is protected by an issued patent in the United States and MGBG is designated as an Orphan Drug for treatment of patients with diffuse lymphomas, including AIDS-related NHL. There can be no assurance that MGBG will receive FDA approval on a timely basis, if at all, become commercially viable or achieve market acceptance.

     Development History. Early clinical trials sponsored by the NCI in the 1970's showed that MGBG had antitumor activity, particularly in leukemias and lymphomas; however, when administered on a daily dosing schedule, the drug caused intolerable inflammation of mucus membranes ("mucositis") which led to a discontinuation of clinical trials. Interest in the drug was renewed in the 1980's when it was discovered that the drug remained in the bloodstream for an extended period of time and that daily dosing caused an excessive accumulation of the drug. Subsequent clinical trials using a weekly or bi-weekly schedule demonstrated that MGBG had significant anti-tumor activity, particularly in patients with lymphomas, and such a dosing schedule did not cause severe mucositis or severe toxicity to bone marrow cells (i.e. non-myelosuppressive). In addition, MGBG has been shown to cross the blood brain barrier, making it an attractive agent for testing in patients with cancers of the central nervous system ("CNS"), particularly CNS lymphoma, a disease for which there is currently no effective therapy. ILEX acquired rights to MGBG based upon MGBG's demonstrated antitumor activity in human clinical trials. In addition, the Company believes MGBG may ultimately be used in combination regimens for treating various types of cancer because it works by a novel mechanism of action, is not myelosuppressive and has relatively few harmful side effects (is relatively "well tolerated"). Rights to MGBG were acquired by CTRC Research in 1992 from the Public Health Service ("PHS"), a division of the Department of Health and Human Services, and were subsequently transferred to ILEX.

     ILEX has chosen AIDS-related lymphoma as the first indication for MGBG because of the drug's demonstrated activity against lymphomas, its lack of myelosuppression, which is important in patients with AIDS, and its ability to be transported to the CNS, which is a frequent metastatic site. The choice of initial ("first-line") therapy for patients with this disease depends on many factors, but the therapy most commonly used, known as CHOP, is a combination of cytotoxic agents, cyclophosphamide + doxorubicin + vincristine + prednisone.

     Development Status. In October 1996, the Company submitted an NDA to the FDA seeking marketing approval for MGBG as a treatment for patients with AIDS-related NHL who have failed a potentially curative regimen such as CHOP. The Company is seeking marketing approval under the accelerated approval procedures promulgated by the FDA for anticancer drugs.

     The Company has completed two open-labeled Phase II clinical trials in a total of 90 patients with AIDS-related NHL who had failed at least one potentially curative treatment regimen. In both studies, 600 mg/M(2) was given via an intravenous infusion on Days 1 and 8 and once every two weeks thereafter until disease progression or the patient completed an additional 16 weeks of treatment after response was first observed. The primary endpoint of the studies was tumor response rate. Other endpoints included duration of response, survival and clinical benefit parameters.

     The percentage of patients that had a complete remission plus the percentage of patients that had more than a 50% reduction in the size of their tumors ("objective response rate") in the 90 patients enrolled in the two studies was 14.5%. Six patients (6.7%) had a complete remission, seven (7.8%) had a partial response (greater than 50% decrease in tumor size) and 16 (17.8%) had their disease stabilized. In both studies the drug was well tolerated and there was evidence that patients who had tumor shrinkage or stabilization also experienced relief from tumor-associated symptoms. The Company believes these results are meaningful because there are no approved treatments for patients who have failed first-line therapy. Additionally, patients who participated in the studies had very advanced disease and yet some clearly benefitted from tumor shrinkage and improvement in their tumor-associated symptoms. The Company believes that MGBG demonstrated a favorable benefit-to-risk ratio in these studies. The Company is planning to initiate a post-marketing approval Phase III trial in accordance with the FDA's accelerated approval guidelines. There can be no assurance, however, that such trial will be successful or that approval will be obtained under the FDA's accelerated approval guidelines, if at all.

     The Company plans to engage in efforts to expand MGBG's indications by conducting additional trials to demonstrate its efficacy in non-AIDS related NHL, CNS lymphoma, pancreatic cancer and Hodgkin's disease. The Company anticipates that MGBG, if approved, will be used in combination with other agents for these indications. ILEX is conducting a Phase I/II trial in patients with NHL, using MGBG combined with CHOP and plans to initiate a Phase II trial in 1997 in patients with lymphoma who have failed bone marrow transplantation. A Phase II trial has been initiated in patients with CNS lymphoma. The Company plans to initiate a Phase I trial in 1997 combining MGBG with gemcitabine and a Phase II trial in patients with either NHL or Hodgkin's disease who have failed bone marrow transplant treatment.

     Marketing. Worldwide marketing rights have been licensed to Sanofi pursuant to the terms of a license and development agreement between Sanofi and ILEX. Under the terms of the agreement, ILEX is responsible for providing clinical trial materials, managing the clinical development of MGBG and preparing and submitting an NDA. If approved, the NDA and Orphan Drug Designation are to be assigned to Sanofi, which will be responsible for the marketing and manufacture of MGBG for commercial distribution. ILEX has received from Sanofi an initial license fee and development funding for MGBG and is entitled to receive additional development funding, milestone payments and royalties on sales.

     The Company is seeking approval of MGBG initially for second-line treatment of patients who have AIDS-related NHL, a disease which currently afflicts approximately 10,000-20,000 persons in the United States. Because of its unique mechanism of action and lack of myelosuppression, the Company believes MGBG could be used in combination treatment regimens for non-AIDS-related NHL and other lymphomas, Hodgkin's disease and pancreatic cancer. These diseases are newly diagnosed in more than 66,500 people annually in the United States.

     Proprietary Position. In November 1994, the exclusive license to the United States patent for MGBG held by PHS was transferred to ILEX from CTRC Research. The PHS United States patent, which expires in May 2002, claims the intended regimen for using MGBG to treat patients with cancer. No international patents have been issued or are pending. Pursuant to the terms of the agreement with PHS, ILEX is obligated to pay PHS an annual royalty based on net sales of MGBG. MGBG is currently designated as an Orphan Drug for the treatment of patients with diffuse lymphomas, a classification of most lymphomas that are treated by chemotherapy, including AIDS-related NHL. See "-- Patents, Trademarks and Trade Secrets" and "-- In-Licensing Agreements."

  DFMO

     Overview. DFMO is a selective irreversible inhibitor of an enzyme which controls formation of certain polyamines which are required by dividing cells such as cancer cells. DFMO was discovered and developed through Phase II trials by Marion Merrell Dow Inc. ("MMD"), now Hoechst Marion Roussel, Inc. ILEX obtained a worldwide, exclusive license to DFMO from MMD for use in the fields of cancer and infectious diseases. ILEX plans to develop DFMO as a treatment for breast cancer, carcinoid syndrome and possibly brain tumors. The Company plans to initiate in 1997 pilot studies in patients with breast cancer. In addition, ILEX plans to develop DFMO as a chemoprevention drug. See "-- Cancer Treatment Compounds -- DFMO."

     Development History. DFMO's demonstrated activity in many preclinical cancer and parasitic disease models led MMD to pursue its development as an agent to treat certain infectious diseases, parasitic diseases and advanced cancer. MMD obtained marketing approval of DFMO as a treatment for Trypanosoma brucei gambiense and rhodensiense infections ("African Sleeping Sickness"), a rare disease found in certain developing countries. MMD supplies an intravenous dosage form of DFMO to the World Health Organization for distribution for this indication under the trade name ORNIDYL.

     MMD also conducted clinical studies with DFMO in patients with advanced cancer. DFMO inhibits the growth of tumors rather than killing cancer cells and, therefore, tumor reductions were rarely seen in most tumor types. However, promising results were observed when DFMO was used to treat patients with brain tumors. As a result, the NCI is sponsoring two ongoing, randomized, controlled Phase III trials in patients with brain tumors with survival as the primary endpoint. In one study by the Northern California Cancer Center ("NCCC"), radiation treatment with and without DFMO is being compared in 200 patients newly diagnosed with glioblastoma multiforme. This study, initiated in 1991, completed patient accrual in 1996 with an additional one or two years planned for follow-up. In a second study, initiated in 1992 by the NCI, DFMO is combined with Procarbazine + cyclohexylnitrosourea ("CCNU") + Vincristine ("PCV") and compared to PCV alone in patients with primary brain tumors. Either one or both of these studies could yield results supportive of an NDA filing by ILEX for DFMO for the treatment of patients with brain tumors. ILEX's Scientific Advisory Board advised the Company to acquire the rights to DFMO from MMD because (i) DFMO had demonstrated antitumor activity alone and in combination with other oncology drugs in numerous laboratory studies, (ii) DFMO's mechanism of action is novel, (iii) recent clinical studies had indicated that DFMO at low doses might be effective without the side effects seen at higher doses, (iv) Phase III studies had been initiated in patients with brain tumors and (v) the NCI was sponsoring a number of chemoprevention studies using DFMO.

     In laboratory studies sponsored by ILEX, DFMO has been shown to be more active than Tamoxifen in mice implanted with estrogen receptor positive breast tumors, to be active in tumor cell lines that are resistant to the effects of Tamoxifen, and to be active in estrogen receptor negative cell lines and to enhance the effectiveness of paclitaxel. Because many women fail therapy for advanced disease, there is a significant need for new therapies for breast cancer. Published studies have also shown that DFMO was more active than the current therapy, somatostatin, in an animal model used to study carcinoid tumors. A Phase II trial is expected to be initiated by the NCI in 1997.

     Development Status. ILEX plans to evaluate the results of the NCCC study of DFMO in combination with radiation for the treatment of glioblastoma multiforme when they are available in 1997 or 1998 and to determine if the clinical results are sufficient to support an NDA submission. The Company plans to initiate in 1997 two pilot studies in patients with breast cancer, one in patients who have failed hormonal therapy and a second combining DFMO with Taxol (paclitaxel). Each study is expected to enroll between 14 and 35 patients depending on the objective response rate observed. If positive results are seen in either setting, the Company plans to initiate pivotal Phase II trials. In addition, the Company plans to support an NCI-sponsored clinical study in patients with carcinoid syndrome who are failing conventional treatment.

     Marketing. The Company will seek one or more partners for development of this compound outside of the United States and may retain marketing rights in the United States. The annual incidence of breast cancer, brain tumors and carcinoid syndrome is estimated to be approximately 186,000, 17,900 and 5,000 persons per year in the United States, respectively. Approximately 45,000 women die from breast cancer each year and more than 13,000 patients with brain tumors die from their disease.

     Proprietary Position. In August 1995, ILEX obtained a worldwide, exclusive license to patents held by MMD covering the composition and use of DFMO for the treatment of cancer and various parasitic infections (excluding African Sleeping Sickness). Four MMD patents have issued in the United States which expire from August 16, 2000 through March 26, 2008. Applications for five additional MMD patents are pending. Fifty foreign patents have issued to MMD; four foreign applications have been filed by MMD. In November 1996, the Company learned that notice of allowance of claims had been received for a patent claiming the use of DFMO with a number of chemotherapeutic agents. The Company has filed two United States patent applications for the use of DFMO in combination with certain drugs used to treat breast cancer and in certain novel formulations. Pursuant to the terms of a license agreement, ILEX has paid MMD a licensing fee and is required to pay it certain milestone payments. In addition, ILEX is obligated to pay MMD a royalty based on net sales of DFMO related to applications of the product patented by MMD, and a lower royalty for applications not covered by MMD patents, subject to adjustment under certain circumstances. See "-- Patents, Trademarks and Trade Secrets" and "-- In-Licensing Agreements."

  PIRITREXIM

     Overview. Piritrexim is a novel dihydrofolate reductase inhibitor originally discovered and developed by Burroughs Wellcome Co., now Glaxo Wellcome, and The Wellcome Foundation Limited (collectively, "Wellcome") with demonstrated antitumor activity in patients with advanced bladder cancer, Kaposi's sarcoma ("KS") and other diseases. ILEX has obtained an exclusive license to patents held by Wellcome for use of Piritrexim as a treatment of patients with cancer and related diseases. The Company has initiated a Phase III trial in patients with KS and is collaborating with the Eastern Cooperative Oncology Group ("ECOG"), an NCI cooperative group, which is organizing a pivotal Phase II trial in patients with advanced bladder cancer.

     Development History. Piritrexim was discovered and developed by Wellcome as an agent with potentially superior properties to that of methotrexate. Because Piritrexim enters the cell by a different mechanism of action than that of methotrexate, Piritrexim was expected to be active in certain methotrexate-resistant tumors. Wellcome conducted Phase I and II studies in more than 700 patients. Tumor responses were noted in patients with advanced bladder cancer, KS, colon cancer, melanoma, head-and-neck cancer and other cancers. In published Phase II studies, Piritrexim demonstrated objective response rates ranging from 23% to 75% in patients with advanced bladder cancer who failed the standard first-line chemotherapy regimen of methotrexate + vinblastine + adriamycin + cisplatin ("MVAC"). Because MVAC is a very toxic regimen, there is a significant need for new effective treatments for advanced bladder cancer. Wellcome developed an oral and an intravenous formulation of Piritrexim. The Company has determined that the oral formulation is superior based upon its safety and efficacy profile. The dose limiting toxicity with this agent is myelosuppression, and other toxicities observed thus far are considered mild. ILEX acquired rights from Wellcome to Piritrexim in 1995 upon the recommendation of its Scientific Advisory Board. The Company sought to acquire rights to Piritrexim because (i) objective tumor responses were observed in patients with a number of different types of cancer, (ii) the drug appears to be well tolerated at the recommended dose and schedules and (iii) the oral formulation is convenient for patients. The Company believes that Piritrexim has the potential to be used for treating a number of different diseases in a number of different regimens.

     Development Status. The Company plans to initially pursue a parallel development path for Piritrexim, developing this agent both for patients with KS and for those with advanced bladder cancer. The Company has initiated a Phase III double-blind, placebo-controlled trial for patients with very early stage KS. These patients typically receive local therapy only. The objective of this study is to demonstrate that Piritrexim can prevent or reduce the number of new lesions formed (primary endpoint). The trial, designed for 120 evaluable patients, is expected to take approximately 18 months to complete. The Company plans to conduct a Phase II trial with approximately 50 patients to demonstrate responses in existing KS lesions as its second pivotal study.

     The Company also expects two Phase II pivotal studies to be conducted with approximately 100 patients with advanced bladder cancer who have failed MVAC or another first-line regimen. ECOG plans to initiate such a study with Piritrexim in early 1997. The Company plans to initiate a second study in 1997 with United States, European and Canadian institutions. These two studies are expected to constitute the two well-controlled pivotal studies required for an NDA under the accelerated approval mechanism. The Company also plans to conduct a Phase I trial combining Piritrexim with two other chemotherapy drugs with the objective of defining a new first-line regimen for patients with advanced bladder cancer.

     Marketing. The Company estimates that there are at least 10,000 AIDS-related new cases of KS diagnosed each year. The incidence of bladder cancer in the United States is estimated to be approximately 52,900 patients in 1996, and approximately 11,700 deaths are expected to result from advanced bladder cancer each year. ILEX and MPI, a drug development company, have formed an equally owned joint venture to develop Piritrexim. The Company has licensed Piritrexim to the joint venture in exchange for licensing fees, milestone payments and royalties. Coincident with the transaction, MPI made an equity investment of $5 million in ILEX. See "-- Strategic Alliances and Collaborations -- MPI."

     Proprietary Position. In March 1995, the Company obtained an exclusive, worldwide license to patents held by Wellcome covering the composition and use of Piritrexim for all cancer indications. Five Wellcome patents have issued in the United States, the two most relevant of which expire in 2007; these patents claim the composition of Piritrexim and its use as a treatment of patients with cancer. The Wellcome Foundation Limited has 36 foreign patents for Piritrexim with expiration dates ranging from 1999 to 2008. Pursuant to the terms of the license agreement, ILEX has paid a portion of a licensing fee to Wellcome, with a final payment due in March 1997. ILEX is also obligated to pay Wellcome royalties based on net sales of Piritrexim, subject to adjustment under certain circumstances. See "-- Patents, Trademarks and Trade Secrets" and
"-- In-Licensing Agreements."

  CRISNATOL

     Overview. Crisnatol is a compound that inhibits DNA and RNA synthesis and has demonstrated activity in patients with brain tumors. The Company is currently conducting a 200-patient, multi-center Phase III trial in patients with glioblastoma multiforme, comparing Crisnatol with Carmustine ("BCNU"), the only drug currently approved for treatment of this disease. The Company has licensed worldwide marketing rights to Janssen, a subsidiary of Johnson & Johnson.

     Development History. Crisnatol was discovered and initially selected for development by Wellcome on the basis of its in vitro and in vivo antitumor activity. Based on a number of limited Phase I and Phase II trials conducted under the prior sponsorship of Wellcome, the most promising antitumor activity for Crisnatol was seen in a Phase II trial for patients with malignant gliomas and no prior chemotherapy. In a Phase II study conducted by CTRC in 14 patients with recurrent high-grade brain tumors who had undergone surgery and radiation treatment, two patients obtained a complete remission and three had their disease stabilized. The complete remissions have been durable, and both patients are alive without evidence of disease, six and seven years since initiation of treatment, respectively. Another patient had disease stabilization that lasted 42 months after receiving ten months of therapy with Crisnatol. The Company sought to acquire rights to Crisnatol because (i) durable, complete remissions are rare in patients with recurrent high-grade brain tumors, (ii) the market potential for this indication alone was sufficiently attractive and (iii) Crisnatol might be an effective treatment for patients with brain metastasis. Rights to Crisnatol were acquired by CTRC Research from Wellcome in 1992 and were subsequently transferred to ILEX.

     Development Status. ILEX has initiated a randomized, controlled Phase III trial in adult patients with glioblastoma multiforme. It is the most serious of all brain tumors, with median survival of those treated by surgery alone being approximately three to six months. Studies indicate that the addition of radiation treatment improves this median survival to 12 months. Nonetheless, survival remains poor with only 21% of patients surviving two years after being diagnosed with glioblastoma multiforme and less than 5% surviving five years after diagnosis.

     In an ongoing Phase III adult trial, approximately 200 patients will receive either Crisnatol or BCNU after both surgery and radiation treatment. As of October 1, 1996, 52 patients have been enrolled at 12 clinical sites. Crisnatol is administered by continuous intravenous infusion for a period of three days on an outpatient basis. The primary endpoint is survival, with time-to-tumor progression and quality of life as the other endpoints. Because tumors in patients with glioblastoma multiforme usually recur within six months, this trial design is expected to produce results in a relatively short period of time. An interim analysis of the clinical data is scheduled to occur in the second quarter of 1997. The adult clinical trial is expected to be completed in late 1998.

     ILEX is also evaluating the use of Crisnatol in combination with radiation treatment and is exploring prolonged administration in preparation for clinical trials in patients with brain metastases. The Company is conducting a Phase I study exploring a longer continuous infusion schedule. The objective is to be able to administer Crisnatol continuously to patients who are undergoing radiation therapy for brain metastases in order to completely eradicate cancer cells that have metastasized to the brain.

     ILEX sponsored a Phase I clinical trial in 18 pediatric patients with brain stem gliomas. The results of this study are currently being analyzed. Crisnatol's antitumor activity has not been well studied in patients with diseases other than brain tumors. Crisnatol may have applications in other neoplastic diseases. Accordingly, ILEX plans to evaluate Crisnatol's potential in other diseases after the brain tumor studies are completed.

     Marketing. In October 1996, ILEX entered into an agreement with Janssen under which Janssen obtained worldwide rights to manufacture and market Crisnatol. Under such agreement, ILEX is responsible for process development, clinical development, and for preparing an NDA in the United States and registration dossiers outside the United States. ILEX retained an option to manufacture Crisnatol if Janssen elects to outsource manufacturing. ILEX received an initial license fee and will receive project funding, milestone payments and a royalty based upon the gross margin achieved by Janssen. Coincident with executing the licensing agreement, Johnson & Johnson Development Corp. made an equity investment of $1 million in ILEX. See "-- Strategic Alliances and Collaborations -- Janssen."


     The annual incidence of glioblastoma multiforme in the United States in 1996 was estimated by the American Brain Tumor Association to be more than 8,500. BCNU is the only drug approved for treatment of patients with high-grade brain tumors and effectiveness is marginal. Therefore, there is a significant need for new therapies for this disease. In addition, approximately 80,000 patients annually develop brain metastasis.


     Proprietary Position. In November 1994, the exclusive, worldwide license to Crisnatol for the treatment and/or prophylaxis of cancer was transferred to ILEX from CTRC Research. This license agreement also provides ILEX with certain non-exclusive rights for diseases other than cancer. Two Wellcome patents have issued in the United States, with expiration dates of 2005 and 2006. Wellcome has 36 patents in 35 foreign countries with expiration dates ranging from 1999 to 2007. Pursuant to the terms of the license agreement, ILEX is obligated to pay Wellcome a royalty based on net sales of Crisnatol products. See
"-- Patents, Trademarks and Trade Secrets" and "-- In-Licensing Agreements."

  DHAC

     Overview. Dihydro-5-azacytidine ("DHAC") is an agent that interacts with DNA and was initially developed as an antitumor agent by the NCI. In Phase II trials conducted by the NCI, DHAC was shown to induce responses in patients with mesothelioma, a cancer of the lung pleural cavity which is often attributed to exposure to asbestos. DHAC was also shown to increase expression of certain genes needed for inhibition of cancer cell growth. ILEX has licensed DHAC to MGI Pharma. MGI Pharma plans to develop this agent as a treatment for patients with myelodysplastic syndrome ("MDS"), a serious pre-leukemic condition, and possibly as a treatment for patients with prostate cancer. MGI Pharma is expected to begin Phase II clinical trials for patients with MDS in 1997.

     Development History. DHAC was designed as an analogue of 5-azacytidine ("AC"), a drug which had shown potential as a treatment for leukemia, with the objective of overcoming the severe gastrointestinal toxicities associated with AC. However, clinical studies conducted by the NCI demonstrated that DHAC was a drug completely different from AC with significantly less bone marrow toxicity. The dose limiting toxicity of DHAC was shown to be pleurisy, pain in the pleural cavity surrounding the

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

lungs. As a result of this observation, the NCI organized a clinical study of DHAC as a treatment for patients with mesothelioma. Antitumor responses were observed in a multi-center clinical trial conducted by the NCI. Trials also demonstrated that DHAC caused demethylation of DNA, which corrected certain DNA defects and caused re-expression of certain cell surface receptors. In follow-up preclinical studies, ILEX investigators demonstrated that DHAC could increase expression of androgen receptors and, therefore, potentially could be used to prolong the usefulness of androgen-related therapy in patients with prostate cancer. In other clinical studies, AC, which has a similar mechanism of action to that of DHAC, has been shown to reduce the number of transfusions required to maintain patients with MDS. Since AC is highly toxic to bone marrow, DHAC might be a better candidate for treatment of patients with MDS.

     Development Status. ILEX proposes initially to explore the development of DHAC in combination with growth factors as a treatment for MDS due to both a significant need for new treatments for patients with MDS as well as because DHAC could be as effective as AC without being toxic to bone marrow cells. In addition, the Company may also propose that its development partner, MGI Pharma, conduct Phase II clinical trials in patients with mesothelioma and prostate cancer. The Company expects that Phase II clinical trials will be initiated in 1997 for MDS.

     Marketing. The incidence of new cases of MDS in the United States in 1996 is approximately 7,500 and the incidence of prostate cancer is approximately 317,000. ILEX has entered into an agreement with MGI Pharma pursuant to which MGI Pharma obtained worldwide rights to manufacture and market DHAC. MGI Pharma agreed to contract with ILEX for 50% or more of the clinical development related to DHAC or equivalent services related to another project. ILEX will receive a licensing fee and a royalty based upon sales, if any, achieved by MGI Pharma or its sublicensee(s). See "-- Strategic Alliances and Collaborations -- MGI Pharma."

     Proprietary Position. The composition of matter patent for DHAC expired in 1994. The Company has applied for a United States patent for the use of DHAC to enhance androgen therapy in patients with prostate cancer. In addition, the Company has obtained Orphan Drug Designation for DHAC as a treatment for patients with mesothelioma. See "-- Patents, Trademarks and Trade Secrets."

  OTHER PRODUCTS

     Intoplicine. ILEX has licensed intoplicine ("Intoplicine"), a compound that inhibits two enzymes involved in cancer cell replication, from Rhone-Poulenc Rorer Inc. ("RPR"). In preclinical studies, Intoplicine demonstrated significant antitumor activity against human tumor stem cells and in tumor-bearing animal model systems. RPR terminated development of Intoplicine, because, in Phase I clinical trials by RPR, patients developed serious liver toxicity at dose levels below that which RPR believed to be necessary for antitumor activity. ILEX believes that it is possible to change the dosing schedule to decrease or eliminate the toxicity. RPR granted ILEX an exclusive, worldwide license to its United States patent, five foreign patents and five foreign patent applications on Intoplicine, and agreed to transfer know-how and regulatory documents to the Company. ILEX plans to test new dosing regimens in Phase I clinical trials of patients with various tumors beginning in 1997.

     Aminopterin. ILEX is collaborating with the University of Texas -- Southwestern Medical Center at Dallas on the development of aminopterin ("Aminopterin"), a compound in the same family as methotrexate. ILEX assisted the investigator with the preparation of an Investigational New Drug ("IND") application and supplied the initial clinical quantities. Early clinical results from an ongoing Phase I/II trial indicate that the drug may stabilize or shrink certain tumors (has "activity"). ILEX plans to collaborate in the development of this agent as a treatment for patients with acute lymphocytic leukemia and intends to apply for orphan drug status at the appropriate time. Aminopterin is not covered by any existing patents.

     Oxypurinol. In March 1995, ILEX obtained rights to an exclusive, worldwide license to technology held by Wellcome related to the synthesis and use of oxypurinol ("Oxypurinol"). Oxypurinol is an analogue of Wellcome's Allopurinol for the treatment of gout or cancer patients who have high uric acid levels, a condition resulting from chemotherapy treatment in some cancer patients. ILEX is currently

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

distributing Oxypurinol on a compassionate basis to patients who are allergic to Allopurinol or who cannot take Allopurinol for other reasons. ILEX intends to pursue marketing approval of this agent for treatment of patients who have allergic reactions to Allopurinol utilizing the data that has been collected on the compassionate use program. ILEX has entered into an agreement with MGI Pharma pursuant to which MGI Pharma obtained worldwide rights to manufacture and market Oxypurinol. ILEX is currently responsible for preparing a development plan. ILEX will receive a licensing fee and funding for data retrieval, analysis and project planning. Future funding and a milestone payment will depend on the feasibility of the development plan. See "-- Strategic Alliances and Collaborations -- MGI Pharma."

     Farnesyl Transferase Inhibitors. In July 1996, ILEX obtained rights to an exclusive, worldwide license from Sother, Inc. to a family of compounds that are currently in preclinical evaluation and have been shown to inhibit farnesyl transferase inhibitors. Farnesyl transferase inhibitors is an enzyme that is involved in the intracellular pathway which is activated in dividing cells. This enzyme is activated in a large number of tumors and therefore may be a promising target for new oncolytic agents. These compounds are currently being evaluated in preclinical studies.

CHEMOPREVENTION COMPOUNDS

     The Company believes that drugs can be developed which can be used to treat premalignant conditions and halt the progression of cells to invasive cancer. There are a number of conditions which currently can be diagnosed and which predispose an individual to developing cancer. Examples include (i) high-grade cervical dysplasia, which if left unattended, often progresses to invasive cervical cancer; (ii) recurrent colon polyps, which can lead to colon cancer;
(iii) actinic keratosis, which can progress to skin cancers; and (iv) instances when an individual has had a local tumor removed and is at a high risk for developing a second tumor. The Company believes that in the near future, physicians will increasingly be able to use relatively simple genetic-based tests to identify individuals at risk for developing cancer. There is a significant need for non-toxic, oral drugs which may be prescribed to prevent the onset of cancer in these situations.

     ILEX believes that clinical development strategies will be fundamental to the development of chemoprevention drugs. However, because there are currently no chemoprevention drugs which have obtained marketing approval, the clinical development path is uncertain. The Company believes that the design of clinical trials with appropriate intermediate endpoints in terms of demonstrating safety and efficacy in treating conditions that are known to progress to cancer will be important to the successful development of these products. Because of the potential market opportunity and ILEX's expertise in formulating clinical development strategies, the Company plans to devote significant resources to develop chemoprevention products. ILEX has two products which are currently being developed for chemoprevention.

  DFMO

     Overview. In addition to its cancer treatment potential, DFMO has shown potential to prevent the onset of cancer. Preclinical models have demonstrated that DFMO can block one of the steps involved in carcinogenesis in a number of tumor models. Studies sponsored by the NCI's Division of Cancer Prevention and Control ("DCPC") have shown that DFMO can reverse certain premalignant conditions. The Company plans to conduct pivotal trials in patients with cervical intraepithelial neoplasia ("CIN"), which can lead to cervical cancer, and other diseases and to collaborate with DCPC in the development of DFMO as a treatment for recurrent colon polyps, which can lead to colon cancer. The Company plans to initiate a Phase III clinical trial in 1997 for the treatment of high-grade CIN. ILEX obtained a worldwide, exclusive license to DFMO for use in the field of cancer and infectious diseases. ILEX also plans to develop DFMO as a cancer treatment compound. See "-- Cancer Treatment Compounds -- DFMO."

     Development History. Clinical studies conducted by investigators at the University of Wisconsin demonstrated that low, non-toxic doses of DFMO taken orally could inhibit the target enzyme, ornithine decarboxylase. Doses equal to 1/20th of those used to treat advanced disease were shown to be

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

effective. As a result, DCPC initiated a number of Phase I and II(a) chemoprevention studies in patients at risk for developing colorectal cancer, bladder cancer, prostate cancer, skin cancer, cervical cancer or head-and-neck cancer. In one study, DFMO was shown to regress high-grade CIN lesions in 50% of women with only 30 days of treatment. High-grade lesions, if not treated, can progress to cervical cancer. In another randomized, controlled study, DFMO was shown to reduce actinic keratosis lesions, a condition which can progress to squamous cell carcinoma of the skin.

     Development Status. The Company has entered into a clinical trials agreement to collaborate with DCPC in the development of DFMO as a chemoprevention agent. The Company has also completed the design of a Phase III clinical trial in 120 patients with high-grade CIN who have compromised immune systems. Such patients are known to have a high risk of recurrence of CIN lesions and are ultimately at risk for cervical cancer. In this study, HIV-infected women who have had their CIN lesions surgically removed will be randomized to receive daily doses of placebo or DFMO and followed to determine the time-to-disease recurrence in the two groups. The Company expects to start a Phase III trial in early 1997. The Company also plans to pursue the development of DFMO to treat actinic keratosis lesions through a partnership with a company which markets dermatologic products.

     DCPC is planning a randomized, placebo-controlled study designed to demonstrate that DFMO can reduce the recurrence of colon polyps. Individuals who have recurrent colon polyps are known to be at high risk for developing colon cancer. NCI and ILEX are reviewing future indications that may include treatment of patients with recurrent colon polyps, oral leukoplakia and others at risk for developing prostate cancer.

     Marketing. The Company plans to retain marketing rights to DFMO in the United States and Europe for the oral dose form and to seek marketing partners in Europe and Japan and for topical uses worldwide.

     Proprietary Position. The Company has filed a patent application for the use of DFMO to treat CIN lesions on behalf of M.D. Anderson Cancer Center and has obtained an exclusive license to the drug. See "-- Patents, Trademarks and Trade Secrets" and "-- In-Licensing Agreements."

  IL23-7553 (VITAMIN D3 ANALOGUE)

     ILEX has obtained an exclusive, worldwide license from Hoffmann-La Roche to IL23-7553, an analogue of vitamin D3, for uses in the field of cancer. IL23-7553 has been shown in preclinical studies to cause cancer cells to stop dividing (i.e. differentiation) and to shrink established tumors. At therapeutic concentrations, IL23-7553 does not appear to cause hypercalcemia, a toxic side effect caused by vitamin D3. ILEX plans to develop IL23-7553 for the prevention of several cancers, including prostate cancer. ILEX plans to synthesize the compound and to conduct all preclinical studies such that it can submit an IND for IL23-7553 as early as 1998. ILEX is in discussions with DCPC for the development of this agent.

CONTRACT RESEARCH AND DEVELOPMENT SERVICES

     In order to fund its drug development efforts and monitor oncology trends, the Company provides contract clinical research, development and manufacturing services to pharmaceutical and biotechnology companies engaged in the development of oncology drugs. ILEX believes that by using its expertise in the identification, development, manufacturing and regulatory approval process of oncology drugs, the Company can provide contract research services to pharmaceutical and biotechnology companies. The Company believes it is currently the only full-service provider of contract research services focused exclusively on oncology.

     Companies developing oncology drugs face particular issues related to conducting clinical studies. Patients are increasingly being seen by physicians in managed care organizations rather than at teaching institutions. Therefore, the traditional clinical trial sites often cannot provide sufficient numbers of patients for studies. In addition, with the FDA's approving new oncology drugs more rapidly and the large number of oncology drugs currently in development, it is critical that clinical trial designs take into account competing clinical trials and changing treatment practices.

     ILEX's internal clinical staff has extensive knowledge of the current oncology environment, which the Company believes provides its clients with a distinct advantage. The Company offers its contract research clients, among other things, expertise in the design of cancer clinical protocols, preparation of regulatory submissions, toxicology services, organization and monitoring of clinical trials and state-of-the-art manufacturing capabilities. As a result, ILEX believes that it may be able to reduce the time normally required by other pharmaceutical and biotechnology companies and broad-based CROs to develop oncology products and increase the probability of obtaining regulatory approval.


     The Company estimates that pharmaceutical and biotechnology companies spent approximately $2.6 billion in 1995 for research and development of anticancer and endocrine system drugs. During the twelve-month period ended December 31, 1996, ILEX provided services to 15 clients, including four pharmaceutical companies and 11 biotechnology companies, involving over 25 projects. As of December 31, 1996, the Company has active contracts with 12 pharmaceutical and biotechnology companies and is in ongoing discussions with these and additional companies to manage development programs for their oncology drugs.


     ILEX, CTRC and a provider of site administrative services have jointly made a proposal to a major pharmaceutical company to organize and manage certain clinical trials for the pharmaceutical company. The parties have executed an initial agreement to begin work on several clinical studies and are negotiating a potential five year comprehensive agreement. Under the proposal, ILEX would be responsible for certain CRO-related activities such as organizing and managing clinical trials, providing data management services and preparing final reports. CTRC and the provider of site administrative services would be responsible for enrolling patients to the clinical studies and obtaining the required data. No assurance can be given that such negotiations will lead to a comprehensive agreement or that any such transaction will achieve satisfactory results.


     ILEX has in the past derived, and may in the future derive, a significant portion of its contract research services revenue from a relatively limited number of major projects or clients. Concentrations of business in the contract service industry are not uncommon and the Company is likely to experience such concentration in future years. The Company intends to continue to expand its contract research business by focusing its marketing efforts on longer term, multi-phase drug development programs. For the year ended December 31, 1996, ILEX's top five CRO customers accounted for 84.4% of the Company's contract research services revenue. The loss of business from a significant client could materially and adversely affect the Company's business, financial condition and results of operations.


     The Company is engaged in the preliminary stages of negotiations relating to a potential long-term contract with a provider of site administration services, which would include a joint marketing or cooperative alliance between such provider and the Company's CRO services business. The transaction, as currently being discussed, could result in the issuance by the Company of up to approximately 2.5 million shares of Common Stock, some of which would be subject to performance criteria and achievement of various financial goals. Any such issuance would result in substantial dilution, including in terms of earnings per share, to stockholders of the Company and purchasers in this offering. No assurance can be given that such negotiations will lead to a final transaction or that any such transaction will achieve satisfactory results.

  CLINICAL RESEARCH SERVICES

     The Company offers its contract research clients a full range of services, including but not limited to the following:

          Study Protocol Design. The protocol defines the medical issues the study seeks to examine and the statistical tests that will be conducted. Accordingly, the protocol defines the frequency and type of laboratory and clinical measures that are to be tracked and analyzed, the number of patients

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

     required to produce a statistically valid result, the period of time over which the patients must be tracked and the frequency and dosage of drug administration. The Company believes its experience with NDA-directed studies, knowledge of rapidly changing clinical practices and knowledge of the FDA's position on acceptable endpoints are very beneficial to the design of oncology clinical trials.

          Site and Investigator Recruitment. The study drug is administered to patients by physicians, referred to as investigators, at hospitals, clinics or other locations, referred to as sites. The trial's success depends on the successful identification and recruitment of investigators with an adequate base of patients who satisfy the requirements of the study protocol. ILEX has access to leading sites and investigators through its relationship with CTRC Research, the Company's Scientific Advisory Board and investigators used on previous studies.

          Patient Enrollment. The speed with which trials can be completed is significantly affected by the rate at which patients are enrolled by investigators. ILEX has access to a large patient population through its relationship with CTRC Research and Southwest Oncology Group ("SWOG"), which enrolls numerous oncology patients into Phase II and III trials. The Company also has access to a network of investigators who collaborate with ILEX, CTRC Research and members of ILEX's Scientific Advisory Board.

          Regulatory Affairs Services. ILEX provides comprehensive regulatory product registration services for pharmaceutical and biotechnology products in North America and, to a lesser extent, in Europe, including regulatory strategy formulation, document preparation and liaison with the FDA and other regulatory agencies. ILEX works closely with clients to devise regulatory strategies and comprehensive product development programs. The Company's regulatory affairs experts review existing published literature, assess the scientific background of a product, assess the competitive and regulatory environment, identify deficiencies and define the steps necessary to obtain registration in the most expeditious manner. Through this service, the Company helps its clients determine the feasibility of developing a particular product or product line. ILEX's regulatory group specializes in enabling clients to make timely regulatory submissions with the final objective of NDA approval. The Company frequently communicates with the FDA, which the Company believes streamlines the approval process by allowing the Company to address regulatory concerns early in the development plan. ILEX also closely monitors evolving regulatory policies in the United States and internationally, which allows the Company to design global regulatory strategies with the objective of expedited product approvals.

          Toxicology Services. ILEX performs the full range of drug safety toxicology analyses in a state-of-the-art, American Association for Accreditation of Laboratory Animal Care ("AAALAC") accredited facility currently certified to meet National Institutes of Health U.S. Public Health Service guidelines and current Good Laboratory Practices ("cGLP") standards. The Company's drug safety specialists develop and execute comparative studies, find the mechanism of action and interpret the data to determine a compound's clinical significance. The Company has also developed animal models to test compounds for the prevention of alopecia, mucositis and cardiotoxicity, side effects frequently associated with cancer treatment drugs. ILEX's Quality Assurance Unit audits all drug safety studies to certify that technicians are performing the procedures according to Standard Operating Procedures and/or protocols. The Company currently manages validated animal testing laboratories at the UTHSCSA for the purposes of conducting toxicology studies under cGLP.

          Manufacturing Expertise. ILEX believes that it is one of only a few custom chemical synthesis manufacturers focused on bulk oncology drugs in the United States. The Company conducts its manufacturing operations at a 7,200-square-foot state-of-the-art manufacturing facility, at which it manufactures bulk drug products for preclinical and clinical trials for CRO clients and in-licensed compounds. Oncology drugs are complex, toxic molecules that are difficult to synthesize and require special handling procedures. ILEX's management team has extensive oncology drug manufacturing expertise. Most of the compounds being developed by the Company have never been manufactured on a commercial basis, and the Company has no experience in manufacturing compounds in commercial quantities. There can be no assurance that such compounds can be manufactured at a cost, or in quantities, necessary to make them commercially viable.

     Additional services provided by the Company include study monitoring and data collection, report writing and medical services.

RELATIONSHIP WITH CTRC

     The Company was incorporated in December 1993 coincident with the transfer of certain advanced drug development programs, intellectual property rights and commercial opportunities from CTRC Research. CTRC Research was formed as part of a program begun by CTRC, a regional cancer treatment and research center located in San Antonio, Texas, which was founded in 1972 and today, in conjunction with the UTHSCSA, is an NCI-designated Comprehensive Cancer Center, one of two in the state of Texas. Under the leadership of Charles Coltman, Jr. M.D., Co-Chairman of the Company's Scientific Advisory Board, CTRC has become known for its expertise in clinical research. Dr. Coltman is also Chairman of SWOG. Dr. Daniel Von Hoff, the other Co-Chairman of the Company's Scientific Advisory Board, was appointed Director of Research at CTRC in 1988. In 1991, under the direction of Dr. Von Hoff, CTRC established the Institute for Drug Development ("IDD") under a Program Agreement with UTHSCSA, with the mission of accelerating the development of oncology drugs. Primarily through the efforts of Dr. Von Hoff, IDD has since established one of the largest groups in the United States for conducting Phase I trials of oncology drugs. In 1991, CTRC also formed CTRC Research to principally engage in the research activities of CTRC, including the IDD. CTRC and CTRC Research and its related entities have had some level of participation in the clinical development of a substantial majority of the anticancer drugs developed over the past 10 years.

     As the majority holder of Series A Preferred Stock, CTRC Research has the right to elect three members of the Company's Board of Directors. Upon consummation of the offering, this right will terminate and CTRC Research will beneficially own approximately 23.8% of the Company's outstanding shares of Common Stock. Consequently, CTRC Research will have the ability to exercise substantial influence over the outcome of most stockholders' actions, and such a concentration of ownership could have an adverse effect on the price of the Common Stock or have the effect of delaying or preventing a change in control of the Company. The Company and CTRC Research have an agreement not to commence any legal action against, in the case of CTRC Research, the Board of Directors of the Company, other than Directors of the Company who are also employees or officers of or consultants to ILEX, or, in the case of ILEX, the Board of Trustees of CTRC Research, for any claim that would have been covered by any directors' and officers' liability insurance policies maintained by CTRC or ILEX, as applicable, subject to certain exceptions. This agreement will terminate upon consummation of this offering, but such agreement will remain in effect with respect to any activity occurring prior to the termination of the agreement.

     During the period from 1991 through 1994, CTRC Research obtained certain rights to patents covering MGBG, Crisnatol and DHAC (certain of which have terminated), and entered into negotiations to license DFMO, Piritrexim, Intoplicine and Oxypurinol. In addition, CTRC Research entered into a contract to develop a synthesis process to make a compound for a third party and retained an option to produce future commercial supplies. In 1993, CTRC incorporated ILEX as a for-profit subsidiary and, in 1994, transferred certain advanced drug development programs, intellectual property rights and commercial opportunities to the Company, and, through CTRC Research, retains an equity position in ILEX. See "Principal Stockholders."

     CTRC Research has agreed to provide certain administrative and technical assistance to the Company on a fee-for-service basis. In addition, CTRC Research has a 38,000-square-foot laboratory devoted to preclinical development of oncology agents. Testing capabilities include growth inhibition tests using tumor cell lines, various biochemical tests, testing in animals and the human tumor cloning test. The Company believes that access to these resources will better enable it to focus its efforts on building highly effective clinical development, manufacturing and toxicology capabilities. The Company expects to continue to engage CTRC Research to conduct clinical studies of ILEX's products, which enables ILEX to receive timely feedback regarding the efficacy and safety of new drugs.

     CTRC Research and Sanofi have entered into agreements (collectively, the "Sanofi Agreements"), pursuant to which Sanofi agreed to fund various CTRC Research programs (the "Research Programs") through December 31, 1997 and obtained an exclusive option through December 2000 to evaluate and license all of CTRC Research's commercial drugs, compounds, products and rights arising from the Research Programs. If Sanofi exercises its options to acquire any such rights from CTRC Research, the parties must enter into a license and development agreement for those rights, pursuant to which Sanofi will agree to pay various licensing fees, royalties and milestone payments to CTRC Research.

     If Sanofi declines or fails to exercise its options to license a CTRC Research product or right, ILEX will have certain rights to negotiate to license and develop those products pursuant to the terms of a subordinated option agreement between ILEX and CTRC Research (the "Subordinated Option Agreement"). The terms of the Subordinated Option Agreement provide ILEX with a first right to negotiate a license for the technology declined by Sanofi and, upon the expiration of the Sanofi Agreements, a first right to negotiate a funding and licensing agreement with CTRC Research for programs unencumbered by Sanofi. However, the terms of that agreement only provide ILEX with an option to negotiate to license certain of CTRC Research's rights and fund certain of its programs, to the extent that Sanofi has not licensed or funded such rights or programs. Moreover, the parties have agreed to negotiate an extension of Sanofi's exclusive option prior to or upon its expiration. There can be no assurance that ILEX and CTRC Research will be able to agree on the terms of any licenses or agreements or that any products acquired or licensed by ILEX will be successful. The Subordinated Option Agreement expires March 2000, and the parties have agreed to negotiate the possible renewal of the agreement upon its expiration.

     Prior to the formation of ILEX, Sanofi exercised its option to sublicense MGBG from CTRC Research. CTRC Research assigned all of its rights and obligations regarding MGBG to ILEX in November 1994 and, accordingly, Sanofi and ILEX became parties to license and development arrangements with respect to MGBG.

     The Company believes that its established relationship with CTRC Research and its related entities and the Company's experienced Scientific Advisory Board put it in a position to identify and to license novel cancer drugs for development. In addition, a substantial percentage of all experimental oncology drugs currently undergoing clinical trials in the United States have been tested, at one time or another, by CTRC and/or SWOG. ILEX believes its established relationship with CTRC Research and SWOG allows it to obtain prompt feedback on the safety and efficacy of its compounds, and access to potential contract services clients. However, CTRC Research is an independent entity that neither ILEX nor its management controls. There can be no assurance that ILEX and CTRC will be able to maintain their mutually beneficial relationship and any deterioration of such relationship could have a material adverse effect on the Company's business, financial condition and results of operations.


     CTRC Research is attempting to obtain a private letter ruling from the IRS to confirm certain tax implications to CTRC Research associated with the formation of the Company by CTRC. CTRC Research's tax counsel has reported to the Company, based on its conversations with IRS staff reviewers, that preliminary indications are that CTRC Research will receive the favorable ruling it is seeking from the IRS. However, there can be no assurance when, if ever, such a favorable ruling will be issued. As part of the formation of the Company, shares of Common Stock were purchased by the Founders. A provision in the stock purchase agreements entered into between ILEX and each of the Founders requires the Company and the Founders to attempt to reach an "equitable adjustment" of their stock purchases in the event CTRC Research is unable to obtain a favorable private letter ruling from the IRS. If the Company and the Founders are unable to reach or agree upon an "equitable adjustment" within a specified period after an adverse IRS tax ruling, the Founders' stock purchases would be rescinded and the Company would be required to repurchase the Common Stock purchased by the Founders at the purchase price, approximately $210,000, paid upon formation. A provision in the employment and consulting agreements entered into between the Company and each of the Founders also requires the Company and the Founders to renegotiate in good faith an "equitable adjustment" to the terms of such agreements in the event that CTRC Research is unable to obtain a favorable private letter ruling from the IRS. If the Company is unable to successfully renegotiate the terms of such agreements after a specified period of time, they automatically terminate. "Equitable adjustment" is not defined in any of the stock purchase agreements, employment agreements or consulting agreements, and no basis for determining what constitutes an "equitable adjustment" is specified in such agreements. Consequently, what constitutes an "equitable adjustment" could, in addition to considerations in respect of the Founders and the Company, be determined based on the actions necessary to be taken to minimize any adverse tax consequences to CTRC Research associated with an adverse IRS tax ruling.

     It is the current intention of ILEX to take such actions as are necessary to maintain the services of the Founders. However, the successful conclusion of renegotiated agreements satisfactory to the Founders may not be possible both if it is determined that any transfer to the Founders to replace lost value would result in adverse tax consequences to CTRC Research and if CTRC Research has a contract right under the stock purchase agreements, employment agreements or consulting agreements to preserve its tax-exempt status. Under those circumstances, the only renegotiated agreement possible between the Company and the Founders would be one in which the Founders forego a portion of the value represented by their original stock purchases sufficient to prevent the adverse consequences to CTRC Research's tax-exempt status. There can be no assurance that the Founders would agree to such an arrangement.


     Any renegotiated agreement with the Founders may include, without limitation, the issuance of shares of Common Stock or options to purchase shares of Common Stock to the Founders or cash payments to the Founders. The issuance of shares of Common Stock or options to purchase shares of Common Stock or cash payments made by the Company to retain the services of the Founders could be material, and such issuances or payments could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, such issuances could have a substantial dilutive effect on the value of outstanding shares of Common Stock. There can be no assurance that any negotiations with the Founders would be successfully consummated, and the services of one or more of the Founders may be lost. See
"Management -- Employment and Consulting Agreements." Furthermore, conflicts between the Company's interest in maintaining the services of the Founders and the interest of CTRC Research and related entities in maintaining its tax-exempt status could materially and adversely affect the relationship, or result in litigation, between the Company and CTRC Research and related entities which could have a material adverse effect on the Company's business, financial condition and results of operations.


STRATEGIC ALLIANCES AND COLLABORATIONS

     The Company may develop and commercialize on its own those product candidates for which the clinical trial and marketing requirements can realistically be managed by the Company. However, for most of the Company's products, including MGBG, Crisnatol, Piritrexim and DHAC, for which greater resource commitments will be required, the Company has formed or intends to form corporate partnerships with pharmaceutical companies for product development and commercialization. In a typical licensing arrangement, a corporate partner would likely bear the substantial cost of clinical development, scale-up production, FDA approval and marketing. ILEX has entered into strategic alliances with respect to MGBG, Crisnatol, Piritrexim and DHAC. Although the Company believes that these strategic partners and any future corporate partners in these collaborations have or will have an economic motivation to perform their contractual responsibilities, the amount and timing of capital to be devoted to these activities are not within the control of the Company. There can be no assurance that such partners will perform their obligations as expected or that the Company will derive any additional revenue from such arrangements. Furthermore, there can be no assurance that the Company will be able to negotiate additional collaborative arrangements in the future, or that such collaborative arrangements will be successful. To the extent that the Company chooses not to, or is unable to, establish such arrangements, it would require substantially greater capital to undertake development and marketing of its proposed products at its own expense and could result in delays in the Company's introduction of new products. The Company does not currently have sales, marketing or distribution capability.

  Sanofi

     Worldwide marketing rights to MGBG have been licensed to Sanofi pursuant to the terms of a license and development agreement between Sanofi and ILEX. Under the terms of the agreement, ILEX is responsible for securing clinical trials materials, managing the clinical development of MGBG and preparing and submitting an NDA. The NDA, if approved, and Orphan Drug Designation are to be assigned to Sanofi, which will be responsible for the marketing and manufacturing of MGBG for commercial distribution. ILEX has received from Sanofi an initial licensing fee and development funding for MGBG and is entitled to receive additional development funding, milestone payments and royalties on sales. There can be no assurance that MGBG will receive regulatory approval on a timely basis, if at all, be commercially viable or achieve market acceptance.

  Janssen

     In October 1996, ILEX entered into an agreement with Janssen, a subsidiary of Johnson & Johnson, under which Janssen obtained worldwide rights to manufacture and market Crisnatol. Janssen agreed to contract with ILEX for both process development and clinical development, and ILEX is responsible for preparing an NDA for the United States and registration dossiers outside the United States. ILEX retained an option to manufacture Crisnatol if Janssen elects to outsource manufacturing. ILEX received an initial license fee, and will receive milestone payments and a royalty based upon the gross margin achieved by Janssen. Janssen has the right to terminate its support of the project at any time with 90 days' notice, in which case all rights revert to ILEX. The agreement also provides that, upon the acquisition of more than 33% of the outstanding voting securities of ILEX by a pharmaceutical or biotechnology company with annual worldwide sales of $500 million or more, Janssen may (i) terminate the agreement in its entirety or (ii) terminate the provisions of the agreement relating to the development plan and the funding thereof by Janssen while continuing the license. An interim analysis of the clinical data is scheduled to occur in April 1997. Coincident with executing the licensing agreement, Johnson & Johnson Development Corp. made an equity investment of $1 million in ILEX.

  MGI Pharma

     In November 1996, ILEX entered into agreements with MGI Pharma pursuant to which MGI Pharma obtained worldwide marketing rights to DHAC and Oxypurinol and was assigned DHAC's orphan drug designation. With respect to DHAC, MGI Pharma will either contract with ILEX for a portion of work related to the clinical development of DHAC or for an equivalent amount of work related to another MGI Pharma project or projects. With respect to Oxypurinol, ILEX is responsible for preparing a development plan. With respect to both compounds, ILEX will receive a licensing fee and periodic payments for development work at ILEX's standard contract rates. In addition, in the case of Oxypurinol, ILEX may receive a milestone payment, and in the case of DHAC, ILEX is entitled to receive royalties based on sales by MGI Pharma or its licensee(s). MGI Pharma has certain rights to terminate either agreement upon 60 days' notice or (i) the agreement with respect to Oxypurinol if Wellcome does not consent to amend its license agreement with ILEX to include non-cancer indications and (ii) the agreement with respect to DHAC if the NCI fails to transfer the IND or fails to deliver bulk drug substance from the NCI's inventory for clinical trials.

  MPI

     In December 1996, ILEX formed a joint venture with MPI to develop Piritrexim pursuant to which ILEX licensed worldwide rights to manufacture and market Piritrexim to the joint venture in exchange for licensing fees, milestone payments and royalties. The joint venture subcontracted with MPI and ILEX to execute the development plan. ILEX and MPI own the joint venture equally. Coincident with this transaction, MPI made an equity investment of $5.0 million in ILEX.

  Potential Future Alliances and Collaborations

     In the ordinary course of its business, the Company investigates, evaluates and discusses with others the potential creation of strategic collaborations, and the acquisition of businesses, technologies and compounds which complement the Company's business. Although the Company currently has no definitive understandings or agreements with respect to any such strategic collaboration or acquisition, the Company is actively engaged in discussions with several parties which may either singly or in the aggregate materially impact the Company's business, financial condition and results of operations. No assurance can be given, however, that any such strategic collaboration or acquisition will be made or, if made, that it will prove to be successful.

IN-LICENSING AGREEMENTS

     As a part of its business strategy, the Company actively seeks to expand its product portfolio. Historically, these acquisitions have been in the form of exclusive licensing arrangements with a number of universities, pharmaceutical companies, and individual inventors.

     The Company's in-license agreements (the "Licenses") generally require the Company to undertake and pursue with diligence and best efforts the development of the compounds and technologies licensed and to report on a regular basis on the Company's development, progress and plans. Each of the Licenses requires payments of royalties on sales of products covered by the License and, in several instances, minimum annual royalties. Under most of the Licenses, the licensor has the first right to sue for infringement of, and defend invalidity charges against, the licensed patents. All of the Licenses provide that the licensor or sublicensor may terminate all or a portion of the license or sublicense in the event of the Company's default in its obligations, including the obligations to diligently pursue and apply best efforts to the development of the licensed compound or technology, and, in some instances, in the event of the Company's insolvency or bankruptcy. In addition, certain Licenses will automatically terminate if the Company does not achieve certain development milestones by specified dates or, in lieu thereof, make payments extending such dates. A termination of any of the Licenses could have a material adverse effect upon the Company. The Company believes it has complied in all material respects with the terms of all of its Licenses to date. The Company intends to continue its licensing program and to engage in compound acquisitions with a primary focus on clinical stage oncology compounds. There can be no assurance that any such licenses or acquisitions will be on terms similar to the Licenses or favorable to the Company.

     The Company's agreements with its strategic corporate partners typically provide that in the event the Company is required to pay a royalty to a third party in order to market a product in any country because of a third-party patent in such country, a portion of any such payments may be credited by the Company against royalties payable to the partner. In addition, if a product containing the compound subject to the agreement is introduced into any country in which patent rights do not exist, and sales of such competing product exceed certain specified percentages of unit sales of the Company's products, then the royalty rates are subject to reduction. Subject to certain exceptions, the obligation to pay royalties with respect to net sales in a specific country typically ceases from eight to 15 years from the date of first commercial sale of the product in a such country.

ORPHAN DRUG STATUS

     Pursuant to the Orphan Drug Act of 1983 (the "Orphan Drug Act"), the FDA may designate a drug intended to treat a "rare disease or condition" as an "orphan drug." A "rare disease or condition" is one which affects less than 200,000 people in the United States, or which affects more than 200,000 people but for which the cost of development and distribution of the drug will not be recovered from sales of the drug in the United States. Upon approval of an NDA for an orphan drug, such drug may be eligible for exclusive marketing rights in the United States for designated and approved indications for seven years. Orphan drugs may also be eligible for federal income tax credits for certain clinical trial expenses. The Company holds orphan drug designations for MGBG for treatment of patients with diffuse lymphomas and for DHAC for treatment of patients with mesothelioma. See "-- Products Under Development," and "-- Government Regulation."

     The Company may receive marketing exclusivity for an orphan drug only if it is the sponsor of the first NDA approved for the drug for an indication for which the drug was designated as an orphan drug prior to the approval of such NDA. Therefore, unlike patent protection, orphan drug status does not prevent other manufacturers from attempting to develop the drug for the designated indication or from obtaining NDA approval prior to approval of the Company's NDA. If another sponsor's NDA for the same drug and the same indication is approved first, that sponsor is entitled to exclusive marketing rights if that sponsor has received orphan drug designation for the drug. In that case, the FDA would be prohibited from approving the Company's application to market the product for the relevant indication for a period of seven years. If another sponsor's NDA for the same drug and the same indication is approved first, but that drug has not been designated as an orphan drug, the FDA would still be permitted to approve the Company's NDA without the exclusivity provided by orphan drug status.

     The Company believes that some of its products in addition to MGBG and DHAC may qualify for designation as orphan drugs. There can be no assurance, however, that such other products will receive orphan drug status. Moreover, possible amendment of the Orphan Drug Act by the United States Congress and possible reinterpretation by the FDA are frequently discussed. Legislation to limit exclusivity in some respects was passed by Congress, but vetoed by the President in 1990. FDA regulations reflecting certain other limitations and procedures went into effect in January 1993. Therefore, there is no assurance as to the precise scope of protection that may be afforded by orphan drug status in the future, or that the current level of exclusivity and tax credits will remain in effect.

PATENTS, TRADEMARKS AND TRADE SECRETS

     Proprietary protection for the Company's products is important to the Company's business. Although the Company seeks appropriate patent protection both in the United States and abroad for its proprietary technology, to date, the Company has no patents issued in its name. In addition to seeking its own patents, the Company has entered into license agreements with various pharmaceutical companies and research, educational and governmental institutions to obtain certain patent rights from them for the purpose of developing, manufacturing and selling potential products using the compounds and technologies protected by such patents. See the discussion of patent rights under "-- Products Under Development." Under these agreements, the Company is obligated to pay royalties of varying rates based upon, among other things, levels of revenues from the licensed products. Generally, the agreements continue for a specified number of years or for as long as any licensed patents remain in force, absent breach of the terms of the agreements or termination of the agreements. See the discussion of the various license agreements under "-- Products Under Development." The patent positions of biotechnology and pharmaceutical companies, however, can be highly uncertain and often involve complex legal and factual questions, and therefore, the breadth of claims allowed in biotechnology and pharmaceutical patents cannot be predicted.

     The Company's compounds acquired pursuant to in-licensing arrangements are protected by 14 patents obtained by the Company's licensors in the United States; six patents of the Company's licensors are pending in the United States. The Company's licensors also obtained 126 foreign patents (counterparts to the United States issued patents and patent applications) and nine foreign patents are pending. The patents and patent applications in-licensed by the Company have not been independently investigated by the Company, and there can be no assurance that any such patents or patent applications will not be challenged or will provide protection for the Company's compounds. The Company has filed two of its own United States patent applications for the use of DFMO in combination with certain drugs used to treat breast cancer and in certain novel formulations. There can be no assurance that a patent will issue as a result of either such application or what scope of protection that these issued patents will provide or whether such patents will ultimately be upheld as valid by a court of competent jurisdiction in the event of a legal challenge. The patent and license applicable to DHAC recently expired and, as a result, the DHAC technology is currently available for general public use.

Notwithstanding the patent and license expiration, ILEX holds an Orphan Drug Designation for DHAC for the treatment of patients with mesothelioma and has applied for a patent for using DHAC as a treatment for patients with prostate cancer. Currently, Orphan Drug Designation provides market exclusivity to ILEX for this indication for seven years following marketing approval. Following this period of exclusivity for this indication, however, this product will be deemed a generic drug for all indications and, therefore, will be subject to competitive pricing pressures. In addition, Oxypurinol and Aminopterin do not have patent protection. United States patents on ILEX's other current products which expire in the next 10 years include: MGBG (2002); Crisnatol (2004, 2005); DFMO (2000); and Piritrexim (2007).

     A number of significant changes in the United States patent laws were mandated by the North American Free Trade Agreement ("NAFTA") and the General Agreement on Tariffs and Trade ("GATT"). Legislation enacting these treaties has been passed into law. The term of exclusive rights afforded by a United States patent has historically been a period of 17 years measured from the date of grant. Under the new legislation, the new term of United States patents will commence on the date of grant, and terminate 20 years from the date on which the patent application was filed in the United States. Existing patents and future patents granted on an application filed before June 8, 1995, will have a term that is the longer of 20 years from the filing date or 17 years from the date of grant. If a patent issues from a continuation-in-part, divisional or continuing application, the 20-year patent expiration date is measured from the filing date of the earliest United States priority application relied on by the applicant. This change will affect the term of any patent granted on applications filed subsequent to June 8, 1995, including patents which ultimately mature from existing applications, if they are refiled as continuations or continuations-in-part after June 8, 1995.

     Under the Drug Price Competition and Patent Term Restoration Act of 1984, United States product patents or use patents may be extended for up to five years under certain circumstances to compensate the patent holder for the time required for FDA regulatory review of the product. The benefits of the Act are available only to the first approved use of the active ingredient in the drug product and may be applied only to one patent per drug product. This law also establishes a period of time following FDA approval of certain new drug applications during which other sponsors may not submit an NDA for the drug. There can be no assurance that the Company will be able to take advantage of either the patent term extension or market exclusivity provisions of this law.

     No assurance can be given that any patent issued to, or licensed by, the Company will provide protection that has commercial significance. In this regard, the patent position of pharmaceutical compounds is particularly uncertain. No assurance can be given that the Company's patents will afford protection against competitors with similar compounds or technologies, that others will not obtain patents claiming aspects similar to those covered by the Company's patents or applications, that the patents of others will not have an adverse effect on the ability of the Company to do business or that the patents issued to or licensed by the Company will not be infringed, challenged, invalidated or circumvented. Moreover, the Company believes that obtaining foreign patents may, in some cases, be more difficult than obtaining domestic patents because of differences in patent laws, and the Company recognizes that its patent position, therefore, may be stronger in the United States than abroad. In addition, the protection provided by foreign patents, once they are obtained, may be weaker than that provided by domestic patents. See
"-- Government Regulation."

     In addition to pursuing patent protection in appropriate cases, the Company also relies on trade secret protection for its unpatented proprietary technology. However, trade secrets are difficult to protect. There can be no assurance that the Company will meaningfully protect its rights in such unpatented proprietary technology or that others will not independently develop substantially equivalent proprietary information and techniques, circumvent the Company's attempts to protect its proprietary technology, or otherwise gain access to the Company's trade secrets, that such trade secrets will not be disclosed or that the Company can effectively protect its rights to unpatented trade secrets. The Company requires its employees and consultants to execute proprietary information agreements upon commencement of employment or consulting relationships with the Company, which agreements provide that all confidential information developed or made known to the individual during the course of the relationship shall be kept confidential except in specified circumstances. There can be no assurance, however, that these agreements will provide meaningful protection for the Company's trade secrets or other proprietary information in the event of unauthorized use or disclosure of such information.

     ILEX is a registered United States trademark of the Company.

COMPETITION

     Competition in the area of pharmaceutical products is intense. There are many companies, both public and private, including pharmaceutical and biotechnology companies, that are engaged in the development of products for certain of the applications being pursued by the Company. Moreover, products currently exist in the market that will compete directly with the products that the Company is seeking to develop. Most of these companies have substantially greater financial, research and development, manufacturing and marketing experience and resources than the Company and represent substantial long-term competition for the Company. Such companies may succeed in discovering and developing pharmaceutical products more rapidly than the Company and its collaborative partners or pharmaceutical products that are safer or more effective or less costly than any that may be developed by the Company and its collaborative partners and may also prove to be more successful than the Company and its collaborative partners in production and marketing. Smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large pharmaceutical and established biotechnology companies. Academic institutions, governmental agencies and other public and private research organizations also conduct clinical development, seek patent protection and establish collaborative arrangements for the development of oncology products. ILEX will face competition based on product efficacy and safety, the timing and scope of regulatory approvals, availability of supply, marketing and sales capability, reimbursement coverage, price and patent position. There can be no assurance that the Company's competitors will not (i) develop more safe and effective products; (ii) obtain patent protection or intellectual property rights that limit the Company's or its collaborative partners' ability to commercialize products that may be developed; or (iii) commercialize products earlier than the Company. The industry in which the Company competes is characterized by extensive research and development efforts and rapid technological progress. New developments occur and are expected to continue to occur at a rapid pace, and there can be no assurance that discoveries or commercial developments by the Company's competitors will not render some or all of the Company's potential products obsolete or non-competitive, which would have a material adverse effect on the Company's business, financial condition and results of operations. The Company's competitive position also depends on its ability to attract and retain qualified scientific and other personnel, develop effective proprietary products, implement development and marketing plans, obtain patent protection and secure adequate capital resources.

     In its contract research services, the Company primarily competes against in-house departments of pharmaceutical companies, CROs and, to a lesser extent, universities and teaching hospitals. Many of these competitors have substantially greater capital, technical and other resources than the Company. CROs generally compete on the basis of previous experience, medical and scientific expertise in specific therapeutic areas, the quality of contract research, the ability to organize and manage large-scale trials on a global basis, the ability to manage large and complex medical databases, the ability to provide statistical and regulatory services, the ability to recruit investigators and patients, the ability to integrate information technology with systems to improve the efficiency of contract research, an international presence with strategically located facilities, financial viability and price. There can be no assurance that the Company will be able to compete favorably in these areas.

GOVERNMENT REGULATION

     The design, development, research, testing, manufacture, labeling, distribution, marketing and advertising of products such as the Company's proposed products are subject to extensive regulation by governmental regulatory authorities in the United States and other countries. The drug approval process is generally lengthy, expensive and subject to unanticipated delays. The FDA, and comparable agencies in foreign countries, impose substantial requirements on the introduction of new pharmaceutical products through lengthy and detailed preclinical and clinical testing procedures, sampling activities and other costly and time-consuming compliance procedures. A new drug may not be marketed in the United States until it has undergone rigorous testing and has been approved by the FDA. The drug may then be marketed only for the specific indications, uses, formulation, dosage forms and strengths, approved by the FDA. Similar requirements are imposed by foreign regulators upon the marketing of a new drug in their respective countries. Satisfaction of such regulatory requirements, which includes demonstrating to the satisfaction of the FDA that the relevant product is both safe and effective, typically takes several years or more depending upon the type, complexity and novelty of the product and requires the expenditure of substantial resources. Preclinical studies must be conducted in conformance with the FDA's good laboratory practice regulations. The Company's compounds require extensive clinical trials and FDA review as new drugs. Clinical trials will be vigorously regulated and must meet requirements for FDA review and oversight and requirements under good clinical practice regulations. There can be no assurance that the Company will not encounter problems in clinical trials which would cause the Company or the FDA to delay or suspend clinical trials. Any such delay or suspension could have a material adverse effect on the Company's business, financial condition and results of operations.

     The steps required before a drug may be marketed in the United States include (i) preclinical laboratory and animal tests, (ii) submission to the FDA of an application for an Investigational New Drug exemption, or IND, which must become effective before human clinical trials may commence, (iii) human clinical trials to establish the safety and efficacy of the drug, (iv) the submission of a detailed NDA to the FDA and (v) FDA approval of the NDA. In addition to obtaining FDA approval for each product, each domestic establishment where the drug is to be manufactured must be registered with the FDA. Domestic manufacturing establishments must comply with cGMP and are subject to periodic inspections by the FDA. Foreign manufacturing establishments also must comply with cGMP and are subject to periodic inspection by the FDA or by local authorities under agreement with the FDA.

     Preclinical tests include laboratory evaluation of product chemistry and animal studies to assess the potential safety and efficacy of the product. Products must be formulated according to cGMP, and preclinical tests must be conducted by laboratories that comply with FDA regulations regarding cGLP. The results of preclinical tests are submitted to the FDA as part of an IND, which must become effective before the sponsor may conduct clinical trials in human subjects. Unless the FDA objects to an IND, the IND becomes effective 30 days following its receipt by the FDA. There is no certainty that submission of an IND will result in FDA authorization of the commencement of clinical trials.

     Clinical trials involve the administration of the investigational drug to patients. Clinical trials typically are conducted in three phases, which generally are conducted sequentially, and test for safety, side effects, dosage tolerance, metabolism and clinical pharmacology. With respect to anticancer agents, testing typically is done with a small group of patients with advanced cancers that have proved unresponsive to other forms of therapy. Phase I testing typically takes one year to complete. Phase II involves tests in a larger but still limited patient population to determine the efficacy of the drug for specific indications, to determine optimal dosage and to identify possible side effects and safety risks. Phase II testing for an indication typically takes from one and one-half to two and one-half years to complete. If a drug proves to be efficacious in Phase II evaluations, expanded Phase III trials are undertaken to evaluate the overall risks and benefits of the drug in relationship to the treated disease in light of other available therapies. Phase III studies generally take from two and one-half to five years to complete. There can be no assurance, however, that Phase I, Phase II or Phase III testing will be completed successfully within any specified time period, if at all. Furthermore, the FDA may suspend clinical trials at any time if it decides that patients are being exposed to a significant health risk.

     The results of the preclinical studies and clinical trials are submitted to the FDA as part of an NDA for approval of the marketing and commercial shipment of the drug. The NDA also includes information pertaining to the chemistry, formulation, activity and manufacture of the drug and each component of the final product, as well as details relating to the sponsoring company. The NDA review process takes more than two years on average to complete, although reviews of treatments for cancer and other life-threatening diseases may be accelerated. However, the process may take substantially longer if the FDA has questions or concerns about a product. In general, the FDA requires at least two adequate and well-controlled clinical studies demonstrating efficacy in order to approve an NDA. The FDA may, however, request additional information, such as long-term toxicity studies or other studies relating to product safety. Notwithstanding the submission of such data, the FDA ultimately may decide that the application does not satisfy its regulatory criteria for approval. Finally, the FDA may require additional clinical tests following NDA approval.

     The Company's area of focus, oncology, is not thoroughly understood and there can be no assurance that the drugs the Company is seeking to develop will prove to be safe and effective in treating or preventing cancer. The development of such drugs will require the commitment of substantial resources to conduct the preclinical development and clinical trials necessary to bring such compounds to market. Drug research and development by its nature is uncertain. There is a risk of delay or failure at any stage, and the time required and cost involved in successfully accomplishing the Company's objectives cannot be predicted. Actual drug research and development costs could exceed budgeted amounts, which could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company cannot predict with certainty when, if ever, it might submit for regulatory review additional compounds currently under development. Once the Company submits its potential products for review, there can be no assurance that FDA or other regulatory approvals for any pharmaceutical products developed by the Company will be granted on a timely basis, if at all. There also can be no assurance that delays or rejections will not be encountered based upon additional government regulation from future legislation or administrative action or that changes will not be made in FDA policy during the period of product development and FDA regulatory review of each submitted NDA. A delay in obtaining or failure to obtain such approvals would have a material adverse effect on the Company's business, financial condition and results of operations. Even if such regulatory approval is obtained, it is limited as to the indicated uses for which the product may be promoted or marketed. A marketed product, its manufacturer and the facilities in which it is manufactured are subject to continual review and periodic inspections. Failure to comply with regulatory requirements and other factors could subject the Company to regulatory or judicial enforcement actions, including, but not limited to, product recalls or seizures, injunctions, withdrawal of the product from the market, civil penalties, criminal prosecution, refusals to approve new products and withdrawal of existing approvals, as well as potentially enhanced product liability exposure. Sales of the Company's products outside the United States will be subject to foreign regulatory requirements governing clinical trials and marketing approval. These requirements vary widely from country to country and could delay introduction of the Company's products in certain countries.

     One element of the Company's strategy is to develop chemoprevention compounds that, when taken chronically, may prevent the progression to cancer. To date, the FDA has not approved any chemoprevention compounds and there can be no assurance that the FDA will approve such compounds in the future. Because there are currently no chemoprevention drugs which have obtained marketing approval, the clinical development path is uncertain. There can be no assurance that ILEX will be able to successfully develop a safe and efficacious chemoprevention product, that such product will be commercially viable or will achieve market acceptance.

     In 1988, the FDA issued regulations intended to expedite the development, evaluation and marketing of new therapeutic products to treat life-threatening and severely debilitating illnesses for which no satisfactory alternative therapies exist. These regulations provide for early consultation between the sponsor and the FDA in the design of both preclinical studies and clinical trials. At the present time, MGBG is being developed under such an accelerated program. There can be no assurance, however, that any future products the Company may develop will be eligible for evaluation by the FDA under the 1988 regulations. In addition, there can be no assurance that MGBG or any future products, if eligible, will be approved for marketing at all or, if approved for marketing, will be approved for marketing sooner than would be traditionally expected. Regulatory approval granted under these regulations may be restricted by the FDA as necessary to ensure the safe use of the drug. In addition, post-marketing clinical studies are required. If drugs do not perform satisfactorily in such post-marketing clinical studies, the products would likely be required to be withdrawn from the market.

     The Company intends to seek orphan drug status for some of its product candidates pursuant to the Orphan Drug Act and has been granted orphan drug status for MGBG for treatment of patients with diffuse lymphomas and for DHAC for treatment of patients with mesothelioma. There can be no assurance orphan drug status will be granted for other product candidates or that any such grant of orphan drug status will provide the Company with any benefits. Although orphan drug status may provide an applicant exclusive marketing rights in the United States for a designated indication for seven years following marketing approval, in order to obtain such benefits, the applicant must be the sponsor of the first NDA approved for that drug and indication. Moreover, amendment of the Orphan Drug Act by the United States Congress and reinterpretation by the FDA are frequently discussed. Legislation to limit exclusivity in some respects was passed by Congress, but vetoed by the President in 1990. FDA regulations reflecting certain other limitations and procedures went into effect in January 1993. Therefore, there can be no assurance as to the precise scope of protection that may be afforded by orphan drug status in the future, or that the current level of exclusivity will remain in effect. See "-- Orphan Drug Status."

     Among the requirements for product approval is the requirement that prospective manufacturers conform to the FDA's cGMP standards, which also must be observed at all times following approval. Accordingly, manufacturers must continue to expend time, money and effort in production, record keeping and quality control to ensure compliance with cGMP standards. Failure to so comply subjects the manufacturer to possible FDA action, such as the suspension of manufacturing or seizure of the product. The FDA may also request a voluntary recall of a product.

     The product testing and approval process is likely to take a substantial number of years, and involves the expenditure of substantial resources. There can be no assurance that any approval will be granted. The FDA also may require post-marketing testing and surveillance to monitor the product and its continued compliance with regulatory requirements. Upon approval, a drug may only be marketed for the approved indications in the approved dosage forms and at the approved levels. Adverse experiences with the product must be reported to the FDA. The FDA also may require the submission of any lot of the product for inspection and may restrict the release of any lot that does not comply with FDA standards, or may otherwise order the suspension of manufacture, recall or seizure if non-compliant product is discovered. Product approvals may be withdrawn if compliance with regulatory standards is not maintained or if problems concerning safety or efficacy of the product are discovered following approval.

     The Prescription Drug User Fee Act of 1992 was enacted to expedite FDA review and approval of new drugs by providing the FDA additional funds through the imposition of user fees. The Act imposes three kinds of user fees on manufacturers of prescription drugs: (i) a one-time fee for each single-source prescription drug application submitted on or after September 1, 1992; (ii) an annual fee for each establishment that produces single-source prescription drugs; and (iii) an annual fee for each single-source prescription drug product marketed.

     The Company also will be subject to foreign regulatory requirements governing clinical trials, manufacturing of products, marketing of products and product approvals. Whether or not FDA approval has been obtained, approval of a product by the comparable regulatory authorities of foreign countries must be obtained prior to the commencement of marketing of the product in those countries. The approval process varies from country to country and the time required may be longer or shorter than that required for FDA approval. Under its agreement with licensees and distributors in foreign countries, the Company often requires the licensee or the distributor to be responsible for obtaining regulatory approvals in their respective territories.

     Health care reform, if enacted, could result in significant change in the financing and regulation of the health care business. The Company is unable to predict whether such changes will be enacted or, if enacted, the effect of such changes on the future operation of the Company's business. Changes affecting drug pricing, drug reimbursement, prescription benefits and levels of reimbursement for drugs, among other changes, could have a materially adverse effect on the Company's business, financial condition and results of operations.

PRODUCT LIABILITY AND INSURANCE

     The Company's business involves the risk of product liability claims. The Company has not experienced any product liability claims to date. Although the Company maintains clinical trials liability insurance with coverage limits of $2 million per occurrence and an annual aggregate maximum of $2 million, and general commercial liability insurance with an additional $5 million umbrella coverage per occurrence and an annual aggregate maximum of $5 million, there can be no assurance that product liability claims will not exceed such insurance coverage limits, which could have a material adverse effect on the Company's business, financial condition or results of operations, or that such insurance will continue to be available on commercially reasonable terms, if it all.

EMPLOYEES

     As of December 31, 1996, the Company had 64 full-time employees, 48 of whom are engaged in research and development activities. No employees are covered by collective bargaining agreements, and the Company believes it maintains good relations with its employees.

MANUFACTURING AND OTHER FACILITIES

     The Company's administrative offices comprise approximately 24,000 square feet of leased office space in San Antonio, Texas, of which approximately 3,000 square feet are located in CTRC Research's research facility. The Company is in the process of moving from its current facility into such office space. The lease governing the Company's existing office space expires at the end of February, 1997.

     The Company leases and operates a 7,200-square-foot manufacturing facility that has been designed to produce multi-kilogram lot sizes of anticancer compounds under cGMP. The design of this facility, prepared by ILEX staff, has been reviewed by the Regional Compliance Office of the FDA and found to be suitable for production of bulk drugs. The manufacturing facility is owned by a non-profit corporation that is controlled by CTRC Research and the Texas Research and Technology Foundation, and provides for the payment by the Company of fixed monthly rent plus a percentage of gross sales generated from the facility. These two organizations obtained a grant to build the facility from the Economic Development Administration. ILEX has a 15-year lease to the facility with three five-year-extension options.

     The Company's facility, which is approximately 50% utilized, has sufficient capacity to manufacture the materials necessary to satisfy the requirements for conducting clinical trials of ILEX's current clients and collaborative partners. The Company will be required to expand its manufacturing facilities or to contract with other manufacturers in the event the Company's CRO manufacturing business is expanded or there is a need for commercial quantities of the Company's compounds.

LEGAL PROCEEDINGS

     The Company is not currently involved in any legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of the Company are as follows:

                NAME                   AGE                      POSITION
                ----                   ---                      --------
Richard L. Love(1)...................  53    President, Chief Executive Officer and Director
Alexander L. Weis, Ph.D..............  47    Executive Vice President, Chief Scientific
                                             Officer and Director
Timothy J. Williamson................  53    Senior Vice President, Marketing & Business
                                               Development
James R. Koch........................  42    Vice President and Chief Financial Officer
Deirdre K. Tessman, Ph.D.............  52    Vice President, Drug Development
Pedro Santabarbara, M.D., Ph.D.......  44    Vice President, Medical Affairs
Gary V. Woods(1).....................  53    Chairman of the Board
A. Dana Callow, Jr.(1)...............  45    Director
John L. Cassis(1)(2).................  48    Director
Jason S. Fisherman, M.D..............  40    Director
Jerry R. Mitchell, M.D., Ph.D........  55    Director
Ruskin C. Norman, M.D.(2)............  77    Director
Daniel D. Von Hoff, M.D..............  49    Director and Co-Chairman of Scientific Advisory
                                               Board

---------------

(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

     RICHARD L. LOVE has served as President, Chief Executive Officer and Director of the Company since its inception in December 1993. Mr. Love has more than 30 years of industry experience with more than 16 years in the biosciences industry. Prior to forming ILEX, Mr. Love was Chief Operating Officer of CTRC Research from 1991 to 1993. From 1983 through 1991, Mr. Love served as CEO of Triton Biosciences Inc., a subsidiary of Shell Oil Company, and led the sale of Triton Biosciences Inc. to Berlex Laboratories, Inc., a subsidiary of Schering, A.G. Mr. Love earned his B.S. and M.S. in Chemical Engineering from Virginia Polytechnic Institute.

     ALEXANDER L. WEIS, PH.D., has served as Executive Vice President, Chief Scientific Officer and Director of the Company since October 1994. From 1991 through 1994, Dr. Weis was the Director of Preclinical Research and Development for CTRC Research. Prior to joining CTRC Research, Dr. Weis worked at Eastman Kodak Company and Sterling Winthrop Inc. (currently STWB Inc.), the Weizmann Institute of Sciences, Israel and the Russian Academy of Sciences in the former USSR. Dr. Weis is also the owner and chief executive officer of Lipitek International, Inc., one of the Company's subcontractors. See "Certain Transactions." Dr. Weis received his Ph.D. in Organic Chemistry at the National Academy of Sciences in the former USSR.

     TIMOTHY J. WILLIAMSON has served as Senior Vice President Marketing and Business Development of the Company since October 1994. From April 1990 through October 1994, Mr. Williamson served as Vice President for Marketing and Sales with Boehringer Mannheim Pharmaceuticals Corporation ("Boehringer"). Prior to joining Boehringer, Mr. Williamson served as Regional Sales Director at Genentech, Inc. and held various positions with Merck Sharp & Dohme, the U.S. pharmaceuticals division of Merck & Co. Inc. Mr. Williamson holds his B.A. from the University of Texas.

     JAMES R. KOCH, CMA, has served as Vice President and Chief Financial Officer of the Company since August 1996. Mr. Koch was the Vice President, Finance and Chief Financial Officer for two start-up specialty pharmaceutical companies, Symphony Pharmaceuticals, Inc. (1993-1996) and Neose Pharmaceuticals (1991-1993) (currently Neose Technologies, Inc.). His prior experience also includes ten years in senior financial management positions with G.D. Searle Pharmaceutical. Mr. Koch holds his M.S. from the Krannert School of Management at Purdue University and his B.S. in Mechanical Engineering from General Motors Institute.

     DEIRDRE K. TESSMAN, PH.D., has served as Vice President, Drug Development of the Company since October 1994. From January 1991 to October 1994, Dr. Tessman served as Director, Worldwide Pharmaceutical Projects for Schering AG, and from 1987 to 1991 as Director of Pharmaceutical Project Development at Triton Biosciences Inc. Dr. Tessman has also served as Director of Clinical Research at Roskon Research Corporation, as Manager of Clinical Research at Medco Research, Inc. and as a Scientist with Warner-Lambert/Parke Davis. Dr. Tessman earned her B.S. from Marygrove College, her M.B.A. from the University of Michigan and her Ph.D. from California Coast University.

     PEDRO SANTABARBARA, M.D., PH.D., has served as Vice President, Medical Affairs since August 1996. Prior to joining ILEX, he was Director of Clinical Research Oncology for RPR in North America from August 1994 to August 1996, and served Bristol-Myers Squibb Company in its medical oncology departments in domestic and international positions from February 1988 to August 1994. Dr. Santabarbara holds his M.D. and Ph.D. degrees from the University of Barcelona where he specialized in Internal Medicine and Medical Oncology.

     GARY V. WOODS joined ILEX as a Director in December 1993 and was elected Chairman of the Board in October 1994. Since 1979, Mr. Woods has been employed as President of McCombs Enterprises, Inc., an organization which invests in automobile dealerships, oil and gas ventures, real estate and broadcasting. He currently serves on the Board of Directors of several organizations, including Titan Holdings, Inc., the CTRC, and the Greater San Antonio Chamber of Commerce, and is Chairman of the Board of Trustees of CTRC Research. Mr. Woods also served as President of the San Antonio Spurs, a professional basketball team, from 1988 to 1993. Mr. Woods received his B.B.A. from Southwest Texas State University and his M.B.A. from Southern Methodist University and is a licensed Certified Public Accountant.

     A. DANA CALLOW, JR. has been a Director of ILEX since October 1995. He is a partner of several Boston Capital Ventures' partnerships, which he co-founded in 1982. Prior to that, he was a management consultant for Braxton Associates, Inc. He is or has been a director of many companies, including: PAREXEL International, Inc., Medical Management of New England, Inc., Tektagen, Inc., and Continuity Marketing Corporation, Inc. Mr. Callow received his A.B. from Tufts University and his M.B.A. from The Amos Tuck School at Dartmouth College.

     JOHN L. CASSIS has been a Director of ILEX since October 1995. Mr. Cassis joined Hambro Health International in 1994. Prior to that, he was a Director of Salomon Brothers Inc, where he co-founded Salomon Brothers Venture Capital in 1986 and headed it from 1990 to 1994. From 1976 to 1981, he was a Managing Director of Ardshiel Associates, Inc. (currently Ardshiel Inc.), a merchant bank. In 1972, Mr. Cassis was employed by Johnson & Johnson ("J&J") where he founded the Johnson & Johnson Development Corporation, that firm's venture capital arm, and was J&J's Manager of Acquisitions. Mr. Cassis is currently on the Board of Directors of HealthTech Services Corp., and is Chairman of the Board of Directors of IMPATH Inc. and Dome Imaging Systems, Inc. Mr. Cassis received his A.B. and M.B.A. from Harvard University.

     JASON S. FISHERMAN, M.D., has been a Director of ILEX since October 1995. Dr. Fisherman is currently a partner at Advent International Corporation. Prior to joining Advent, Dr. Fisherman served as Senior Director of Medical Research for Enzon, Inc. from 1991 to 1994. Between 1989 and 1992, he managed clinical development of a number of anticancer drugs at the NCI. Dr. Fisherman is currently a director of several private health care companies. Dr. Fisherman received his B.A. in Molecular Biophysics and Biochemistry from Yale, his M.D. from the University of Pennsylvania, and his M.B.A. from Wharton. He is Board-certified in internal medicine and medical oncology.

     JERRY R. MITCHELL, M.D., PH.D., has been a Director of ILEX since December 1996. Dr. Mitchell co-founded MPI Research in November 1995 and has held the position of Chief Executive Officer of MPI Research since November 1995 and is co-Chairman of MPI. Between 1989 and November 1995, Dr. Mitchell held various executive positions with the Upjohn Company. He became President of Upjohn Laboratories in 1990, a member of Upjohn's Board of Directors in 1991 and, subsequently, Vice Chairman of the Board in 1993. Dr. Mitchell has served on a number of national science committees, including the National Academy of Sciences (two committees), the FDA's Advisory Committee on Gastrointestinal Drugs and the NIH Pharmaceutical Sciences Committee. He received M.D. and Ph.D. degrees from Vanderbilt University and completed residency training in internal medicine at Cornell University Medical Center.

     RUSKIN C. NORMAN, M.D., has been a Director of ILEX since December 1993. Dr. Norman is past member (Senior Partner) of Radiology Physician Associates, as well as a previous President of St. Luke's Lutheran Hospital. In 1978, he held the post of Chairman of the National Medical Advisory Committee of the American Health Care Association. Dr. Norman serves on the Board of Directors of several companies, including CTRC and Compass Bank -- San Antonio. Dr. Norman holds his B.S. in Pharmacy from the St. Louis College of Pharmacy and his M.D. from the Northwestern University Medical School.

     DANIEL D. VON HOFF, M.D., has served as Co-Chairman, Scientific Advisory Board and a Director of the Company since October 1994. Dr. Von Hoff has been Director of IDD and Chief Executive Officer of CTRC Research since 1989 and 1995, respectively, and has also been a Clinical Professor of Medicine at UTHSCSA since 1995. He is a holder of an NCI grant to conduct Phase I trials with compounds from the NCI. Over the past 17 years, Dr. Von Hoff has conducted national clinical trials with more than 110 new antineoplastic and biologic agents. Dr. Von Hoff has served on the FDA's Oncology Advisory Committee and was a member of the Board of Directors of the American Society of Clinical Oncology. He is currently a member of the Board of Directors of the American Association for Cancer Research and is the Director of Research for PRN Inc., a division of Physicians Reliance Network. He is the recipient of numerous awards and honors including the K. Bagshawe Honorary Lecture for the British Association for Cancer Research, the EORTC Michel Clavel Lectureship and the Therapeutic Frontiers Lecture Award from the American College of Clinical Pharmacy. He is a Fellow of the American Association for the Advancement of Science and is a recipient of both the Outstanding Professor Award and the Presidential Teaching Award from UTHSCSA. Dr. Von Hoff holds his B.S. from Carroll College, and his M.D. from Columbia College of Physicians and Surgeons.

     All directors of the Company hold office until the next annual meeting of stockholders and the election and qualification of their successors. The holders of the Series A Preferred Stock and Series B Preferred Stock each have the right to elect three members to the Board. This right to elect directors, along with the other terms of the Preferred Stock, will be eliminated upon the consummation of this offering. Each officer of the Company was chosen by the Board of Directors and serves at the pleasure of the Board of Directors until his or her successor is appointed or until his or her earlier resignation or removal in accordance with applicable law.

SCIENTIFIC ADVISORY BOARD

     The Company has organized a Scientific Advisory Board which consists of recognized scientists with expertise in oncology. The members of the Scientific Advisory Board are appointed by the Board of Directors and review and comment upon the Company's ongoing and proposed scientific projects. The Scientific Advisory Board also advises the Company on potential areas of clinical interest and provides scientific evaluations on products under development. The Scientific Advisory Board meets semi-annually and certain members meet in smaller groups or individually with the Company as needed. The Company provides each member of the Scientific Advisory Board, other than the Co-Chairmen, with a stipend in the amount of $2,000 per meeting and a one-time grant of an option for 5,710 shares of the Company's Common Stock. The Company also reimburses each member for expenses incurred when traveling to and attending meetings.

     All members of the Scientific Advisory Board have commitments to and/or consulting contracts with other organizations, including potential competitors of ILEX, that may limit their availability to the Company. None of these individuals is expected to devote more than a small portion of his or her time to the Company. The following are the members of ILEX's Scientific Advisory
Board:

     For a biography of DANIEL D. VON HOFF, M.D., see "-- Executive Officers and Directors."

     CHARLES A. COLTMAN, JR., M.D., is Professor of Medicine at the UTHSCSA and the Director of the San Antonio Cancer Institute. He is President and CEO of CTRC, Chairman of SWOG, and has received numerous citations for his research in cancer control and the treatment of leukemias, lymphomas, and Hodgkin's Disease. Dr. Coltman is Co-Chairman of ILEX's Scientific Advisory Board with Daniel D. Von Hoff, M.D., and has served in such position since November 1994. Dr. Coltman holds his M.D. from the University of Pittsburgh School of Medicine.

     DAVID SAMUEL ALBERTS, M.D., has been a Professor of Medicine and Pharmacology at the Arizona Cancer Center, Tucson, since 1975, has been a Director of Cancer Prevention and Control at the NCI since 1988, and served as chairman of the Oncology Drug Advisory Committee to the FDA from 1982-1984. Dr. Alberts received his B.S. from Trinity College in 1962, and his M.D. from the University of Virginia in 1966.

     LAWRENCE H. EINHORN, M.D., has been associated with Indiana University since 1973 and currently holds the title of Distinguished Professor of Medicine. Dr. Einhorn has won numerous awards related to his cancer research, especially in testicular cancer, and is the recipient of a National Cancer Institute Outstanding Investigator Grant from 1985 through 1999. Dr. Einhorn received his M.D. degree from the State University of Iowa Medical School in 1967.

     MARK R. GREEN, M.D., is the Gilbreth Professor of Clinical Oncology, Chief of Hematology Oncology and Director of the Hollings Cancer Center at the Medical University of South Carolina in Charleston, South Carolina. Between 1985 and 1990, he served as the Director of the University of California San Diego Cancer Center ("UCSD"), an NCI-designated Clinical Cancer Center, and, in 1992, Dr. Green was appointed the first Edwin and Evelyn Tasch Professor in Cancer Research at UCSD. He held that position until moving to the Medical University of South Carolina as Director of the Hollings Cancer Center in August 1996. Dr. Green's research interests are in clinical investigation with a focus in lung cancer. He attended Harvard College and Harvard Medical School, receiving his B.A. degree in 1966, and his M.D. in 1970.

     WAUN KI HONG, M.D., is an American Cancer Society Clinical Research Professor, and Professor of Medicine and Chairman of the Department of Thoracic/Head and Neck Medical Oncology at M.D. Anderson Cancer Center, where he also holds the Charles A. LeMaistre Chair in Thoracic Oncology. He received his oncology training at Memorial Sloan-Kettering Cancer Center, and afterward served as Chief of Medical Oncology at the Boston V.A. Medical Center until joining M.D. Anderson in 1984. Dr. Hong is dedicated to translational research in both head and neck and lung cancer, and also focuses on the area of chemoprevention.

     ALEXANDRA M. LEVINE, M.D., joined the staff at the University of Southern California School of Medicine in 1977 and is currently a Professor of Medicine and Chief, Division of Hematology and Medical Oncology. Dr. Levine served as the Executive Associate Dean of the University of Southern California School of Medicine from 1985 to 1990. Dr. Levine's research interests include the hematologic malignancies. She began an active program of AIDS research in 1981, focused primarily on the cancers related to AIDS, and most recently on HIV disease in women. She worked with Dr. Jonas Salk from 1987 until his death in 1995 on a potential AIDS vaccine. Dr. Levine was appointed to the Presidential HIV/AIDS Advisory Council by President Clinton in June 1995, and currently serves as Chair of the Research Committee for the Presidential Council. Dr. Levine graduated from University of California at Berkely, and received her M.D. from the University of Southern California School of Medicine. She received training in Internal Medicine and Hematology at the University of Southern California School of Medicine, and in Oncology at Emory University.

     JEFFREY M. TRENT, PH.D., serves as both the Scientific Director and the Chief of the Laboratory of Cancer Genetics, National Center for Human Genome Research. Dr. Trent was recruited to the NIH Bethesda campus to establish the Intramural Research Program of the National Center for Human Genome Research. He received his Bachelor's Degree from Indiana University, and his Ph.D. from The University of Arizona. He remained on the faculty at The University of Arizona for several years, where he served as the Director of Basic Research for the Arizona Comprehensive Cancer Center. He then accepted an Endowed Chair in Oncology at The University of Michigan in Ann Arbor where he also directed the Basic Science Program of the Cancer Center. His research interests are in the molecular genetics and cytogenetics of human cancer.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     As permitted by the Delaware General Corporation Law (the "Delaware Law"), the Company's Certificate of Incorporation includes a provision that eliminates the personal liability of its directors to the Company or its stockholders for monetary damages for breach of their fiduciary duty to the maximum extent permitted by the Delaware Law. The Delaware Law does not permit liability to be eliminated (i) for any breach of a director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions, as provided in Section 174 of the Delaware Law or (iv) for any transaction from which the director derived an improper personal benefit. In addition, as permitted in
Section 145 of the Delaware Law, the Certificate of Incorporation of the Company provides that the Company shall indemnify its directors and executive officers to the fullest extent permitted by Delaware Law, including those circumstances in which indemnification would otherwise be discretionary, subject to certain exceptions. The Certificate of Incorporation also provides that the Company may advance expenses to directors and executive officers incurred in connection with an action or proceeding as to which they may be entitled to indemnification, subject to certain exceptions.

     The Company has or will enter into indemnity agreements with each of its directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by the Delaware Law and the Company's Certificate of Incorporation, subject to certain exceptions, as well as certain additional procedural protections. In addition, the indemnity agreements will provide generally that the Company will advance expenses incurred by directors and executive officers in any action or proceeding as to which they may be entitled to indemnification subject to certain exceptions.

     The indemnification provisions in the Company's Certificate of Incorporation and the indemnity agreements to be entered into between the Company and its directors and executive officers may permit indemnification for liabilities arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     The Company currently expects to carry director and officer liability insurance following this offering.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee of the Company's Board of Directors are Messrs. Cassis, Callow, Woods and Love. The Compensation Committee makes recommendations to the Board of Directors regarding executive compensation matters, including decisions relating to salary and bonus and grants of stock options. During the last fiscal year, Mr. Love participated in deliberations concerning compensation of executive officers of the Company other than himself.

DIRECTOR COMPENSATION

     Following this offering, directors of the Company who are not officers or employees of the Company ("Non-Employee Directors") will receive a fee of $1,000 per Board meeting and committee meeting attended, if such committee meeting is held on a different day than a Board meeting. Directors of the Company who are officers or employees of the Company will not receive additional compensation for serving on the Board or on any committee thereof. The Company makes a one-time option grant, upon a Non-Employee Director's first appointment to the Board, to purchase 17,128 shares of Common Stock at the fair market value on the date of grant. All options become exercisable at a rate of one-forty-eighth per month, on a cumulative basis. The economic benefit of all options granted to Mr. Woods and Dr. Norman has been transferred to CTRC Research, and the economic benefit of the options granted to Mr. Cassis and Mr. Callow have been transferred to Hambro America Biosciences, Inc. and Boston Capital Ventures III, Limited Partnership, respectively, stockholders of the Company. See "-- Stock Option Plans -- 1996 Non-Employee Director Stock Option Plan" and "Principal Stockholders."

EXECUTIVE COMPENSATION

     The following table summarizes all compensation awarded to, earned by or paid for services rendered to the Company in all capacities during the years ended December 31, 1996 and 1995 by the Company's (i) Chief Executive Officer and (ii) four other most highly-compensated executive officers whose total compensation exceeded $100,000 during 1996 (together, the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM
                                                                               COMPENSATION
                                                              ANNUAL              AWARDS
                                                           COMPENSATION        ------------
                                                      ----------------------    SECURITIES     ALL OTHER
                                             FISCAL                             UNDERLYING    COMPENSATION
        NAME AND PRINCIPAL POSITION           YEAR    SALARY ($)   BONUS ($)   OPTIONS (#)        ($)
        ---------------------------          ------   ----------   ---------   ------------   ------------
Richard L. Love                               1996     $176,732     $45,000           --        $ 3,400(1)
  President and Chief Executive               1995     $175,000     $35,000       28,546        $ 3,400(1)
  Officer
Alexander L. Weis, Ph.D.                      1996     $160,000     $24,000           --             --
  Executive Vice President,                   1995     $160,000     $16,000       28,546             --
  Chief Scientific Officer
Timothy J. Williamson                         1996     $129,000     $25,800           --             --
  Senior Vice President,                      1995     $112,885     $12,500       47,500             --
  Marketing & Business Development
Deirdre K. Tessman, Ph.D.                     1996     $134,000     $26,800       22,838             --
  Vice President, Drug Development            1995     $125,000     $25,000       47,500        $15,790(2)
Pedro Santabarbara, M.D., Ph.D                1996(3)  $ 58,153     $15,000       42,818        $44,843(4)
  Vice President, Medical Affairs             1995           --          --           --             --

---------------

(1) Life insurance premiums paid by the Company on behalf of Mr. Love.
(2) Relocation expenses paid by the Company to Dr. Tessman.
(3) Represents amounts received by Dr. Santabarbara after joining the Company in September 1996.
(4) Represents relocation expenses in the amount of $18,733, a signing bonus of $25,000 and interest paid on a loan by the Company on behalf of Dr. Santabarbara in the amount of $1,110.

STOCK OPTION PLANS

  1995 Stock Option Plan

     On April 10, 1995, the Board of Directors of the Company adopted, and the stockholders of the Company approved, the 1995 Stock Option Plan (the "1995 Stock Option Plan"). The 1995 Stock Option Plan, as amended, provides for the issuance of up to a maximum of 1,141,807 shares of the Company's Common Stock to key employees of and consultants to the Company or any of its subsidiaries as well as to directors of the Company, whether or not employees. Options granted under the 1995 Stock Option Plan may be either incentive stock options ("ISOs") or options which do not qualify as ISOs ("non-ISOs").

     The 1995 Stock Option Plan is to be administered by a committee of at least two members of the Board of Directors, chosen by the Board of Directors, and is currently administered by the Company's Compensation Committee (the "Committee"). The current members of the Committee are Messrs. Cassis, Callow, Woods and Love. Subject to the provisions of the 1995 Stock Option Plan, the Committee has the authority to determine the individuals to whom stock options will be granted, the number of shares to be covered by each option, the option price, the type of option, the option period, the vesting restrictions, if any, with respect to the exercise of the option, the terms for the payment of the option price and other terms and conditions. After the offering, non-employee directors of the Company, which include various members of the Committee, will not be eligible to receive options under the 1995 Stock Option Plan and will thus qualify as "disinterested directors" within the meaning and for the purposes of Rule 16b-3 under the Securities Exchange Act of 1934. Payment for shares acquired upon exercise of an option must be made in cash.

     The exercise price for shares may not be less than 100% of the fair market value of the Common Stock on the date of grant (110% in the case of a grant of an ISO to an individual who owns 10% or more of the outstanding stock of the Company or any subsidiary (a "10% Stockholder")). Unless otherwise approved by the Committee, an option may not be exercised during the first six months after the date of its grant. All options must expire no later than ten years from the date of grant. In general, no option may be exercised more than three months after the termination of the optionee's service with the Company and any of its subsidiaries. However, the three-month period is extended to 12 months if the optionee's service is terminated by reason of disability, death or retirement. No individual may be granted ISOs that become exercisable for the first time in any calendar year for Common Stock having a fair market value, determined at the time of grant, in excess of $100,000.

     All options granted under the 1995 Stock Option Plan become fully vested and exercisable upon a change of control of the Company. A "change of control" of the Company is deemed to have occurred upon the consummation of a merger or consolidation, or sale of all or substantially all of the Company's business or assets, and, as a result thereof, less than 50% of the outstanding capital stock of the surviving or acquiring entity is owned, in the aggregate, by the stockholders of the Company immediately prior to such merger, consolidation or sale.

     Options may not be transferred during the lifetime of an optionee. Subject to certain limitations set forth in the 1995 Stock Option Plan and applicable law, the Board of Directors may amend or terminate the 1995 Stock Option Plan. By its own terms, the 1995 Stock Option Plan will terminate at the discretion of the Board of Directors.

     At December 31, 1996, the Company has granted options to purchase an aggregate of 688,680 shares of Common Stock at a weighted average exercise price per share of $4.21.

  1996 Non-Employee Director Stock Option Plan

     The Company has adopted the 1996 Non-Employee Director Stock Option Plan (the "Directors' Plan") to promote the Company's interests by attracting and retaining highly-skilled, experienced and knowledgeable non-employee directors. An aggregate of 171,271 shares of Common Stock have been reserved for issuance under the Directors' Plan. Options granted under the Directors' Plan do not qualify as incentive stock options within the meaning of Section 422 of the Code. The Directors' Plan provides for the automatic grant to each of the Company's current non-employee directors of an option to purchase 17,128 shares of Common Stock and with respect to newly-elected or appointed non-employee directors, an automatic grant of an option to purchase 17,128 shares of Common Stock effective upon his or her initial election or appointment to the Board of Directors. The options have an exercise price of 100% of the fair market value of the Common Stock on the date of grant and have a ten-year term. All options become exercisable at a rate of one-forty-eighth per month, on a cumulative basis. Each outstanding option is subject to acceleration in the event of a change of control of the Company (as defined in the Directors' Plan). The options may be exercised by payment in cash, check or shares of Common Stock.

     All options granted under the Directors' Plan become fully vested and exercisable upon a change of control of the Company. A "change of control" of the Company is deemed to have occurred upon the consummation of a merger, consolidation or reorganization, or sale of all or substantially all of the Company's business or assets, and, as a result thereof, less than 50% of the outstanding capital stock of the surviving or acquiring entity is owned, in the aggregate, by the stockholders of the Company immediately prior to such merger, consolidation, reorganization or sale.

     The following tables set forth information concerning individual grants of stock options, exercises of stock options, and aggregate stock options held for each of the Named Officers listed in the Summary Compensation Table above for the year ended December 31, 1996:

                             OPTION GRANTS IN 1996

                                                                                                        POTENTIAL
                                                                                                   REALIZABLE VALUE AT
                                                                                                     ASSUMED ANNUAL
                           NUMBER OF      PERCENT OF                                                 RATES OF STOCK
                          SECURITIES     TOTAL OPTIONS   APPROXIMATE                               PRICE APPRECIATION
                          UNDERLYING      GRANTED TO      EXERCISE     MARKET PRICE                FOR OPTION TERM(1)
                            OPTIONS      EMPLOYEES IN       PRICE        AT GRANT     EXPIRATION   -------------------
         NAME            GRANTED(#)(1)       1996         PER SHARE        DATE          DATE         5%        10%
         ----            -------------   -------------   -----------   ------------   ----------   --------   --------
Richard L. Love........         --              --             --            --               --         --         --
Alexander L. Weis,
  Ph.D.................         --              --                           --               --         --         --
Timothy J.
  Williamson...........         --              --             --            --               --         --         --
Deirdre K. Tessman,
  Ph.D.................     11,419            3.2%          $3.50         $3.50          6/13/06   $ 25,943   $ 68,718
                            11,419            3.2%          $7.01         $7.01         10/20/06   $ 51,960   $137,633
Pedro Santabarbara,
  M.D., Ph.D...........     42,818           11.8%          $7.01         $7.01          8/27/06   $194,835   $516,085

---------------

(1) The potential realizable value is calculated based on the term of the option and is calculated by assuming that the fair market value of Common Stock on the date of the grant as determined by the Board appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and the Common Stock received therefor is sold on the last day of the term of the option for the appreciated price. The 5% and 10% rates of appreciation are derived from the rules of the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price appreciation. The actual value realized may be greater than or less than the potential realizable values set forth in the table.

                    AGGREGATE FISCAL YEAR-END OPTION VALUES

                                              12/31/96
                                        NUMBER OF SECURITIES                VALUE OF UNEXERCISED
                                       UNDERLYING UNEXERCISED                   IN-THE-MONEY
                                    OPTIONS AT FISCAL YEAR-END(#)     OPTIONS AT FISCAL YEAR-END($)(1)
                                    -----------------------------     ---------------------------------
               NAME                 EXERCISABLE     UNEXERCISABLE     EXERCISABLE        UNEXERCISABLE
               ----                 -----------     -------------     ------------       --------------
Richard L. Love...................    14,273           14,273           $121,275            $121,275
Alexander L. Weis, Ph.D...........    14,273           14,273            121,275             121,275
Timothy J. Williamson.............    23,750           23,750            280,840             280,840
Deirdre K. Tessman, Ph.D..........    23,750           46,588            280,840             434,886
Pedro Santabarbara, M.D.,
  Ph.D. ..........................         0           42,818                  0             213,814

---------------

(1) The dollar values have been calculated by determining the difference between the fair market value of the securities underlying the options at December 31, 1996 and the exercise prices of the options. Solely for purposes of determining the value of options at December 31, 1996, the Company has assumed that the fair market value of the Common Stock issuable upon exercise of the option was $12.00 per share, the assumed initial public offering price, since the Common Stock was not traded in an established market prior to this offering.

EMPLOYMENT AND CONSULTING AGREEMENTS

     Richard L. Love is a party to an employment agreement with the Company for a four-year period expiring in November 1998. The agreement provides for an initial base salary of $175,000 per year. The agreement contains a non-disclosure covenant and provides that for a period of one year after termination of employment, Mr. Love may not compete with the Company by engaging in certain Restricted Activities (as defined in the agreement). The agreement provides that either party may terminate the agreement without cause upon 30 days' notice. If the agreement is terminated by the Company other than for cause, the Company is obligated to pay Mr. Love a severance payment, unless Mr. Love elects to receive limited accelerated vesting of his stock options. See "Business -- Relationship with CTRC."

     Alexander L. Weis, Ph.D., is a party to an employment agreement with the Company for a four-year period expiring in November 1998. The agreement provides for an initial base salary of $160,000 per year. The agreement contains a non-disclosure covenant and provides that for a period of one year after termination of employment, unless Dr. Weis elects not to receive severance compensation, Dr. Weis may not compete with the Company by engaging in certain Restricted Activities (as defined in the agreement). The agreement provides that either party may terminate the agreement without cause upon 30 days' notice. If the agreement is terminated by the Company for other than cause, the Company is obligated to pay Dr. Weis a severance payment, unless Dr. Weis elects (i) to receive limited accelerated vesting of his stock options or (ii) to have the limitation on his Restricted Activities terminate on the date of such termination. Dr. Weis's agreement also permits Dr. Weis to continue to be the owner and chief executive officer of Lipitek International, Inc., a subcontractor to the Company. See "Certain Transactions."

     James R. Koch is a party to an employment agreement with the Company. The agreement provides for an initial base salary of $125,000 per year. The agreement provides that either party may terminate the agreement without cause upon 30 days' notice; however, in the event the Company elects to terminate the agreement without cause within three years of the date of the agreement, the Company is required to pay to Mr. Koch a severance payment. The agreement contains a non-disclosure covenant and provides that for a period of one year after termination of employment, Mr. Koch will not compete with the Company, solicit its customers or recruit its employees.

     Pedro Santabarbara, M.D., Ph.D., is a party to an employment agreement with the Company. The agreement provides for an initial base salary of $180,000 per year. The agreement provides that either party may terminate the agreement without cause upon 30 days' notice; however, in the event the Company elects to terminate the agreement without cause within four years of the date of the agreement, the Company is required to pay to Dr. Santabarbara a severance payment. The agreement contains a non-disclosure covenant and provides that for a period of one year after termination of employment, Dr. Santabarbara will not compete with the Company, solicit its customers or recruit its employees.

     Each of Dr. Von Hoff and Dr. Coltman is a party to a consulting agreement with the Company pursuant to which they provide consulting services to the Company in exchange for an annual retainer, compensation for services provided at a per day and hourly rate, as applicable, and for attending meetings of the Company's Scientific Advisory Board. The agreements contain a non-disclosure covenant, provide that either party may terminate the agreement upon 60 days' notice to the other party and provide that Dr. Von Hoff and Dr. Coltman will not undertake affiliations that would conflict with their duties and responsibilities to the Company without the Company's consent. Drs. Von Hoff's and Coltman's agreements expire in December 1998 and October 1998, respectively. See "Business -- Relationship with CTRC."

     For a discussion of circumstances affecting the termination and other provisions of the employment and consulting agreements of Mr. Love and Drs. Weis, Von Hoff and Coltman, see "Business -- Relationship with CTRC."

                              CERTAIN TRANSACTIONS

     ILEX was formed in December 1993 for the purpose of conducting certain advanced drug development programs and pursuing commercial opportunities of CTRC. As the majority holder of Series A Preferred Stock, CTRC Research has the right to elect three members of the Company's Board of Directors. Upon consummation of the offering, this right will terminate and CTRC Research will beneficially own approximately 23.8% of the Company's outstanding shares of Common Stock. See "Business -- Relationship with CTRC." The Company and CTRC Research also have an agreement not to commence any legal action against, in the case of CTRC Research, the Board of Directors of the Company, other than Directors of the Company who are also employees or officers of or consultants to ILEX, or, in the case of ILEX, the Board of Trustees of CTRC Research, for any claim that would have been covered by any directors' and officers' liability insurance policies maintained by CTRC or ILEX, as applicable, subject to certain exceptions. This agreement will terminate upon consummation of this offering, but such agreement will remain in effect with respect to any activity occurring prior to the termination of the agreement.

     In November 1994, CTRC Research granted the Company a revolving line of credit of $500,000 bearing interest at the prime rate plus one-half of one percent. The line of credit provided the Company with sufficient working capital to initiate operations. At December 31, 1995, the outstanding balance and the interest rate on this line of credit were $305,000 and nine percent, respectively. In February 1996, the Company repaid the entire outstanding balance on the line of credit, and the line of credit was terminated in December 1996.


     Pursuant to a services agreement, CTRC Research has agreed to perform certain administrative and technical support services for the Company. For the period from October 1, 1994 through December 31, 1994, and for the years ended December 31, 1995 and 1996, the Company paid CTRC Research approximately $143,000, $313,000 and $143,000, respectively, for these services and reimbursement of salaries and benefits. In addition, the Company has a lease agreement with CTRC Research for office space, a lab and the cGMP facility. For the period from inception through December 31, 1994, and for the years ended December 31, 1995 and 1996, the Company paid CTRC Research approximately $5,000, $49,000 and $34,000, respectively, related to these lease agreements. The Company leases its cGMP facility from a non-profit corporation that is controlled by CTRC Research and the Texas Research and Technology Foundation. Such lease provides that rent will be paid at a fixed monthly rate plus a percentage of gross sales from the facility, as defined in the lease. The Company is not required to begin making fixed monthly payments until 1998 or payments based on a percentage of gross sales until certain gross levels are achieved. At December 31, 1995 and 1996, the Company had payables to CTRC Research amounting to approximately $85,000 and $16,000, respectively, related to the aforementioned services and lease agreements.



     Subcontractors provide the Company with consulting services and preclinical and clinical testing related to certain of its contracts. During the period from October 1, 1994, through December 31, 1994, and for the years ended December 31, 1995 and 1996, the Company incurred approximately the following expenses for subcontracting and consulting costs to the named related parties:



                                                             DECEMBER 31,
                                                   --------------------------------
                                                     1994       1995        1996
                                                   --------   --------   ----------
CTRC Research....................................  $ 42,000   $140,000   $  371,000
Dr. Von Hoff.....................................    36,000    136,000      227,000
UTHSCSA and Dr. Coltman..........................        --    142,000      433,000
Lipitek International, Inc.......................   111,000     42,000      378,000
                                                   --------   --------   ----------
          Total..................................  $189,000   $460,000   $1,409,000
                                                   ========   ========   ==========

     At December 31, 1995 and 1996, the following subcontractor and consulting costs were payable to the named related parties:



                                                                 DECEMBER 31,
                                                              -------------------
                                                               1995        1996
                                                              -------    --------
CTRC Research...............................................  $ 5,000    $ 91,000
Dr. Von Hoff................................................   34,000      60,000
UTHSCSA and Dr. Coltman.....................................   24,000      92,000
Lipitek International, Inc..................................   21,000     102,000
                                                              -------    --------
          Total.............................................  $84,000    $345,000
                                                              =======    ========


     In June 1996, the Company entered into a services agreement with Lipitek International, Inc. ("Lipitek"), a corporation whose sole stockholder and chief executive officer is Dr. Alexander L. Weis, Executive Vice President, Chief Scientific Officer of the Company. The scope of the services to be performed by Lipitek pursuant to the agreement and the payment for such services will be agreed to by the parties on a project-by-project basis. Subject to certain conditions, the agreement may be terminated on 30 days' notice by either party.


     During 1995, the Company entered into consulting services agreements with Daniel D. Von Hoff, M.D. and Charles A. Coltman, Jr., M.D., co-chairmen of the Company's Scientific Advisory Board. See "Management -- Employment and Consulting Agreements." Dr. Von Hoff is also a director of the Company. Under the terms of the agreements, the consultants are entitled to receive annual retainers and fixed daily fees for full days of service and hourly fees for partial days of service. In addition, the consultants exercised their right to purchase shares of Common Stock under such agreements and financed a portion of the Common Stock purchases with promissory notes to the Company. The promissory notes of Dr. Von Hoff and Dr. Coltman are in the principal amounts of $64,000 and $38,000, respectively, and have balances at December 31, 1996 of $59,000 and $34,000, respectively. The promissory notes each bear interest at an annual rate of 8% and mature in March 1999.



     Pursuant to the terms of their employment agreements, Mr. Love and Dr. Weis exercised their right to purchase shares of Common Stock and financed a portion of the Common Stock purchases with promissory notes to the Company. The promissory notes of Mr. Love and Dr. Weis are each in the principal amount of $20,000 and have balances at December 31, 1996 of $18,000 and $0, respectively. Pursuant to the terms of Dr. Santabarbara's employment agreement, the Company arranged for and guaranteed a loan in the aggregate principal amount of $54,000 in Dr. Santabarbara's name, which loan is repayable on March 1, 1997. Additionally, the Company has agreed to reimburse Dr. Santabarbara for monthly interest payments in the amount of $366 on the loan. See
"Management -- Employment and Consulting Agreements."

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of December 31, 1996 and as adjusted to give effect to the sale by the Company of the shares offered hereby with respect to (a) each stockholder known by the Company to be the beneficial owner of 5% or more of the Company's Common Stock, (b) each director of the Company, (c) each Named Officer and other executive officers and (d) all executive officers and directors as a group.

                                                                           PERCENTAGE OF SHARES
                                                        SHARES              BENEFICIALLY OWNED
                                                     BENEFICIALLY    ---------------------------------
       NAME AND ADDRESS OF BENEFICIAL OWNER          OWNED(1)(2)     BEFORE OFFERING    AFTER OFFERING
       ------------------------------------          ------------    ---------------    --------------
CTRC Research Foundation...........................   2,782,127           30.3%              23.8%
8122 Datapoint
San Antonio, Texas 78229
Boston Capital Ventures III,
  Limited Partnership(3)...........................     891,547            9.7%               7.6%
45 School Street
Boston, Massachusetts 02108
Hambro America Biosciences, Inc.(4)................     836,388            9.1%               7.2%
650 Madison Avenue, 21st Fl.
New York, New York 10022
Perseus Pharmaceuticals, L.L.C.(5).................     818,383            8.8%               6.9%
The Army and Navy Club Building
1627 I Street N.W., Suite 610
Washington, D.C. 20006
Advent International Corporation(6)................     688,468            7.5%               5.9%
101 Federal Street
Boston, Massachusetts 02110
MPI Enterprises, L.L.C.............................     475,753            5.2%               4.1%
54943 N. Main Street
Mattawan, Michigan 49071
Pharmacia & Upjohn Company.........................     570,904            6.2%               4.9%
7000 Portage Road
Kalamazoo, Michigan 49001
Daniel D. Von Hoff, M.D.(7)........................     379,652            4.1%               3.3%
Richard L. Love(8).................................     288,307            3.1%               2.5%
Alexander L. Weis, Ph.D.(7)........................     288,307            3.1%               2.5%
Timothy J. Williamson(9)...........................      23,750              *                  *
Deirdre K. Tessman, Ph.D.(9).......................      23,750              *                  *
James R. Koch......................................          --             --                 --
Pedro Santabarbara, M.D., Ph.D.....................          --             --                 --
John L. Cassis(10)(11).............................     837,816            9.1%               7.2%
A. Dana Callow, Jr.(10)(12)........................     903,231            9.8%               7.7%
Jason S. Fisherman, M.D.(10).......................       1,428              *                  *
Jerry R. Mitchell, M.D., Ph.D.(13).................     476,824            5.2%               4.1%
Ruskin Norman, M.D.(10)(14)........................      21,496              *                  *
Gary V. Woods(10)(15)..............................      46,343              *                  *
All executive officers and directors as a group (13
  persons)(11)(12)(13)(16).........................   3,290,904           35.5%              27.9%

---------------

*    Less than 1%.


 (1) Beneficial ownership is determined in accordance with the rules of the Commission. In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options and warrants held by that person that are currently exercisable or exercisable within 60 days of December 31, 1996 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as otherwise noted, the street address of the named beneficial owner is 11550 IH-10 West, Suite 300, San Antonio, Texas 78230.

 (2) To the Company's knowledge, unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

 (3) Includes 64,129 shares of Common Stock issuable upon exercise of warrants.

 (4) Includes shares of Common Stock held by Cross Atlantic Partners K/S and Cross Atlantic Partners II K/S, both of which are entities under common control of Hambro America Biosciences, Inc. Includes 24,552 shares of Common Stock issuable upon the exercise of warrants.

 (5) Includes 163,677 shares of Common Stock issuable upon the exercise of warrants.

 (6) Includes shares of Common Stock held by Rovent II Limited Partnership, Advent Performance Materials Limited Partnership, ADVENTACT Limited Partnership and Advent International Investors II Limited Partnership, all of which are entities under common control of Advent International Corporation. Includes 23,513 shares of Common Stock issuable upon the exercise of warrants.

 (7) Includes 14,273 shares of Common Stock issuable upon the exercise of options granted under the Company's 1995 Stock Option Plan. See "Management -- Stock Option Plans."

 (8) Includes 14,273 shares of Common Stock issuable upon the exercise of options granted under the Company's 1995 Stock Option Plan. See "Management -- Stock Option Plans."

 (9) Consists of shares of Common Stock issuable upon the exercise of options granted under the Company's 1995 Stock Option Plan. See
     "Management -- Stock Option Plans."

(10) Includes 1,428 shares of Common Stock issuable upon the exercise of options granted under the Company's 1996 Non-Employee Director Stock Option Plan. See "Management -- Stock Option Plans."

(11) Includes 836,388 shares beneficially owned by Hambro America Biosciences, Inc. Mr. Cassis, a partner of Hambro America Biosciences, Inc., may be deemed to be a beneficial owner of the shares of Common Stock beneficially owned by Hambro American Biosciences, Inc. Mr. Cassis disclaims any such beneficial ownership.

(12) Includes 891,547 shares beneficially owned by Boston Capital Ventures III, Limited Partnership. Mr. Callow, a general partner of the general partner of Boston Capital Ventures III, Limited Partnership, may be deemed to be a beneficial owner of the shares of Common Stock beneficially owned by Boston Capital Ventures III, Limited Partnership. Mr. Callow disclaims any such beneficial ownership. Includes 1,081 shares of Common Stock issuable upon exercise of warrants.

(13) Includes 1,071 shares of Common Stock issuable upon exercise of options under the Company's Non-Employee Director Stock Option Plan. See "Management -- Stock Option Plans." Includes 475,753 shares beneficially owned by MPI. Dr. Mitchell, co-founder and Chief Executive Officer of an affiliate of MPI, may be deemed to be a beneficial owner of the shares of Common Stock owned by MPI. Mr. Mitchell disclaims any such beneficial ownership.

(14) Includes 1,159 shares of Common Stock issuable upon the exercise of warrants.

(15) Includes 3,274 shares of Common Stock issuable upon the exercise of warrants.

(16) Includes 8,211 shares of Common Stock issuable upon exercise of options granted under the Company's 1996 Non-Employee Director Stock Option Plan. Includes 90,319 shares of Common Stock issuable upon the exercise of options granted under the Company's 1995 Stock Option Plan. See "Management -- Stock Option Plans." Includes 5,514 shares of Common Stock issuable upon exercise of warrants.

                            DESCRIPTION OF CAPITAL STOCK

     The Company's authorized capital stock consists of 40,000,000 shares of Common Stock, $.01 par value, and 20,000,000 shares of Preferred Stock, $.01 par value. As of December 31, 1996, the Company had issued and outstanding 9,179,594 shares of Common Stock which were held of record by 33 stockholders (after giving effect to the conversion of all outstanding Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock into Common Stock and the Reverse Stock Split of the outstanding shares of Common Stock), and no shares of Preferred Stock will be outstanding upon consummation of this offering.

     The following summary of certain provisions of the Common Stock and Preferred Stock, outstanding warrants and related registration rights does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Certificate of Incorporation, as amended, the various warrant documents and the amended registration rights agreement which are included as exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

     Holders of shares of Common Stock are entitled to one vote per share for the election of directors and all matters to be submitted to a vote of the Company's stockholders. Subject to the rights of any holders of Preferred Stock which may be issued in the future, the holders of shares of Common Stock are entitled to share ratably in such dividends as may be declared by the Board of Directors and paid by the Company out of funds legally available therefor. In the event of dissolution, liquidation or winding up of the Company, holders of shares of Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities and liquidation preferences, if any. Holders of shares of Common Stock have no preemptive, subscription, redemption, conversion rights or similar rights. The Company's Certificate of Incorporation does not provide for cumulative voting rights with respect to the election of directors. The outstanding shares of Common Stock are, and the shares of Common Stock to be issued by the Company in connection with this offering will be, duly authorized, validly issued, fully paid and nonassessable.

     Delaware law does not require stockholder approval for any issuance of authorized shares of Common Stock. Such authorized and unissued shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate corporate acquisitions. One of the effects of the existence of unissued and unreserved Common Stock may be to enable the Board of Directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of the Company's current management and possibly deprive the stockholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices.

PREFERRED STOCK


     Upon the closing of this offering, all outstanding shares of Preferred Stock will be converted into 7,992,055 shares of Common Stock. See Note 6 of Notes to Financial Statements for a description of the currently outstanding Convertible Preferred Stock. Following the conversion, the Company's Certificate of Incorporation will be amended to delete all references to such outstanding series of Preferred Stock. Under the Certificate of Incorporation, as amended, upon the closing of this offering, the Company's Board of Directors will be authorized to issue Preferred Stock in one or more series with designations, rights and preferences determined from time to time by its Board of Directors. Accordingly, the Company's Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividends, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to holders of Common Stock. In the event of issuance, the Preferred Stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company.

WARRANTS

     The Company has issued warrants to purchase 97,054 shares of Common Stock at $3.50 per share to Vector Securities International, Inc. (the "Vector Warrants") in connection with the provision of certain financial consulting services. The Vector Warrants may be exercised in whole at any time or in part from time to time prior to their expiration in September 2000.

     In connection with the private placement of its Series C Preferred stock, the Company has issued warrants to purchase 327,367 shares of Common Stock at $8.76 per share (the "Series C Warrants"). The Series C Warrants may be exercised in whole at any time or in part from time to time prior to their expiration in July 2001.

     The Company has issued warrants to purchase 28,546 shares of Common Stock at $8.76 per share to Chestnut Partners, Inc. (the "Chestnut Warrants," and, together with the Vector Warrants and the Series C Warrants, the "Warrants") in connection with the provision of certain financial consulting services. The Chestnut Warrants may be exercised in whole at any time or in part from time to time prior to their expiration in 2001.

     The exercise price of the Warrants may be paid in cash or surrender for cancellation of a portion of the Warrants (valued according to a formula described in the Warrants). The exercise price for the Warrants and the number and kind of shares of Common Stock, or other securities and property issuable upon exercise of the Warrants, are subject to adjustment upon a stock split, stock dividend or subdivision. Additionally, an adjustment will be made upon a sale of all or substantially all of the assets of the Company or in the case of a reorganization, reclassification, consolidation or merger of the Company, in order to enable holders of Warrants to purchase the kind and number of shares of stock or other securities or property (including cash) receivable in such event by a holder of the number of shares of Common Stock that might otherwise have been purchased upon exercise of the Warrants. The exercise price of the Warrants is also subject to adjustment in the event of the issuance by the Company of shares of additional Common Stock subsequent to the date of the Warrants at a price per share less than the exercise price of the Warrants.

     The Warrants do not confer upon the holder any voting or any other rights of a stockholder of the Company, and are subject to certain registration rights agreements described below. See "-- Registration Rights."

REGISTRATION RIGHTS

     In connection with the Company's private placements of its convertible preferred stock and Warrants, the Company executed a Registration Rights Agreement. The Registration Rights Agreement, as amended, provides that the holders of more than an aggregate of 20% of the shares of Common Stock issuable on conversion of the Series B Convertible Preferred Stock, Series C Convertible Preferred Stock, Series D Convertible Preferred Stock, Series E Convertible Preferred Stock and the Series C Warrants, shall be entitled to two demand registrations on Form S-1 and an unlimited number of demand registrations on Form S-2 or S-3, subject to certain limitations as to the amount of shares registerable and the frequency of such demand registrations. Holders of more than an aggregate of 50% of the shares of Common Stock issued upon conversion of CTRC Research's Series A Convertible Preferred Stock and the Common Stock held by Richard L. Love, Alexander L. Weis, Ph.D., Charles A. Coltman, Jr., M.D. and Daniel D. Von Hoff, M.D. are also entitled to one demand registration on Form S-1 and three demand registrations on Form S-2 or S-3.

     In addition, if the Company proposes to register any of its securities, either for its own account, or for the account of other stockholders, the Company is required, with certain exceptions, to notify the holders described above and the holder of the Vector Warrants and, subject to certain limitations, to include in such registration all of the shares of Common Stock requested to be included by such holders. The

Company is generally required to pay all of the expenses of such registrations other than the underwriting discounts and commissions.

CERTAIN ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW

     Upon the consummation of the offering, the Company will be subject to the provisions of Section 203 of the Delaware General Corporation Law (the "Anti-Takeover Law") regulating corporate takeovers. The Anti-Takeover Law prevents certain Delaware corporations from engaging, under certain circumstances, in a "business combination" (which includes a merger or sale of more than 10% of the corporation's assets) with any "interested stockholder" (a stockholder who acquired 15% or more of the corporation's outstanding voting stock without the prior approval of the corporation's board of directors) for three years following the date that such stockholder became an "interested stockholder." A Delaware corporation may "opt out" of the Anti-Takeover Law with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholder's amendment approved by at least a majority of the outstanding voting shares. The Company has not "opted out" of the provisions of the Anti-Takeover Law.

CERTAIN CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS

     The Company has no supermajority, staggered board or other anti-takeover provisions in either its Certificate of Incorporation or Bylaws. The Certificate of Incorporation of the Company contains provisions which eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty other than liability for a breach of the duty of loyalty, acts or omissions not in good faith that constitute a breach of the director's duty to the Company, acts that involve intentional misconduct or a knowing violation of the law, transactions in which the director receives an improper benefit and acts or omissions for which liability is expressly provided by an applicable statute. The Bylaws of the Company contain provisions requiring the indemnification of the Company's directors and officers, and persons serving at the request of the Company as a director or officer of another corporation, to the fullest extent permitted under the Delaware General Corporation Law. The Company believes that these provisions are necessary to attract and retain qualified persons as directors and officers of the Company.

LISTING

     The Company's Common Stock has been approved for listing on the Nasdaq National Market under the trading symbol "ILXO."

TRANSFER AGENT

     The Transfer Agent for the Common Stock is ChaseMellon Shareholder
Services.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no public market for the Common Stock, and any sale of substantial amounts of Common Stock in the open market may adversely affect the market price of the Common Stock offered hereby.

     Upon completion of this offering, there will be an aggregate of 11,679,594 shares of Common Stock outstanding assuming (i) no exercise of the Underwriters' over-allotment option and (ii) no exercise of outstanding options to purchase Common Stock. Of these shares, the 2,500,000 shares of Common Stock sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, unless such shares are held by "affiliates" of the Company, as that term is defined under the Securities Act and the regulations promulgated thereunder. The remaining 9,179,594 shares of Common Stock (the "Restricted Shares") are held by officers, directors, employees and other stockholders of the Company. The Restricted Shares were sold by the Company in reliance on exemptions from the registration requirements of the Securities Act and are "restricted" securities within the meaning of Rule 144 under the Securities Act.

     The Company and each of its directors, officers and certain other stockholders, who own in the aggregate approximately 8,823,432 shares of Common Stock, have agreed that they will not offer, sell or contract to sell, or otherwise dispose of, directly or indirectly, or announce an offering of, any shares of Common Stock or any securities convertible into, or exchangeable for, shares of Common Stock (without the prior consent of Salomon Brothers Inc) for a period of 180 days after the effective date of the Registration Statement (the "Effective Date"), provided that the Company may issue and sell shares of Common Stock pursuant to the 1995 Stock Option Plan and the Directors' Plan.

     Beginning 180 days after the Effective Date, approximately 4,179,012 of the Restricted Shares will become eligible for sale subject to the provisions of Rule 144 under the Securities Act. The remainder of the Restricted Shares held by existing stockholders will become eligible for sale at various times thereafter, subject to the provisions of Rule 144. Additionally, shares issued pursuant to certain employee benefit plans and contracts with employees in compliance with Rule 701 under the Securities Act may be sold beginning 90 days after this offering by non-affiliates of the issuer subject to the manner of sale requirements of Rule 144, but without compliance with the other requirements of Rule 144. There are 688,680 shares of the Company's stock outstanding which are covered by Rule 701.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned shares for at least two years is entitled to sell, within any three-month period commencing 90 days after the Effective Date, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock (116,796 shares immediately after this offering) or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale, subject to the filing of a Form 144 with respect to such sale and certain other limitations and restrictions. Pursuant to a recent proposal of the Securities and Exchange Commission (the "Commission") that has not yet been adopted, the two-year holding period described in the preceding sentence would be reduced to one year. In addition, a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least three years, would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. Pursuant to a recent proposal of the Commission that has not yet been adopted, the three-year holding period described in the preceding sentence would be reduced to two years.

     Any employee, officer or director of or consultant to the Company who purchased his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permits non-affiliates to sell their Rule 701 shares without having to comply with the public-information, holding-period, volume-limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding-period restrictions, in each case commencing 90 days after the Effective Date. However, unless Salomon Brothers Inc gives its prior written consent, all officers and directors and certain other stockholders have agreed not to sell or otherwise dispose of Common Stock of the Company for the 180-day period after the Effective Date. See "Underwriting."

     Within 90 days of the date of this Prospectus, the Company intends to file a registration statement under the Securities Act to register shares of Common Stock reserved for issuance under its equity incentive plans, thus permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act. Such registration statements will become effective immediately upon filing. As of December 31, 1996, options to purchase 688,680 shares of Common Stock at a weighted average exercise price of $4.21 per share were outstanding under the Company's stock option plans.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Company has agreed to sell to the Underwriters, and each of the Underwriters, for whom Salomon Brothers Inc, Cowen & Company and Smith Barney Inc. are acting as representatives (the "Representatives"), has severally agreed to purchase from the Company the number of shares set forth opposite its name below.

                                                              NUMBER OF
                        UNDERWRITER                            SHARES
                        -----------                           ---------
Salomon Brothers Inc........................................
Cowen & Company.............................................
Smith Barney Inc. ..........................................
                                                              ---------
          Total.............................................  2,500,000
                                                              =========

     In the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any such shares of Common Stock are purchased. In the event of a default by any Underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated. The Company has been advised by the Representatives that the several Underwriters propose initially to offer such shares of Common Stock at the public offering price set forth on the cover page of this Prospectus and to
certain dealers at such price less a concession not in excess of $          per
share. The Underwriters may allow, and such dealers may reallow, a concession
not in excess of $          per share to other dealers. After the initial
offering, the public offering price and such concessions may be changed.

     The Company has granted to the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 375,000 additional shares of Common Stock, at the public offering price less the underwriting discount set forth on the cover page of this Prospectus. The Underwriters may exercise such option only to cover over-allotments in the sale of the shares of Common Stock that the Underwriters have agreed to purchase. To the extent that the Underwriters exercise such option, each Underwriter will have a firm commitment, subject to certain conditions, to purchase a number of option shares proportionate to such Underwriter's initial commitment.

     The Company's officers and directors and the beneficial owners of more than one percent of the Common Stock have agreed that they will not, without the prior written consent of Salomon Brothers Inc, offer, sell or contract to sell, or otherwise dispose of, directly or indirectly, or announce an offering of, any shares of Common Stock beneficially owned by such person or any securities convertible into, or exchangeable for, shares of Common Stock during the 180-day period following the date of this

Prospectus, other than shares of Common Stock disposed of as bona fide gifts. The Company has agreed that it will not, without the prior written consent of Salomon Brothers Inc, offer, sell or contract to sell, or otherwise dispose of, directly or indirectly, or announce an offer of any shares of Common Stock, options or any securities convertible into, or exchangeable for, shares of Common Stock during the 180-day period following the date of this Prospectus; provided, however, that the Company may issue and sell Common Stock pursuant to any employee stock option in effect at the date of this Prospectus and the Company may issue Common Stock issuable upon the conversion of securities or the exercise of warrants outstanding on the date of this Prospectus. Salomon Brothers Inc in its sole discretion may release any of the shares subject to the lock-up at any time without notice.

     The Underwriting Agreement provides that the Company will indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments the Underwriters may be required to make in respect thereof.

     The Representatives have informed the Company that they do not intend to confirm sales to any account over which they exercise discretionary authority.

     Prior to this offering there has been no public market for the Common Stock. The price to the public for the Shares will be determined through negotiations between the Company and the Representatives and will be based on, among other things, the Company's financial and operating history and condition, the prospects of the Company and its industry in general, the management of the Company and the market prices of securities of companies engaged in businesses similar to those of the Company. There can, however, be no assurance that the prices at which the Shares will sell in the public market after this offering will not be lower than the price at which it is sold by the Underwriters.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Fulbright & Jaworski L.L.P., San Antonio, Texas. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS

     The financial statements included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting in giving said reports.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any contract or any other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be inspected without charge at the Commission's principal office at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington D.C. 20549 and at the following regional offices of the Commission:
Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at Seven World Trade Center, Suite 1300, New York, New York 10048, and copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission, at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 upon the payment of the fees prescribed by the Commission. The Commission maintains a WorldWide Web site on the Internet at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission.

     The Company intends to furnish to its stockholders annual reports containing financial statements audited by an independent public accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

                              ILEX ONCOLOGY, INC.

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
Report of Independent Public Accountants....................   F-2
Balance Sheets as of December 31, 1995 and 1996.............   F-3
Statements of Operations -- For the Period From Inception
  (October 1, 1994) Through December 31, 1994, and for the
  Years Ended December 31, 1995 and 1996....................   F-4
Statements of Stockholders' Equity -- For the Period From
  Inception (October 1, 1994) Through December 31, 1994, and
  for the Years Ended December 31, 1995 and 1996............   F-5
Statements of Cash Flows -- For the Period From Inception
  (October 1, 1994) Through December 31, 1994, and for the
  Years Ended December 31, 1995 and 1996....................   F-6
Notes to Financial Statements...............................   F-7

     On the effective date of both the securities offering and the reverse stock split discussed in Note 14 in ILEX Oncology Inc.'s financial statements, we expect to be in a position to render the following audit report.


                                                            ARTHUR ANDERSEN LLP

San Antonio, Texas

January 21, 1997


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To ILEX Oncology, Inc.:


     We have audited the accompanying balance sheets of ILEX Oncology, Inc. (a Delaware corporation), as of December 31, 1995 and 1996, and the related statements of operations, stockholders' equity and cash flows for the period from inception (October 1, 1994) through December 31, 1994, and for the years ended December 31, 1995 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ILEX Oncology, Inc., as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the period from inception (October 1, 1994) through December 31, 1994, and for the years ended December 31, 1995 and 1996, in conformity with generally accepted accounting principles.

                              ILEX ONCOLOGY, INC.

                                 BALANCE SHEETS
                          (IN THOUSANDS, EXCEPT SHARES
                             AND PER SHARE AMOUNTS)

                                     ASSETS


                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1995           1996
                                                              ------------   ------------
CURRENT ASSETS:
  Cash and cash equivalents.................................    $ 9,636        $ 5,037
  Investments in marketable securities......................         --          5,768
  Accounts receivable, net of allowance for doubtful
    accounts of $123 and $123 in 1995 and 1996,
    respectively............................................        720          2,152
  Prepaid expenses and other................................        394          1,047
                                                                -------        -------
        Total current assets................................     10,750         14,004
                                                                -------        -------
NONCURRENT ASSETS:
  Investment in joint venture...............................         --            250
  Investments in marketable securities......................         --         12,179
                                                                -------        -------
                                                                     --         12,429
PROPERTY AND EQUIPMENT:
  Office equipment..........................................        252            612
  Lab equipment.............................................         --            162
  Leasehold improvements....................................        283            300
                                                                -------        -------
                                                                    535          1,074
  Less -- Accumulated depreciation and amortization.........        (28)          (133)
                                                                -------        -------
                                                                    507            941
                                                                -------        -------
        Total assets........................................    $11,257        $27,374
                                                                =======        =======

                          LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Advances from related party...............................    $   305        $    --
  Accounts payable --
    Related parties.........................................         85            250
    Other...................................................        303            378
  Accrued subcontractor costs --
    Related parties.........................................         84            345
    Other...................................................        680            251
  Accrued liabilities.......................................        119            568
  Deferred revenue..........................................        170            530
                                                                -------        -------
        Total current liabilities...........................      1,746          2,322
                                                                -------        -------
OTHER LONG-TERM LIABILITIES.................................         --            226
                                                                -------        -------
COMMITMENTS AND CONTINGENCIES (Notes 9, 11 and 13)
STOCKHOLDERS' EQUITY:
  Convertible Preferred Stock, $0.01 par value; 20,000,000
    shares authorized --
    Series A; 2,991,477 and 2,991,477 issued and outstanding
     in 1995 and 1996, respectively.........................         30             30
    Series B; 3,101,448 and 3,101,448 issued and outstanding
     in 1995 and 1996, respectively.........................         31             31
    Series C; none and 1,309,424 issued and outstanding in
     1995 and 1996, respectively............................         --             13
    Series D; none and 113,953 issued and outstanding in
     1995 and 1996, respectively............................         --              1
    Series E; none and 475,753 issued and outstanding in
     1995 and 1996, respectively............................         --              5
  Common stock, $0.01 par value; 40,000,000 shares
    authorized; 1,187,539 and 1,187,539 shares issued and
    outstanding in 1995 and 1996, respectively..............         12             12
  Additional paid-in capital................................     10,332         26,218
  Receivables on sale of common stock (Note 6)..............       (136)          (111)
  Accumulated deficit.......................................       (758)        (1,373)
                                                                -------        -------
        Total stockholders' equity..........................      9,511         24,826
                                                                -------        -------
        Total liabilities and stockholders' equity..........    $11,257        $27,374
                                                                =======        =======


   The accompanying notes are an integral part of these financial statements.

                              ILEX ONCOLOGY, INC.

                            STATEMENTS OF OPERATIONS
                             (IN THOUSANDS, EXCEPT
                               PER SHARE AMOUNTS)


                                                               INCEPTION
                                                           (OCTOBER 1, 1994)     YEARS ENDED
                                                                THROUGH         DECEMBER 31,
                                                             DECEMBER 31,      ---------------
                                                                 1994           1995     1996
                                                           -----------------   ------   ------
REVENUE:
  Product development....................................       $1,065         $3,551   $3,581
  Contract research services.............................          188            658    1,537
  Licensing fees.........................................           --             --    3,025
                                                                ------         ------   ------
          Total revenue..................................        1,253          4,209    8,143
                                                                ------         ------   ------
OPERATING EXPENSES:
  Research and development costs.........................          945          3,213    3,637
  General and administrative.............................          156          1,312    2,886
  Costs of contract research services....................           78            330    1,446
  Subcontractor costs....................................          119            199      723
                                                                ------         ------   ------
          Total operating expenses.......................        1,298          5,054    8,692
                                                                ------         ------   ------
OPERATING LOSS...........................................          (45)          (845)    (549)
OTHER INCOME (EXPENSE):
  Equity in loss in joint venture........................           --             --     (750)
  Interest income........................................           --            159      688
  Interest expense.......................................           (1)           (26)      (4)
                                                                ------         ------   ------
NET LOSS.................................................       $  (46)        $ (712)  $ (615)
                                                                ======         ======   ======
NET LOSS PER SHARE.......................................       $(0.01)        $(0.09)  $(0.07)
                                                                ======         ======   ======
WEIGHTED AVERAGE NUMBER OF SHARES OF COMMON STOCK AND
  COMMON STOCK EQUIVALENTS OUTSTANDING...................        7,555          7,747    8,744
                                                                ======         ======   ======


   The accompanying notes are an integral part of these financial statements.

                              ILEX ONCOLOGY, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
           (IN THOUSANDS, EXCEPT SHARES ISSUED AND PER SHARE AMOUNTS)

                                                              SERIES A              SERIES B              SERIES C
                                                             CONVERTIBLE           CONVERTIBLE           CONVERTIBLE
                                                           PREFERRED STOCK       PREFERRED STOCK       PREFERRED STOCK
                                                         -------------------   -------------------   -------------------
                                                           SHARES      $0.01     SHARES      $0.01     SHARES      $0.01
                                                         ISSUED AND     PAR    ISSUED AND     PAR    ISSUED AND     PAR
                                                         OUTSTANDING   VALUE   OUTSTANDING   VALUE   OUTSTANDING   VALUE
                                                         -----------   -----   -----------   -----   -----------   -----
BALANCES, inception (October 1, 1994)..................          --     $--            --     $--            --     $--
 Net assets transferred and liabilities assumed........          --      --            --      --            --      --
 Capital contribution by CTRC Research.................          --      --            --      --            --      --
 Net loss..............................................          --      --            --      --            --      --
                                                          ---------     ---     ---------     ---     ---------     ---
BALANCES, December 31, 1994............................          --      --            --      --            --      --
 Issuance of common stock..............................          --      --            --      --            --      --
 Issuance of Series A convertible preferred stock......   2,991,477      30            --      --            --      --
 Private placement of Series B convertible preferred
   stock for cash......................................          --      --     3,101,448      31            --      --
 Issuance cost of Series B convertible preferred
   stock...............................................          --      --            --      --            --      --
 Net loss..............................................          --      --            --      --            --      --
                                                          ---------     ---     ---------     ---     ---------     ---
BALANCES, December 31, 1995............................   2,991,477      30     3,101,448      31            --      --
 Private placement of Series C convertible preferred
   stock for cash......................................          --      --            --      --     1,309,424      13
 Private placement of Series D convertible preferred
   stock for cash......................................          --      --            --      --            --      --
 Private placement of Series E convertible preferred
   stock for cash......................................          --      --            --      --            --      --
 Issuance cost of convertible preferred stock..........          --      --            --      --            --      --
 Payments received on receivables on sale of common
   stock...............................................          --      --            --      --            --      --
 Net loss..............................................          --      --            --      --            --      --
                                                          ---------     ---     ---------     ---     ---------     ---
BALANCES, December 31, 1996............................   2,991,477     $30     3,101,448     $31     1,309,424     $13
                                                          =========     ===     =========     ===     =========     ===

                                                              SERIES D              SERIES E
                                                             CONVERTIBLE           CONVERTIBLE
                                                           PREFERRED STOCK       PREFERRED STOCK        COMMON STOCK
                                                         -------------------   -------------------   -------------------
                                                           SHARES      $0.01     SHARES      $0.01     SHARES      $0.01
                                                         ISSUED AND     PAR    ISSUED AND     PAR    ISSUED AND     PAR
                                                         OUTSTANDING   VALUE   OUTSTANDING   VALUE   OUTSTANDING   VALUE
                                                         -----------   -----   -----------   -----   -----------   -----
BALANCES, inception (October 1, 1994)..................         --      $--           --      $--            --     $--
 Net assets transferred and liabilities assumed........         --       --           --       --            58      --
 Capital contribution by CTRC Research.................         --       --           --       --            --      --
 Net loss..............................................         --       --           --       --            --      --
                                                           -------      ---      -------      ---     ---------     ---
BALANCES, December 31, 1994............................         --       --           --       --            58      --
 Issuance of common stock..............................         --       --           --       --     1,187,481      12
 Issuance of Series A convertible preferred stock......         --       --           --       --            --      --
 Private placement of Series B convertible preferred
   stock for cash......................................         --       --           --       --            --      --
 Issuance cost of Series B convertible preferred
   stock...............................................         --       --           --       --            --      --
 Net loss..............................................         --       --           --       --            --      --
                                                           -------      ---      -------      ---     ---------     ---
BALANCES, December 31, 1995............................         --       --           --       --     1,187,539      12
 Private placement of Series C convertible preferred
   stock for cash......................................         --       --           --       --            --      --
 Private placement of Series D convertible preferred
   stock for cash......................................    113,953        1           --       --            --      --
 Private placement of Series E convertible preferred
   stock for cash......................................         --       --      475,753        5            --      --
 Issuance cost of convertible preferred stock..........         --       --           --       --            --      --
 Payments received on receivables on sale of common
   stock...............................................         --       --           --       --            --      --
 Net loss..............................................         --       --           --       --            --      --
                                                           -------      ---      -------      ---     ---------     ---
BALANCES, December 31, 1996............................    113,953      $ 1      475,753      $ 5     1,187,539     $12
                                                           =======      ===      =======      ===     =========     ===


                                                                      RECEIVABLES
                                                         ADDITIONAL     ON SALE
                                                          PAID-IN      OF COMMON    ACCUMULATED
                                                          CAPITAL        STOCK        DEFICIT      TOTAL
                                                         ----------   -----------   -----------   -------
BALANCES, inception (October 1, 1994)..................   $    --        $  --        $    --     $    --
 Net assets transferred and liabilities assumed........       (22)          --             --         (22)
 Capital contribution by CTRC Research.................        11           --             --          11
 Net loss..............................................        --           --            (46)        (46)
                                                          -------        -----        -------     -------
BALANCES, December 31, 1994............................       (11)          --            (46)        (57)
 Issuance of common stock..............................       195         (136)            --          71
 Issuance of Series A convertible preferred stock......       (30)          --             --          --
 Private placement of Series B convertible preferred
   stock for cash......................................    10,834           --             --      10,865
 Issuance cost of Series B convertible preferred
   stock...............................................      (656)          --             --        (656)
 Net loss..............................................        --           --           (712)       (712)
                                                          -------        -----        -------     -------
BALANCES, December 31, 1995............................    10,332         (136)          (758)      9,511
 Private placement of Series C convertible preferred
   stock for cash......................................     9,987           --             --      10,000
 Private placement of Series D convertible preferred
   stock for cash......................................       999           --             --       1,000
 Private placement of Series E convertible preferred
   stock for cash......................................     4,995           --             --       5,000
 Issuance cost of convertible preferred stock..........       (95)          --             --         (95)
 Payments received on receivables on sale of common
   stock...............................................        --           25             --          25
 Net loss..............................................        --           --           (615)       (615)
                                                          -------        -----        -------     -------
BALANCES, December 31, 1996............................   $26,218        $(111)       $(1,373)    $24,826
                                                          =======        =====        =======     =======


   The accompanying notes are an integral part of these financial statements.

                              ILEX ONCOLOGY, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                INCEPTION
                                                               (OCTOBER 1,
                                                                  1994)            YEARS ENDED
                                                                 THROUGH          DECEMBER 31,
                                                               DECEMBER 31,    -------------------
                                                                   1994         1995        1996
                                                               ------------    -------    --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................     $   (46)      $  (712)   $   (615)
  Adjustments to reconcile net loss to net cash provided by
    (used in) operating activities --
    Provision for uncollectible receivables.................          --           123          --
    Depreciation and amortization...........................           2            25         105
    Equity in loss in joint venture in excess of
      distributions.........................................          --            --         750
    Change in assets and liabilities --
      (Increase) decrease in assets --
         Accounts receivable................................      (1,015)          172      (1,432)
         Prepaid expenses and other.........................          (7)         (387)       (653)
      Increase (decrease) in liabilities --
         Accounts payable...................................         380             7         240
         Accrued liabilities................................         577           269         281
         Deferred revenue...................................          67            93         360
         Other long-term liabilities........................          --            --         226
                                                                 -------       -------    --------
  Net cash provided by (used in) operating activities.......         (42)         (410)       (738)
                                                                 -------       -------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of marketable securities........................          --            --     (19,197)
  Maturities of marketable securities.......................          --            --       1,250
  Purchase of property and equipment........................         (40)         (468)       (539)
  Investment in joint venture...............................          --            --      (1,000)
                                                                 -------       -------    --------
    Net cash used in investing activities...................         (40)         (468)    (19,486)
                                                                 -------       -------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of common stock for cash.........................          --            66          --
  Repayments of receivables on sale of common stock.........          --             5          25
  Issuance of Series B preferred stock......................          --        10,865          --
  Issuance of Series C preferred stock......................          --            --      10,000
  Issuance of Series D preferred stock......................          --            --       1,000
  Issuance of Series E preferred stock......................          --            --       5,000
  Stock issuance costs paid.................................          --          (656)        (95)
  Capital contribution by CTRC Research at inception........          11            --          --
  Advances from related party...............................         150           155          --
  Repayment of advances from related party..................          --            --        (305)
                                                                 -------       -------    --------
    Net cash provided by financing activities...............         161        10,435      15,625
                                                                 -------       -------    --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........     $    79       $ 9,557    $ (4,599)
CASH AND CASH EQUIVALENTS, beginning of period..............          --            79       9,636
                                                                 -------       -------    --------
CASH AND CASH EQUIVALENTS, end of period....................     $    79       $ 9,636    $  5,037
                                                                 =======       =======    ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the period for --
    Interest................................................     $     1       $    20    $     10
    Income taxes............................................          --            --          --


   The accompanying notes are an integral part of these financial statements.

                              ILEX ONCOLOGY, INC.

                         NOTES TO FINANCIAL STATEMENTS

                        DECEMBER 31, 1994, 1995 AND 1996

                (AMOUNTS IN THOUSANDS, EXCEPT SHARE INFORMATION,
                PER SHARE INFORMATION OR AS OTHERWISE INDICATED)

1. ORGANIZATION AND OPERATIONS:

     ILEX Oncology, Inc. (the "Company"), formerly Biovensa, Inc., was incorporated in December 1993 under the laws of the State of Delaware. The Company was incorporated as a for-profit, wholly owned subsidiary of the CTRC Research Foundation ("CTRC Research"), a nonprofit organization.

     The Company is a drug development company focused exclusively on oncology. The Company is focused primarily in the areas of identification, development, manufacturing and regulatory approval of oncology compounds to develop cancer therapeutics, build a chemoprevention product platform and serve as a value-added provider of contract development services. In addition to its proprietary product development programs, the Company offers contract research services to both the pharmaceutical and biotechnology industries.

     Currently, the Company has no products available for sale and expects to have only one product available to be marketed in the near future. The Company's proposed products are primarily in the development stage and will require extensive clinical testing prior to submission of any regulatory application for commercial use. As well, the Company has incurred net losses to date. The Company has not generated any revenues from product sales to date, and there can be no assurance that revenues from product sales will be achieved. The Company's ability to achieve a profitable level of operations in the future will depend in large part on its completing development of its compounds, obtaining regulatory approvals for such compounds, commercializing these potential products through marketing agreements with other companies or, if the Company chooses, marketing such compounds independently, successfully manufacturing such compounds, achieving market acceptance of such compounds and expanding its contract research services business. There can be no assurance that the Company will ever be successful in developing such compounds, obtaining such approvals, bringing such compounds to market, developing sales, marketing or distribution capabilities, manufacturing such products, generating market acceptance or expanding its contract research services business.


     The Company may require substantial additional funds to conduct research and development, to develop further its potential pharmaceutical products, to manufacture and market any pharmaceutical products that may be developed and to expand its contract research services business. The Company expects its capital and operating expenditures to increase substantially over the next several years. The Company has no current sources of funding beyond the proceeds from the initial public offering (IPO) (see Note 14), its collaborative agreements with its strategic partners, its drug development service operations, existing cash and cash equivalents and investments in marketable securities. The Company believes that the estimated net proceeds of the IPO, its collaborative agreements with strategic partners, its contract research services, existing cash and cash equivalents and investments in marketable securities will satisfy its cash requirements for the foreseeable future. There can be no assurance, however, that additional funds will be available on acceptable terms, if at all.


     Although it was incorporated in December 1993, the Company did not commence operations until October 1, 1994, after CTRC Research's assignment to the Company of certain rights and assets, including CTRC Research's advanced drug development and manufacturing programs.

     The Company changed its name to ILEX Oncology, Inc., on December 22, 1994. Prior to 1996, the Company had been in the development stage.

                              ILEX ONCOLOGY, INC.

2. SIGNIFICANT ACCOUNTING POLICIES:

  Revenue Recognition

     Product Development -- Revenues from drug development studies are based on the time incurred on such studies and recognized on a percentage-of-completion basis. The Company is reimbursed for investigator costs based on actual costs incurred or predetermined rates and out-of-pocket costs incurred during the performance of the study. Revenues related to reimbursed investigator costs are included in product development revenues and the related expenses are included as a component of research and development expenses. Revenues related to the milestone payments of the drug development studies are recognized based on the completion of the milestone measurements. Revenues from license fees related to drug development studies are recognized upon execution of the related contract.

     Contract Research Services -- Revenues from contract research services are related to both fixed price and hourly based customer contracts and are recognized on a percentage-of-completion basis or as such services are performed.


     Licensing Fees -- Revenues from licensing fees are recognized as significant contract requirements are met.


  Property and Equipment


     Property and equipment are reported at cost and depreciated over the estimated useful lives of the individual assets using the straight-line method. Leasehold improvements represent capitalized employee salaries related to construction and other miscellaneous costs incurred to bring the leased cGMP (current Good Manufacturing Practices) facility (Note 11) into use. Leasehold improvements are amortized over the lesser of the life of the lease or the useful life of the related property. Expenditures for maintenance and repairs are charged to expense as incurred. The estimated lives used in computing depreciation and amortization are as follows:


Office equipment............................................  3 - 10 years
Lab equipment...............................................  5 - 10 years
Leasehold improvements......................................    15 years

  Deferred Revenue

     Deferred revenue represents advances for services not yet rendered under contract services and billings in excess of revenue recognized.

  Investments in Marketable Securities


     Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," requires that investments in debt securities and marketable equity securities be designated as trading, held to maturity or available for sale. At December 31, 1996, marketable debt securities have been categorized as held to maturity and are stated at amortized cost, as these securities have staggered maturity dates, and management of the Company does not intend to liquidate these securities before maturity. Marketable debt securities with an original maturity of less than one year are classified in the balance sheet as current assets, while securities with a maturity of greater than one year are classified as long-term assets.

                              ILEX ONCOLOGY, INC.

  Investment in Joint Venture



     The Company holds a 50 percent interest in a joint venture for the purpose of research collaboration endeavors. The Company accounts for its investment in joint ventures using the equity method of accounting.


  Credit Risk and Major Customer


     The Company places its excess temporary cash and cash equivalents in a money market account with a high quality financial institution. At times, such amounts may be in excess of the FDIC insurance limit. The Company's accounts receivable are from pharmaceutical and biotechnology companies. Based on the Company's evaluation of the collectibility of these accounts receivable, an allowance for doubtful accounts of $123 and $123 was necessary as of December 31, 1995 and 1996, respectively. The remaining accounts receivable are from pharmaceutical and biotechnology companies that are financially strong and, thus, the Company believes the exposure to credit risk related to the remaining accounts receivable is minimal.



     From inception through December 31, 1994, and for the years ended December 31, 1995 and 1996, 85 percent, 84 percent, and 40 percent, respectively, of revenue arose from one customer.


  Estimates in Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

  Income Taxes


     Deferred tax liabilities and assets are recorded based on enacted income tax rates that are in effect in the period in which the deferred tax liability or asset is expected to be settled or realized. A change in the tax laws or rates results in adjustments to the deferred taxes in the period in which the tax laws or rates are changed.



     The Company has incurred losses since inception for both book and tax purposes as of December 31, 1996. Accordingly, no income taxes have been provided for in the consolidated financial statements for the period from inception to December 31, 1994, and for the years ended December 31, 1995 and 1996.


  Statements of Cash Flows

     The Company considers all highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents.

                              ILEX ONCOLOGY, INC.

     Noncash financing and investing activities for the period from October 1, 1994, to December 31, 1994, included CTRC Research's assignment of certain rights and assets to the Company and the Company's assumption of certain liabilities related to the issuance of the Series A convertible preferred shares (See Note 6). In connection with this assignment in 1994, the Company recorded the following balances as reflected on the books and records of CTRC Research:


Office equipment............................................  $ 27
Accrued subcontractor costs.................................     6
Accrued liabilities.........................................   (44)
Deferred revenue............................................   (11)
                                                              ----
Contributed deficit.........................................  $(22)
                                                              ====


     Noncash financing and investing activities for the year ended December 31, 1995, included the sale of $208 of common stock in exchange for a note receivable for the same amount. (See Note 6.)


  Net Loss Per Share


     Net loss per share has been computed using the weighted average number of shares of common stock outstanding during the period, as adjusted for the
1.75161005882673 for 1 reverse stock split discussed in Note 14. Common equivalent shares attributable to convertible preferred stock, stock options and warrants are excluded from the computation as their effect is antidilutive. However, convertible preferred stock, common stock, stock options and warrants issued prior to the anticipated IPO with a price below the estimated IPO price have been included as outstanding for all periods presented.


  New Accounting Pronouncements

     The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," in June 1996. This statement provides accounting and reporting standards for, among other things, the transfer and servicing of financial assets, such as factoring receivables with recourse. This statement is effective for transfers and servicing of financial assets occurring after December 31, 1996, and is to be applied prospectively. Earlier or retroactive application is not permitted. The Company believes the adoption of this statement will not have an impact on the financial condition or results of operations of the Company.

  Reclassifications

     Certain reclassifications have been made to prior year balances to conform to current year financial statement presentation.

3. INVESTMENTS IN MARKETABLE SECURITIES:


     Marketable securities due within one year and classified as current assets at December 31, 1996, include the following:



                                                               COST     FAIR VALUE
                                                              ------    ----------
U.S. Treasury securities....................................  $5,768      $5,770
                                                              ======      ======

                              ILEX ONCOLOGY, INC.

     Marketable securities due after one year through five years and classified as noncurrent assets at December 31, 1996, include the following:



                                                               COST      FAIR VALUE
                                                              -------    ----------
U.S. Treasury securities....................................  $12,179     $12,146
                                                              =======     =======



     Gross unrealized holding gains and losses at December 31, 1996, were approximately $35 and $65, respectively.



4. INVESTMENT IN JOINT VENTURE:



     In December 1996, the Company entered into an agreement with an entity for an equally owned joint venture for research collaboration endeavors. The Company provided initial funding of $1,000 to the joint venture.



5. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS:


     In December 1991, Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments" ("FAS 107"), was issued. FAS 107 requires disclosures of the fair value of financial instruments. The following methods and assumptions were used to estimate the fair value of each class of financial instruments held by the Company.

     Current assets and current liabilities -- The carrying value approximates fair value due to the short maturity of these items.

     Investment in marketable securities -- The fair value of marketable securities is based on currently published market quotations.


6. STOCKHOLDERS' EQUITY:



     In April 1995, certain consultants and employees of the Company exercised rights to purchase, in aggregate, 1,187,481 shares of common stock pursuant to their respective consulting or employment agreements for $208. A portion of this amount was paid in cash and a portion was financed by the Company. At December 31, 1996, notes receivable from the consultants and employees related to these financings equaled $111. The notes receivable bear interest at an annual rate of 8 percent and mature in March 1999. Payments of principal and interest are due quarterly with the remaining balance due at maturity. The notes receivable are presented as a deduction from stockholders' equity for financial reporting purposes.


     Also in April 1995, the Company issued 2,991,477 shares of Series A convertible preferred stock in exchange for certain rights and net assets previously transferred to the Company as capital contributions by CTRC Research. The rights and net assets previously transferred to the Company were recorded at the carrying value of its predecessor as of the date of the transfer.


     The terms of the Series A convertible preferred stock provide for cumulative annual dividends of approximately $0.26 per share that are payable at the discretion of the board of directors, a liquidation preference of approximately $3.24 per share plus accrued but unpaid dividends, an option to convert into common stock on a one-share to one-share basis, automatic conversion to common stock on a one-share to one-share basis upon the effective completion of the Company's IPO (see Note 14), and various protective provisions limiting, among other things, issuance of senior equity securities, any merger or sale of substantially all the assets of the Company and restrictions on the declaration and payment of dividends.

                              ILEX ONCOLOGY, INC.

     In September 1995, the Company effected a private placement of 3,101,448 shares of Series B convertible preferred stock. The terms of the Series B convertible preferred stock provide for cumulative annual dividends of approximately $0.28 per share that are payable at the discretion of the board of directors, a liquidation preference of approximately $3.50 per share plus accrued but unpaid dividends, an option to convert common stock on a one-share to one-share basis, automatic conversion to common stock on a one-share to one-share basis upon the effective completion of the Company's IPO (see Note
14), and various protective provisions comparable to those of the Series A convertible preferred stock.



     In July 1996, the Company effected a private placement of 1,309,424 shares of Series C convertible preferred stock. The terms of the Series C convertible preferred stock provide for cumulative annual dividends of approximately $0.61 per share that are payable at the discretion of the board of directors, a liquidation preference of approximately $7.64 per share plus accrued but unpaid dividends, an option to convert common stock on a one-share to one-share basis, automatic conversion to common stock on a one-share to one-share basis upon the effective completion of the Company's IPO (see Note 14), and various protective provisions comparable to these of the Series A and Series B convertible preferred stock.



     In November 1996, the Company effected a private placement of 113,953 shares of Series D convertible preferred stock. The terms of the Series D convertible preferred stock provide for cumulative annual dividends of approximately $0.72 per share that are payable at the discretion of the board of directors, a liquidation preference of approximately $8.78 per share plus accrued but unpaid dividends, an option to convert common stock on a one-share to one-share basis, automatic conversion to common stock on a one-share to one-share basis upon the effective completion of the Company's IPO (see Note
14), and various protective provisions comparable to those of the Series A, Series B and Series C convertible preferred stock. The Company entered into an agreement with the holder of the Series D convertible preferred stock in October 1996, related to the development of one of its oncology compounds.



     In December 1996, the Company effected a private placement of 475,753 shares of Series E convertible preferred stock. The terms of the Series E convertible preferred stock provide for cumulative annual dividends of approximately $0.84 per share that are payable at the discretion of the board of directors, a liquidation preference of approximately $10.51 per share plus accrued but unpaid dividends, an option to convert common stock on a one-share to one-share basis, automatic conversion to common stock on a one-share to one-share basis upon the effective completion of the Company's IPO (see Note
14), and various protective provisions comparable to those of the Series A, Series B, Series C and Series D convertible preferred stock. In connection with the placement of the Series E convertible preferred stock, the Company entered into an agreement with an entity for an equally owned joint venture for research collaboration endeavors. (See Note 4.)



7. STOCK OPTIONS AND STOCK PURCHASE WARRANTS:


     In October 1995, Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"), was issued. FAS 123 defines a fair value based method of accounting for employee stock options or similar equity instruments and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period of the award, which is usually the vesting period. However, FAS 123 also allows entities to continue to measure compensation costs for employee stock compensation plans using the intrinsic value method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). The Company has adopted FAS 123 effective January 1, 1996, and

                              ILEX ONCOLOGY, INC.

has elected to remain with the accounting prescribed by APB 25. The Company has made the required disclosures prescribed by FAS 123.


     During 1995, the Company adopted a stock option plan (the "Plan"). Under the Plan, incentive stock options may be granted to key employees and consultants of the Company as approved by a committee of the Company's board of directors. The stock options granted as part of the consulting and employee agreements described in Note 8 are covered by the Plan. Originally, the Company had reserved 570,904 shares of common stock for issuance in accordance with the Plan. In October 1996, the Company increased the number of authorized shares of common stock reserved for issuance under the Plan to 1,141,807. Stock options vest pursuant to the individual stock option agreements, usually 25 percent per year beginning one year from the date of grant, with unexercised options expiring 10 years from the date of grant.



     In October 1996, the Company adopted a nonemployee directors' stock option plan (the Directors' Plan). Under the Directors' Plan, each nonemployee director is granted a one-time option equaling 17,128 shares of common stock. In October and December 1996, the nonemployee directors were granted 119,896 options exercisable at approximately $7.01 per share. These options vest at 1/48 per month, with unexercised options expiring 10 years from the date of grant.



     A summary of the status of the Company's fixed stock option plans for the years ended December 31, 1995 and 1996, and changes during the periods on those dates is presented below:



                                            DECEMBER 31, 1995      DECEMBER 31, 1996
                                           -------------------    -------------------
                                                      WEIGHTED               WEIGHTED
                                                      AVERAGE                AVERAGE
                                                      EXERCISE               EXERCISE
                                           SHARES      PRICE      SHARES      PRICE
                                           -------    --------    -------    --------
Outstanding, beginning of period........        --     $  --      337,490     $2.41
Granted.................................   337,490      2.41      361,982      5.91
Exercised...............................        --        --           --        --
Forfeited...............................        --        --      (10,792)     4.75
                                           -------     -----      -------     -----
Outstanding, end of period..............   337,490     $2.41      688,680     $4.21
                                           =======     =====      =======     =====
Options exercisable at end of period....    41,981     $1.31      131,393     $2.28
                                           =======     =====      =======     =====
Weighted average fair value of options
  granted during the period.............               $1.09                  $3.02
                                                       =====                  =====



     The following table summarizes the information about fixed stock options outstanding at December 31, 1996:



                                        OPTIONS OUTSTANDING
                             ------------------------------------------      OPTIONS EXERCISABLE
                                            WEIGHTED                      -------------------------
                                             AVERAGE                          NUMBER       WEIGHTED
                                            REMAINING       WEIGHTED      EXERCISABLE AT   AVERAGE
                               NUMBER      CONTRACTUAL      AVERAGE        DECEMBER 31,    EXERCISE
      EXERCISE PRICES        OUTSTANDING      LIFE       EXERCISE PRICE        1996         PRICE
      ---------------        -----------   -----------   --------------   --------------   --------
$0.18......................    110,826      8.5 years        $0.18            55,413        $0.18
$3.50......................    302,720      9.0 years        $3.50            69,200        $3.50
$7.01......................    275,134      9.8 years        $7.01             6,780        $7.01
                               -------                                       -------
                               688,680      9.2 years        $3.26           131,393        $2.28
                               =======                                       =======


     Because the Company has elected to remain with the accounting prescribed by APB 25, no compensation cost has been recognized for its fixed stock option plan. Had compensation cost for the

                              ILEX ONCOLOGY, INC.

Company's stock-based compensation plans been determined on the fair value of the grant dates for awards under those plans consistent with the method of FAS 123, the Company's net loss and loss per share would have been increased to the pro forma amounts indicated below:


                                                        DECEMBER 31,      DECEMBER 31,
                                                            1995              1996
                                                        ------------      ------------
Net loss
  As reported.........................................     $ (712)           $ (615)
                                                           ------            ------
  Pro forma...........................................     $ (725)           $ (787)
                                                           ------            ------
Loss per share
  As reported.........................................     $(0.09)           $(0.07)
                                                           ------            ------
  Pro forma...........................................     $(0.09)           $(0.09)
                                                           ------            ------



     The fair value of each option grant was estimated on the date of the grant using the minimum value method as the Company was a nonpublic entity when such options were granted. This value is the current stock price less the present value of the exercise price for a stock that does not pay dividends. The assumptions used for the minimum value computation for the years ended December 31, 1995 and 1996, are: the risk free interest rates are 6.2 percent and 6.5 percent, respectively; the exercise price is equal to the fair market value of the underlying common stock at the grant date; the expected life of the option is the term to expiration; and the common stock will pay no dividends. No disclosures are presented for the period ended December 31, 1994, as no options were issued at that date.



     In connection with the private placement of Series B convertible preferred stock, the Company issued a warrant for the purchase of 97,054 shares of common stock at approximately $3.50 per share to the securities firm that assisted in the private placement of Series B convertible preferred stock. No expense was recognized by the Company as the value of the warrant was diminimus compared to the cash compensation paid to the securities firm. The warrant may be exercised in whole at any time or in part from time to time, prior to its expiration in September 2000.



     In connection with the private placement of Series C convertible preferred stock, the Company issued 327,367 warrants for the purchase of common stock at approximately $8.76 per share to the Series C convertible preferred stockholders. The value of the warrants issued were diminimus based on the exercise price of the warrants and the fair value of the Company's common stock on the date the warrants were issued. As such, no amount of the Series C convertible preferred stock was attributed to the warrants. The warrants may be exercised in whole at any time or in part from time to time, prior to their expiration in July 2001.



     In July 1996, the Company entered into a consultation agreement with a firm for services related to the Company's proposed IPO (see Note 14). In connection with this agreement, the Company issued to the firm a warrant for the purchase of 28,546 shares of the Company's common stock at approximately $8.76 per share. No expense was recognized by the Company as the value of the warrant was diminimus compared to the cash compensation paid to the securities firm. The warrant may be exercised in whole or in part from time to time, prior to its expiration in July 2001.



8. RELATED-PARTY TRANSACTIONS:



     Pursuant to a services agreement, CTRC Research has agreed to perform certain administrative and technical support services for the Company. For the period from October 1, 1994, through December 31, 1994, and for the years ended December 31, 1995 and 1996, the Company paid CTRC Research approximately $143, $313, and $143, respectively, for these services and reimbursement of salaries and benefits. As described in Note 11, the Company has lease agreements with CTRC Research for office

                              ILEX ONCOLOGY, INC.

space, a lab and the cGMP facility. For the period from inception through December 31, 1994, and for the years ended December 31, 1995 and 1996, the Company paid CTRC Research approximately $5, $49, and $34, respectively, related to these lease agreements. At December 31, 1995 and 1996, the Company had payables to CTRC Research amounting to $85 and $16, respectively, related to the aforementioned services and lease agreements.


     In November 1994, CTRC Research granted the Company a revolving line of credit of $500 bearing interest at the prime rate plus 1/2 of 1 percent. The line of credit provided the Company with sufficient working capital to initiate operations. At December 31, 1995, the outstanding balance and the interest rate on this line of credit were $305 and 9 percent, respectively. In February 1996, the Company repaid the entire outstanding balance on the line of credit. In 1996, the Company and CTRC Research terminated the line of credit.

     In March 1995, the Company entered into a subordinated option agreement with CTRC Research. The agreement gives the Company the subordinated option to acquire licenses or certain marketable rights, as defined in the agreement, owned by CTRC Research. The subordinated option for any particular marketable right is exercisable only after a third party, with which CTRC Research has contracted, elects not to exercise its primary option on the same marketable right. The subordinated option agreement expires in fiscal year 2000.


     Subcontractors provide the Company with consulting services and preclinical and clinical testing related to certain of its contracts. Such costs may be included in either research and development costs or subcontractor costs in the accompanying financial statements. During the period from October 1, 1994, through December 31, 1994, and for the years ended December 31, 1995 and 1996, the Company incurred the following expenses for subcontracting costs:



                                                                 DECEMBER 31,
                                                            ----------------------
                                                            1994    1995     1996
                                                            ----    ----    ------
CTRC Research.............................................  $ 42    $140    $  371
Director of the Company...................................    36     136       227
Stockholders..............................................    --     142       433
Company owned by officer/director
  of the Company..........................................   111      42       378
                                                            ----    ----    ------
                                                            $189    $460    $1,409
                                                            ====    ====    ======



     At December 31, 1995 and 1996, the following subcontractor costs were payable to related parties:



                                                                DECEMBER 31,
                                                                ------------
                                                                1995    1996
                                                                ----    ----
CTRC Research...............................................    $ 5     $ 91
Director of the Company.....................................     34       60
Stockholders................................................     24       92
Company owned by officer/director of the Company............     21      102
                                                                ---     ----
                                                                $84     $345
                                                                ===     ====



     During 1995, the Company entered into consulting services agreements with two individuals. Both consultants have been designated as co-chairmen of the Company's Scientific Advisory Board and one of the consultants is also a director of the Company. Under the terms of the agreements, the consultants are entitled to receive annual retainers and fixed daily fees for full days of service or hourly fees for partial days of service. In addition, the consultants were granted the right to purchase common stock as stipulated in the agreements. As discussed in Note 6, the consultants exercised this right and financed a portion of the common stock purchases with a promissory note to the Company. Each consultant was

                              ILEX ONCOLOGY, INC.

also granted stock options to acquire 28,546 shares of common stock. (See Note 7.) The consulting services agreements expire during fiscal year 1998.



     The Company maintains employment agreements with four employees. The terms of the four agreements provide for base salaries and benefits. Under two of these agreements, the employees were granted the right to purchase common stock. As discussed in Note 6, the two employees exercised this right and financed a portion of the common stock purchases with a promissory note to the Company. Additionally, each of these two employees was granted stock options to acquire 28,546 shares of common stock. (See Note 7.) Two of these agreements expire in 1998, and the other two may be terminated upon 30 days' notice.



     In December 1996, the Company sold the license for an oncology compound to the joint venture in which the Company owns a 50 percent interest. The Company recognized license fee revenue of $1,500 from the sale of this license.



9. LICENSING AGREEMENTS:



     In 1994, the Company obtained two licensing agreements for oncology compounds from CTRC Research in conjunction with the assignment described in
Note 1. During 1995 and 1996, the Company entered into six additional licensing agreements. All of the licensing agreements grant the Company the right to develop and market the oncology compounds covered by such agreements and to license the rights to such compounds to other third parties.



     Under the terms of the agreements, the Company is required to pay upfront fees and/or annual fees, as defined in the agreements. For the period from October 1, 1994, through December 31, 1996, the Company paid upfront fees and/or annual fees totaling $615. The Company's future commitment under these agreements is $150,000 due in March of 1997. In addition, the Company must also pay royalties upon commercialization of the compounds. Under certain agreements, the Company is required to make milestone payments, as defined in the agreements. At December 31, 1996, the Company had not attained any of the events that require a milestone payment.


     Pursuant to an agreement with Sanofi, the Company granted Sanofi a worldwide option to license and use the Company's information relating to two of its oncology compounds for the development and commercialization of such compounds. In connection with the agreement, Sanofi agreed to reimburse the Company for costs incurred in the development of the compounds. In addition, the Company is entitled to certain milestone payments and royalties on net sales of the compounds.

     In December 1994, Sanofi notified the Company of its decision to terminate support for the development of one of the oncology compounds. In 1995, Sanofi funded the wind-down effort and paid for certain future obligations the Company incurred with respect to this compound. Such amounts paid to the Company were not material to the Company's financial position or results of operations. In October 1996, the Company reached an agreement with Janssen Pharmaceutica ("Janssen"), an affiliate of Johnson & Johnson Development Corporation, whereby the Company granted Janssen an option to license and use the Company's information relating to this compound for its development and commercialization. In connection with the agreement, Janssen agreed to reimburse the Company for costs incurred in the development of the compound not to exceed a predetermined amount. In addition, the Company is entitled to certain milestone payments and royalties based on various levels of manufacturing costs of marketable product, as defined in the agreement.


10. EMPLOYEE BENEFITS:


     The Company has an employee benefit plan and trust for certain employees who meet specified length of service requirements. The plan qualifies under
Section 401(k) of the Internal Revenue Code as a salary reduction plan. Employees may elect to contribute a certain percentage of their salary on a

                              ILEX ONCOLOGY, INC.

before-tax basis. Employees are immediately fully vested in their contributions and begin vesting in employer contributions after one year of service, as defined in the plan document. The plan is a defined contribution plan with employer contributions made solely at the discretion of the board of directors. From inception through December 31, 1996, no employer contributions had been made by the Company. During the period from inception through December 31, 1994, and for the years ended December 31, 1995 and 1996, administrative expenses incurred by the Company related to this plan were not significant.


     In December 1990, Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" ("FAS 106"), was issued. FAS 106 requires employers to recognize the obligation to provide postretirement benefits to employees during the periods that employees render service to earn the benefit. Previously, generally accepted accounting principles provided that employers could report such expenses in the period the related costs were paid. The Company does not provide such benefits to its employees, thus, FAS 106 has no effect on the results of operations of the Company.

     In November 1992, Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" ("FAS 112"), was issued. FAS 112 requires employers to recognize the obligation to provide benefits to former or inactive employees after employment but before retirement, if certain conditions are met. The Company does not provide such benefits to its employees, thus, FAS 112 has no effect on the results of operations of the Company.


11. OPERATING LEASES:



     The Company has several noncancelable operating leases for office space, equipment and the cGMP facility. As described in Note 8, one of the leases is with CTRC Research, a related party. Rent expense associated with these leases was approximately $15, $77, and $572 for the period from inception to December 31, 1994, and for the years ended December 31, 1995 and 1996, respectively.


     During 1995, the Company entered into a lease agreement with CTRC Research and the Texas Research and Technology Foundation ("TRTF") for the use of the cGMP facility. The cGMP facility will be utilized for the manufacturing of oncology drugs. Under the terms of the lease agreement, which expires in 2010, the Company is required to make monthly payments commencing in 1998. The payments will be based on a fixed monthly rate plus a percentage of gross sales, as defined in the agreement.


     In February 1996, the Company entered into a noncancelable lease agreement for equipment to be used in the cGMP facility. The lease requires the Company to make monthly payments of approximately $16 and expires in 2001. Under the terms of the agreement, the Company is required to maintain $825 in the form of U.S. Treasury notes as collateral for the equipment. The U.S. Treasury notes collateral requirement will be reduced, as defined in the lease agreement, through the life of the lease.



     At December 31, 1996, future minimum lease payments under all operating leases are as follows:



                                                     RELATED PARTY    OTHER     TOTAL
                                                     -------------    ------    ------
Year ending December 31 --
  1997............................................      $  202        $  508    $  710
  1998............................................         120           651       771
  1999............................................         120           665       785
  2000............................................         120           678       798
  2001............................................         120           496       616
  Thereafter......................................       1,070         1,070     2,140

                              ILEX ONCOLOGY, INC.

12. INCOME TAXES:



     As of December 31, 1996, the Company had net operating loss carryforwards of approximately $1,114 for U.S. federal income tax purposes which are available to reduce future taxable income of which $35, $578 and $501 will expire in 2009, 2010 and 2011, respectively. The tax effects of significant temporary differences representing deferred income tax assets and liabilities are as follows as of December 31, 1995 and 1996:



                                                           DECEMBER 31,    DECEMBER 31,
                                                               1995            1996
                                                           ------------    ------------
Net operating loss carryforward.........................      $ 208           $ 379
Expense provisions......................................         53              90
Other temporary differences, net........................        (11)            (13)
Valuation allowance.....................................       (250)           (456)
                                                              -----           -----
          Total deferred income tax assets..............      $  --           $  --
                                                              =====           =====



     The valuation allowance as of December 31, 1995 and 1996, represents tax benefits, primarily certain future net operating loss carryforwards, which were not realizable at that date.



     The Company's income tax benefit at the statutory federal income tax rate for the period from Inception to December 31, 1994, and for the years ended December 31, 1995 and 1996, differs from the actual income tax benefit of $0 for those periods, as the Company has provided a valuation reserve equal to the income tax benefit amount computed at the statutory federal tax rate.



     The availability of the NOL carryforward to reduce U.S. federal taxable income is subject to various limitations under the Internal Revenue Code of 1986 (the "Code"), as amended, in the event of an ownership change as defined in
Section 382 of the Code. The Company experienced a change in ownership interest in excess of 50 percent as defined under the Code upon the consummation of its offering of Series B convertible preferred stock. The Company does not believe that this change in ownership significantly impacts the Company's ability to utilize its net operating loss and tax credit carryforwards as of December 31, 1996, because the amount of the annual limitation under the Code of such carryforwards is in excess of the total amount of net operating loss and tax credit carryforwards.



13. COMMITMENTS AND CONTINGENCIES:


     CTRC Research is attempting to obtain a private letter ruling from the U.S. Internal Revenue Service ("IRS") to confirm certain tax implications to CTRC Research associated with the formation of the Company by CTRC Research. A provision in the employment and consulting agreements entered into between the Company and certain individuals requires the Company and such individuals to renegotiate the terms of such agreements in the event that CTRC Research is unable to obtain a favorable private letter ruling from the IRS. If the Company is unable to successfully negotiate the terms of such agreements, they automatically terminate. The Company's management does not believe that the ultimate outcome of the private letter ruling, or any impact it may have on employment agreements between the Company and certain individuals, will have a material adverse effect on the financial condition of the Company.


14. SECURITIES OFFERING:


     The Company has filed a Registration Statement with the Securities and Exchange Commission for an underwritten offering of 2,500,000 shares of common stock (the "Offering"). In connection with the Offering, the board of directors approved a 1.75161005882673 for 1 reverse stock split of the Company's common stock effective upon the effective date of the Offering. All common stock,

                              ILEX ONCOLOGY, INC.

convertible preferred stock, options, warrants and per share information included in the accompanying financial statements has been adjusted to give retroactive effect to the split. The Company expects to use the net proceeds of the offering to fund its research and development activities, which may include the formation of joint ventures and other collaborative relationships. In addition, the Company intends to use some of the proceeds of this offering to expand its contract research services through internal growth, including the acquisition of information technology and expansion of other strategic collaborations. The Company intends to use the remainder of the proceeds of this offering for working capital and general corporate purposes. Pending the aforementioned uses, the Company intends to invest the net proceeds of this offering in government securities and investment-grade, interest-bearing instruments.

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATES AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.


                             ---------------------

                               TABLE OF CONTENTS

                                      PAGE
                                      ----
Prospectus Summary..................    3
Risk Factors........................    7
Use of Proceeds.....................   19
Dividend Policy.....................   19
Capitalization......................   20
Dilution............................   21
Selected Financial Data.............   22
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.....................   23
Business............................   28
Management..........................   56
Certain Transactions................   65
Principal Stockholders..............   67
Description of Capital Stock........   69
Shares Eligible for Future Sale.....   72
Underwriting........................   73
Legal Matters.......................   74
Experts.............................   74
Additional Information..............   75
Index to Financial Statements.......  F-1

                             ---------------------

UNTIL MARCH   , 1997 (25 DAYS AFTER THE COMMENCEMENT OF THE OFFERING), ALL
DEALERS EFFECT- ING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBU- TION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS REQUIREMENT IS IN ADDITION TO THE OBLIGA- TION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS OR WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

2,500,000 SHARES

ILEX ONCOLOGY, INC.

COMMON STOCK
($.01 PAR VALUE)

    LOGO

SALOMON BROTHERS INC
COWEN & COMPANY
SMITH BARNEY INC.


PROSPECTUS

DATED             , 1997

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the estimated expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered hereby (other than underwriting discounts and commissions).

Securities and Exchange Commission filing fee...............  $11,326
NASDAQ National Market System application fee...............   46,700
NASD filing fee.............................................    4,238
Legal fees and expenses.....................................        *
Transfer Agent and Registrar fee and expenses...............        *
Accounting fees and expenses................................        *
Blue sky fees and expenses (including counsel fees).........        *
Printing costs..............................................        *
Miscellaneous...............................................        *
                                                              -------
          Total.............................................  $     *
                                                              =======

---------------

* To be supplied by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify any person under such Section in connection with a proceeding by or in the right of the corporation to procure judgment in its favor, as provided in the preceding sentence, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action, except that no indemnification shall be made in respect thereof unless, and then only to the extent that, a court of competent jurisdiction shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. A person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. A Delaware corporation must indemnify any person who was successful on the merits or otherwise in defense of any action, suit or proceeding or in defense of any claim, issue or matter in any proceeding, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. A Delaware corporation may pay for the expenses (including attorneys' fees) incurred by an officer or director in defending a proceeding in advance of the final disposition upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

     Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director shall not be personally liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (iv) for any transaction from which the director derived an improper personal benefit.
Article 10 of the Company's Certificate of Incorporation, as amended, eliminates the liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL. The DGCL permits the purchase of insurance on behalf of directors and officers against any liability asserted against directors and officers and incurred by such persons in such capacity, or arising out of their status as such, whether or not the corporation would have the power to indemnify directors and officers against such liability.

     The Registrant also has a policy insuring its directors and officers against certain liabilities, including liabilities under the Securities Act.

     Section 8 of the Underwriting Agreement (contained in Exhibit 1.1 hereto) provides for indemnification by the Underwriters of directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act of 1933, under certain circumstances.

     See "Item 17. Undertakings" for a description of the Securities and Exchange Commission's position regarding such indemnification provisions.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     During the last three years, the Registrant sold the following securities which were not registered under the Securities Act of 1933, as amended (the "Act"). All share numbers have been adjusted to reflect a 1-for-1.75161005882673 reverse stock split that will occur before the closing of this offering.

     The Company was incorporated in December 1993, and January 1994, issued 58 shares of Common Stock to CTRC Research Foundation in exchange for a $1,000 capital contribution.

     In November 1994 and January and March 1995, the Company contracted to sell 1,187,481 shares at $0.18 per share of Common Stock to the founders of the Company, Richard L. Love, Daniel D. Von Hoff, Alexander L. Weis and Charles A. Coltman. The shares were subsequently issued in early 1995. Each of these sales was made pursuant to Section 4(2) of the Securities Act.

     In April 1995, the Company issued to CTRC Research Foundation and the University of Texas Health Sciences Center at San Antonio 2,991,477 of its Series A Convertible Preferred Stock in exchange for certain assets and rights transferred to the Company as capital contributions, pursuant to Section 4(2) of the Securities Act.

     In September 1995, the Company issued 3,101,448 shares of Series B Convertible Preferred Stock to various sophisticated private investors, pursuant to Section 4(2) of the Securities Act and Regulation D thereunder. The aggregate purchase price for the Series B Convertible Preferred Stock was $10,865,000.

     In July 1996, the Company issued to Perseus Pharmaceuticals, L.L.C., Drug Royalty Corporation, Inc. and certain holders of the Company's Series B Convertible Preferred Stock, 1,309,424 shares of its Series C Convertible Preferred Stock and warrants (the "Series C Warrants") for the purchase of 327,367 shares of Common Stock for an aggregate purchase price of $10 million, pursuant to Section 4(2) of the Securities Act and Regulation D thereunder.

     The Series C Warrants entitle the holder, upon exercise thereof, to purchase from the Company shares of its Common Stock at a price per share of $8.76. The holders of the Series C Warrants are provided certain registration rights that arise upon the Company's proposal to register, subsequent to its initial public offering, the Common Stock for sale to the public under the Securities Act. The Series C Warrants are also subject to certain adjustments which may be made to the number of shares purchasable resulting from stock splits, issuance of additional Common Stock, issuance of additional warrants or other rights or issuance of securities convertible into Common Stock by the Company. The

Company has also issued warrants to Vector Securities International, Inc. and Chestnut Partners, Inc. for the purchase of 97,054 and 28,546 shares of Common Stock, respectively. The warrants issued to Vector Securities International, Inc. were issued in September 1995 in consideration of services rendered in connection with the offering of the Series B Convertible Preferred Stock and have an exercise price of $3.50 per share. The warrant issued to Chestnut Partners, Inc. was issued in July 1996 in consideration of services rendered in connection with this offering on substantially the same terms as the Series C Warrant. See "Description of Capital Stock -- Warrants."

     In November 1996, the Company issued to Johnson & Johnson Development Corporation, pursuant to Section 4(2) of the Securities Act and Regulation D thereunder, 113,953 shares of Series D Convertible Preferred Stock, for an aggregate purchase price of $1.0 million.

     In December 1996, the Company issued to MPI Enterprises, L.L.C., pursuant to Section 4(2) of the Securities Act and Regulation D thereunder, 475,753 shares of Series E Convertible Preferred Stock, for an aggregate purchase price of $5.0 million.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits

     EXHIBIT NUMBER                       IDENTIFICATION OF EXHIBIT
     --------------                       -------------------------
         1.1*            -- Form of Underwriting Agreement
         3.1**           -- Amended and Restated Certificate of Incorporation of the
                            Company
         3.2**           -- Bylaws of the Company, as amended
         4.1*            -- Specimen of certificate representing Common Stock, $.01 par value, of the Company
         5.1*            -- Opinion of Fulbright & Jaworski L.L.P. regarding legality of the Common Stock being registered
        10.1**           -- Revolving Promissory Note dated November 18, 1994, in the original principal amount of $500,000, payable by the
                            Company to CTRC Research Foundation
        10.2**           -- Loan Agreement dated November 18, 1994 between the
                            Company and CTRC Research Foundation
        10.3**           -- Letter Agreement dated December 4, 1996 between the
                            Company and CTRC Research Foundation terminating the line
                            of credit
        10.4**           -- Assignment of Rights and Assets dated November 1994 from
                            CTRC Research Foundation to the Company
        10.5**           -- First Amendment to Assignment of Rights and Assets dated
                            September 1995 between ILEX Oncology, Inc. and CTRC
                            Research Foundation
        10.6**           -- Services Agreement dated November 18, 1994 between CTRC
                            Research Foundation and the Company
        10.7**           -- Covenant Not To Sue dated September 1995 between CTRC
                            Research Foundation and the Company
        10.8**           -- Office Lease dated October 1, 1994 between the Company
                            and CTRC Research Foundation
        10.9**           -- Lease Agreement dated October 1, 1994 between Texas
                            Research and Technology Foundation and the Company
        10.10**          -- Lease Agreement dated September 1, 1995 between CTRC
                            Research Foundation and the Company
        10.11**          -- Commercial Industrial Sublease Agreement between
                            TRTF/CTRCRF Building Corporation and the Company

     EXHIBIT NUMBER                       IDENTIFICATION OF EXHIBIT
     --------------                       -------------------------
        10.12**          -- Agreement dated November 1, 1994 [cGMP Plant] by and
                            among Texas Research and Technology Foundation, CTRC
                            Research Foundation, TRTF/CTRCRF Building Corporation and
                            the Company
        10.13+**         -- License Agreement [Piritrexim Isethionate] dated March
                            31, 1995 by and among Burroughs Wellcome Co., The
                            Wellcome Foundation Limited and the Company
        10.14+**         -- License Agreement [Oxypurinol] dated March 31, 1995 by
                            and among Burroughs Wellcome Co., The Wellcome Foundation
                            Limited and the Company
        10.15+**         -- License Agreement [Crisnatol Mesylate] dated November 1,
                            1993 by and among Burroughs Wellcome Co., The Wellcome
                            Foundation Limited and CTRC Research Foundation
        10.16+**         -- Amendment and Agreement with Respect to License Agreement
                            [crisnatol mesylate] dated October 5, 1996 amending
                            License Agreement dated November 1, 1993 by and among
                            Burroughs Wellcome Co., The Wellcome Foundation Limited
                            and CTRC Research Foundation
        10.17+**         -- License Agreement [Eflornithine] between ILEX Oncology,
                            Inc. and Marion Merrell Dow Inc. and its subsidiaries
                            Merrell Dow Pharmaceuticals Inc. and Marion Merrell Dow
                            France Et Cie
        10.18+**         -- Development and License Agreement [crisnatol mesylate]
                            dated October 11, 1996 by and among the Company and
                            Janssen Pharmaceutica, N.V.
        10.19+**         -- License Agreement [Farnesyl Transferase Inhibitors] dated
                            July 1, 1996 by and between Sother Limited and the
                            Company
        10.20+**         -- License Agreement [RP 60475] dated November 18, 1994
                            between Rhone-Poulenc Rorer S.A. and the Company
        10.21+**         -- Agreement dated November 25, 1996 between Hoffmann-La
                            Roche, Inc. and the Company [RO23-7553]
        10.22+**         -- License and Development Agreement [MGBG] dated October 1,
                            1992 between Sterling Winthrop Inc. and CTRC Research
                            Foundation
        10.23+**         -- Research Collaboration Agreement dated December 12, 1995 between CTRC Research Foundation and Sanofi
        10.24**          -- Consent, Acknowledgment and Waiver Agreement dated
                            September 1994 by and among CTRC Research Foundation,
                            Sterling Winthrop Inc. and the Company
        10.25+**         -- Drug Development Project Agreement
                            [4-hydroperoxycyclophosphamide] effective April 1, 1993
                            between CTRC Research Foundation and MGI Pharma, Inc.
        10.26**          -- Material Transfer Agreement [Dihydro-5-Azacytidine] dated
                            March 9, 1995 between the Company and the National
                            Institutes of Health
        10.27+**         -- Patent License Agreement--Exclusive [Methyl-Glyoxal
                            Bis-Guanylhydrazone] dated September 8, 1991 between the
                            National Institutes of Health and Cancer Therapy and
                            Research Center
        10.28**          -- Agreement for Services dated February 15, 1995 between
                            the Company and The University of Texas Health Science
                            Center at San Antonio
        10.29**          -- Agreement for Services effective September 20, 1994
                            between CTRC Research Foundation and The University of
                            Texas Health Science Center at San Antonio
        10.30**          -- Master Services Agreement (Preclinical Services) dated
                            June 11, 1996 by and between the Company and Lipitek
                            International, Inc.

     EXHIBIT NUMBER                       IDENTIFICATION OF EXHIBIT
     --------------                       -------------------------
        10.31**          -- Letter Agreement dated September 28, 1995 between Cross
                            Atlantic Partners K/S, Boston Capital Ventures III.
                            Limited Partnership, Rovent II Limited Partnership, CTRC
                            Research Foundation and the Company
        10.32**          -- Warrant for the purchase of shares of Common Stock dated
                            September 1995 between the Company and Vector Securities
                            International, Inc.
        10.33*           -- Warrant for the Purchase of shares of Common Stock dated
                            July 1996 between the Company and Chestnut Partners, Inc.
        10.34**          -- Institute for Drug Development Program Agreement dated
                            September 20, 1994 between CTRC Research Foundation and
                            The University of Texas Health Science Center at San
                            Antonio
        10.35**          -- Subordinated Option Agreement dated March 27, 1995
                            between CTRC Research Foundation and the Company
        10.36**          -- Employment Agreement dated November 2, 1994 between
                            Richard L. Love and the Company
        10.37**          -- Amendment to Employment Agreement dated April 4, 1995
                            between Richard L. Love and the Company
        10.38**          -- Amendment to Employment Agreement dated September 27,
                            1995 between Richard L. Love and the Company
        10.39**          -- Employment Agreement dated November 2, 1994 between
                            Alexander L. Weis, Ph.D. and the Company
        10.40**          -- Amendment to Employment Agreement dated April 10, 1995
                            between Alexander L. Weis, Ph.D. and the Company
        10.41**          -- Amendment to Employment Agreement dated September 27,
                            1995 between Alexander L. Weis, Ph.D. and the Company
        10.42**          -- Employment Agreement dated August 13, 1996 between James
                            R. Koch and the Company
        10.43**          -- Employment Agreement dated August 27, 1996 between Pedro
                            Santabarbara, M.D., Ph.D. and the Company
        10.44**          -- Letter Agreement dated November 2, 1994 between Alexander
                            L. Weis, Ph.D. and the Company
        10.45**          -- Consulting Services Agreement dated March 16, 1995
                            between the Company and Charles A. Coltman, Jr., M.D.
        10.46**          -- Consulting Services Agreement dated January 1, 1995
                            between the Company and Daniel Von Hoff, M.D.
        10.47**          -- 1995 Stock Option Plan for the Company
        10.48**          -- 1996 Non-Employee Director Stock Option Plan for the
                            Company
        10.49**          -- Form of Non-Employee Director Stock Option Agreement
        10.50**          -- Third Amended and Restated Registration Rights Agreement
                            between the Company, CTRC and the holders of the Series
                            B, C, D and E Preferred Stock
        10.51**          -- Convertible Preferred Stock Purchase Agreement dated
                            September 29, 1995 among the Company and the holders of
                            Series B Preferred Stock
        10.52**          -- Convertible Preferred Stock Purchase Agreement dated
                            December 11, 1996 between the Company and MPI
        10.53**          -- Convertible Preferred Stock Purchase Agreement dated
                            November 11, 1996 between the Company and Johnson &
                            Johnson Development Corporation

         10.54**          -- Convertible Preferred Stock Purchase Agreement dated as of July 22, 1996 among the
                             Company and the holders of Series C Preferred Stock
         10.55**          -- Form of Pledge Agreement between Cancer Therapy and Research Center Endowment and each of Gary V. Woods, Ruskin C. Norman, M.D. and Robert V. West, Jr., Ph.D.
         10.56+**         -- Exclusive License Agreement [Oxypurinol] dated November 27, 1996 between MGI Pharma,
                             Inc. and the Company
         10.57+**         -- Exclusive License Agreement [DHAC] dated November 27, 1996 between MGI Pharma, Inc. and the Company
         10.58**          -- Stock Purchase Agreement dated April 11, 1995 between Daniel Von Hoff and the Company
         10.59**          -- Stock Purchase Agreement dated April 11, 1995 between Alexander L. Weis and the Company
         10.60**          -- Stock Purchase Agreement dated April 11, 1995 between Richard L. Love and the Company
         10.61**          -- Stock Purchase Agreement dated April 11, 1995 between Charles A. Coltman, Jr. and the
                             Company
         10.62**          -- Promissory Note dated April 12, 1995 between Daniel Von Hoff and the Company
         10.63**          -- Promissory Note dated April 12, 1995 between Richard L. Love and the Company
         10.64**          -- Promissory Note dated April 12, 1995 between Charles A. Coltman, Jr. and the Company
         10.65**          -- Promissory Note dated April 12, 1995 between Alexander L. Weis and the Company
         10.66**          -- Ownership Restriction Agreement dated December 11, 1996 between MPILEX Management,
                             L.L.C., MPILEX Partners, L.P. and holders of units thereof.
         10.67**          -- Agreement of Limited Partnership of MPILEX Partners, L.P. among MPILEX Management,
                             L.L.C.
         10.68**          -- Regulations of MPILEX Management, L.L.C. dated December 1996.
         10.69+**         -- License Agreement dated December 11, 1996 between MPILEX Partners, L.P. and the Company
         11.1             -- Computation of Earnings Per Share
         23.1             -- Consent of Arthur Andersen LLP
         23.2*            -- Consent of Fulbright & Jaworski L.L.P. (included in 5.1)
         24.1**           -- Power of Attorney (included on signature page of initial filing of this Registration
                             Statement)
         27               -- Financial Data Schedule


---------------

 * To be filed by amendment.

** Previously filed.

 + Confidential treatment will be requested with respect to certain portions of this exhibit. Omitted portions will be filed separately with the Securities and Exchange Commission.

     (b) Financial Statement Schedules:

     All financial statement schedules, for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission, are not required under the related instructions, are inapplicable or information required is included in the financial statements and therefore have been omitted.

ITEM 17. UNDERTAKINGS.

     The Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 3 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas on January 31, 1997.


                                            ILEX ONCOLOGY, INC.

                                            By:     /s/ RICHARD L. LOVE
                                             ----------------------------------
                                                       Richard L. Love
                                                President and Chief Executive
                                                            Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                      SIGNATURE                                      TITLE                    DATE
                      ---------                                      -----                    ----
                 /s/  GARY V. WOODS*                     Director                       January 31, 1997
-----------------------------------------------------
                    Gary V. Woods

                 /s/ RICHARD L. LOVE                     President, Chief Executive     January 31, 1997
-----------------------------------------------------      Officer and Director
                   Richard L. Love                         (Principal Executive
                                                           Officer)

            /s/  ALEXANDER L. WEIS, Ph.D.*               Director                       January 31, 1997
-----------------------------------------------------
              Alexander L. Weis, Ph.D.

                 /s/  JAMES R. KOCH*                     Vice President and Chief       January 31, 1997
-----------------------------------------------------      Financial Officer
                    James R. Koch                          (Principal Financial and
                                                           Accounting Officer)

            /s/  DANIEL D. VON HOFF, M.D.*               Director                       January 31, 1997
-----------------------------------------------------
              Daniel D. Von Hoff, M.D.

                 /s/  JOHN L. CASSIS*                    Director                       January 31, 1997
-----------------------------------------------------
                   John L. Cassis

              /s/  A. DANA CALLOW, JR.*                  Director                       January 31, 1997
-----------------------------------------------------
                 A. Dana Callow, Jr.

             /s/  RUSKIN C. NORMAN, M.D.*                Director                       January 31, 1997
-----------------------------------------------------
               Ruskin C. Norman, M.D.

            /s/  JASON S. FISHERMAN, M.D.*               Director                       January 31, 1997
-----------------------------------------------------
              Jason S. Fisherman, M.D.

         /s/  JERRY R. MITCHELL, M.D., Ph.D.*                                           January 31, 1997
-----------------------------------------------------
           Jerry R. Mitchell, M.D., Ph.D.

              *By: /s/ RICHARD L. LOVE
 --------------------------------------------------
                   Richard L. Love
                 as Attorney-in-Fact

                                    EXHIBITS

     EXHIBIT NUMBER                       IDENTIFICATION OF EXHIBIT
     --------------                       -------------------------
         1.1*            -- Form of Underwriting Agreement
         3.1**           -- Amended and Restated Certificate of Incorporation of the
                            Company
         3.2**           -- Bylaws of the Company, as amended
         4.1*            -- Specimen of certificate representing Common Stock, $.01 par value, of the Company
         5.1*            -- Opinion of Fulbright & Jaworski L.L.P. regarding legality of the Common Stock being registered
        10.1**           -- Revolving Promissory Note dated November 18, 1994, in the original principal amount of $500,000, payable by the
                            Company to CTRC Research Foundation
        10.2**           -- Loan Agreement dated November 18, 1994 between the
                            Company and CTRC Research Foundation
        10.3**           -- Letter Agreement dated December 4, 1996 between the
                            Company and CTRC Research Foundation terminating the line
                            of credit
        10.4**           -- Assignment of Rights and Assets dated November 1994 from
                            CTRC Research Foundation to the Company
        10.5**           -- First Amendment to Assignment of Rights and Assets dated
                            September 1995 between ILEX Oncology, Inc. and CTRC
                            Research Foundation
        10.6**           -- Services Agreement dated November 18, 1994 between CTRC
                            Research Foundation and the Company
        10.7**           -- Covenant Not To Sue dated September 1995 between CTRC
                            Research Foundation and the Company
        10.8**           -- Office Lease dated October 1, 1994 between the Company
                            and CTRC Research Foundation
        10.9**           -- Lease Agreement dated October 1, 1994 between Texas
                            Research and Technology Foundation and the Company
        10.10**          -- Lease Agreement dated September 1, 1995 between CTRC
                            Research Foundation and the Company
        10.11**          -- Commercial Industrial Sublease Agreement between
                            TRTF/CTRCRF Building Corporation and the Company
        10.12**          -- Agreement dated November 1, 1994 [cGMP Plant] by and
                            among Texas Research and Technology Foundation, CTRC
                            Research Foundation, TRTF/CTRCRF Building Corporation and
                            the Company
        10.13+**         -- License Agreement [Piritrexim Isethionate] dated March
                            31, 1995 by and among Burroughs Wellcome Co., The
                            Wellcome Foundation Limited and the Company
        10.14+**         -- License Agreement [Oxypurinol] dated March 31, 1995 by
                            and among Burroughs Wellcome Co., The Wellcome Foundation
                            Limited and the Company
        10.15+**         -- License Agreement [Crisnatol Mesylate] dated November 1,
                            1993 by and among Burroughs Wellcome Co., The Wellcome
                            Foundation Limited and CTRC Research Foundation
        10.16+**         -- Amendment and Agreement with Respect to License Agreement
                            [crisnatol mesylate] dated October 5, 1996 amending
                            License Agreement dated November 1, 1993 by and among
                            Burroughs Wellcome Co., The Wellcome Foundation Limited
                            and CTRC Research Foundation

     EXHIBIT NUMBER                       IDENTIFICATION OF EXHIBIT
     --------------                       -------------------------
        10.17+**         -- License Agreement [Eflornithine] between ILEX Oncology,
                            Inc. and Marion Merrell Dow Inc. and its subsidiaries
                            Merrell Dow Pharmaceuticals Inc. and Marion Merrell Dow
                            France Et Cie
        10.18+**         -- Development and License Agreement [crisnatol mesylate]
                            dated October 11, 1996 by and among the Company and
                            Janssen Pharmaceutica, N.V.
        10.19+**         -- License Agreement [Farnesyl Transferase Inhibitors] dated
                            July 1, 1996 by and between Sother Limited and the
                            Company
        10.20+**         -- License Agreement [RP 60475] dated November 18, 1994
                            between Rhone-Poulenc Rorer S.A. and the Company
        10.21+**         -- Agreement dated November 25, 1996 between Hoffmann-La
                            Roche, Inc. and the Company [RO23-7553]
        10.22+**         -- License and Development Agreement [MGBG] dated October 1,
                            1992 between Sterling Winthrop Inc. and CTRC Research
                            Foundation
        10.23+**         -- Research Collaboration Agreement dated December 12, 1995 between CTRC Research Foundation and Sanofi
        10.24**          -- Consent, Acknowledgment and Waiver Agreement dated
                            September 1994 by and among CTRC Research Foundation,
                            Sterling Winthrop Inc. and the Company
        10.25+**         -- Drug Development Project Agreement
                            [4-hydroperoxycyclophosphamide] effective April 1, 1993
                            between CTRC Research Foundation and MGI Pharma, Inc.
        10.26**          -- Material Transfer Agreement [Dihydro-5-Azacytidine] dated
                            March 9, 1995 between the Company and the National
                            Institutes of Health
        10.27+**         -- Patent License Agreement--Exclusive [Methyl-Glyoxal
                            Bis-Guanylhydrazone] dated September 8, 1991 between the
                            National Institutes of Health and Cancer Therapy and
                            Research Center
        10.28**          -- Agreement for Services dated February 15, 1995 between
                            the Company and The University of Texas Health Science
                            Center at San Antonio
        10.29**          -- Agreement for Services effective September 20, 1994
                            between CTRC Research Foundation and The University of
                            Texas Health Science Center at San Antonio
        10.30**          -- Master Services Agreement (Preclinical Services) dated
                            June 11, 1996 by and between the Company and Lipitek
                            International, Inc.
        10.31**          -- Letter Agreement dated September 28, 1995 between Cross
                            Atlantic Partners K/S, Boston Capital Ventures III.
                            Limited Partnership, Rovent II Limited Partnership, CTRC
                            Research Foundation and the Company
        10.32**          -- Warrant for the purchase of shares of Common Stock dated
                            September 1995 between the Company and Vector Securities
                            International, Inc.
        10.33*           -- Warrant for the Purchase of shares of Common Stock dated
                            July 1996 between the Company and Chestnut Partners, Inc.
        10.34**          -- Institute for Drug Development Program Agreement dated
                            September 20, 1994 between CTRC Research Foundation and
                            The University of Texas Health Science Center at San
                            Antonio
        10.35**          -- Subordinated Option Agreement dated March 27, 1995
                            between CTRC Research Foundation and the Company
        10.36**          -- Employment Agreement dated November 2, 1994 between
                            Richard L. Love and the Company

     EXHIBIT NUMBER                       IDENTIFICATION OF EXHIBIT
     --------------                       -------------------------
        10.37**          -- Amendment to Employment Agreement dated April 4, 1995
                            between Richard L. Love and the Company
        10.38**          -- Amendment to Employment Agreement dated September 27,
                            1995 between Richard L. Love and the Company
        10.39**          -- Employment Agreement dated November 2, 1994 between
                            Alexander L. Weis, Ph.D. and the Company
        10.40**          -- Amendment to Employment Agreement dated April 10, 1995
                            between Alexander L. Weis, Ph.D. and the Company
        10.41**          -- Amendment to Employment Agreement dated September 27,
                            1995 between Alexander L. Weis, Ph.D. and the Company
        10.42**          -- Employment Agreement dated August 13, 1996 between James
                            R. Koch and the Company
        10.43**          -- Employment Agreement dated August 27, 1996 between Pedro
                            Santabarbara, M.D., Ph.D. and the Company
        10.44**          -- Letter Agreement dated November 2, 1994 between Alexander
                            L. Weis, Ph.D. and the Company
        10.45**          -- Consulting Services Agreement dated March 16, 1995
                            between the Company and Charles A. Coltman, Jr., M.D.
        10.46**          -- Consulting Services Agreement dated January 1, 1995
                            between the Company and Daniel Von Hoff, M.D.
        10.47**          -- 1995 Stock Option Plan for the Company
        10.48**          -- 1996 Non-Employee Director Stock Option Plan for the
                            Company
        10.49**          -- Form of Non-Employee Director Stock Option Agreement
        10.50**          -- Third Amended and Restated Registration Rights Agreement
                            between the Company, CTRC and the holders of the Series
                            B, C, D and E Preferred Stock
        10.51**          -- Convertible Preferred Stock Purchase Agreement dated
                            September 29, 1995 among the Company and the holders of
                            Series B Preferred Stock
        10.52**          -- Convertible Preferred Stock Purchase Agreement dated
                            December 11, 1996 between the Company and MPI
        10.53**          -- Convertible Preferred Stock Purchase Agreement dated
                            November 11, 1996 between the Company and Johnson &
                            Johnson Development Corporation
        10.54**          -- Convertible Preferred Stock Purchase Agreement dated as of July 22, 1996 among the Company and the holders of
                            Series C Preferred Stock
        10.55**          -- Form of Pledge Agreement between Cancer Therapy and
                            Research Center Endowment and each of Gary V. Woods,
                            Ruskin C. Norman, M.D. and Robert V. West, Jr., Ph.D.
        10.56+**         -- Exclusive License Agreement [Oxypurinol] dated November
                            27, 1996 between MGI Pharma, Inc. and the Company
        10.57+**         -- Exclusive License Agreement [DHAC] dated November 27,
                            1996 between MGI Pharma, Inc. and the Company
        10.58**          -- Stock Purchase Agreement dated April 11, 1995 between
                            Daniel Von Hoff and the Company
        10.59**          -- Stock Purchase Agreement dated April 11, 1995 between
                            Alexander L. Weis and the Company
        10.60**          -- Stock Purchase Agreement dated April 11, 1995 between
                            Richard L. Love and the Company

         10.61**          -- Stock Purchase Agreement dated April 11, 1995 between Charles A. Coltman, Jr. and the
                             Company
         10.62**          -- Promissory Note dated April 12, 1995 between Daniel Von Hoff and the Company
         10.63**          -- Promissory Note dated April 12, 1995 between Richard L. Love and the Company
         10.64**          -- Promissory Note dated April 12, 1995 between Charles A. Coltman, Jr. and the Company
         10.65**          -- Promissory Note dated April 12, 1995 between Alexander L. Weis and the Company
         10.66**          -- Ownership Restriction Agreement dated December 11, 1996 between MPILEX Management,
                             L.L.C., MPILEX Partners, L.P. and holders of units thereof.
         10.67**          -- Agreement of Limited Partnership of MPILEX Partners, L.P. among MPILEX Management,
                             L.L.C.
         10.68**          -- Regulations of MPILEX Management, L.L.C. dated December 1996.
         10.69+**         -- License Agreement dated December 11, 1996 between MPILEX Partners, L.P. and the Company
         11.1             -- Computation of Earnings Per Share
         23.1             -- Consent of Arthur Andersen LLP
         23.2*            -- Consent of Fulbright & Jaworski L.L.P. (included in 5.1)
         24.1**           -- Power of Attorney (included on signature page of initial filing of this Registration
                             Statement)
         27               -- Financial Data Schedule


---------------

 * To be filed by amendment.

** Previously filed.

 + Confidential treatment will be requested with respect to certain portions of this exhibit. Omitted portions will be filed separately with the Securities and Exchange Commission.